UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

GOODMAN GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of Goodman Global, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

68,938,590 shares of Common Stock; 5,207,319 options to purchase Common Stock; and restricted stock units with respect to 16,668 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 68,938,590 shares of Common Stock multiplied by $25.60 per share; (B) options to purchase 5,207,319 shares of Common Stock multiplied by $17.35 (which is the difference between $25.60 and the weighted average exercise price of $8.25 per share); and (C) restricted stock units with respect to 16,668 shares of Common Stock multiplied by $25.60 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$1,855,601,589

(5)	Total fee paid:

$56,966.97

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

The board of directors of Goodman Global, Inc. has approved a merger pursuant to which Goodman will be acquired by Chill Holdings, Inc., an entity controlled by private equity funds sponsored by Hellman & Friedman LLC.

If the merger is completed, holders of Goodman common stock will receive $25.60 in cash per share of Goodman common stock they own. The merger consideration will be paid without interest and reduced by any applicable tax withholding.

The board of directors of Goodman has, after careful consideration and based on a number of factors unanimously determined that the merger agreement and the merger are in the best interests of the holders of Goodman common stock and declared the merger agreement and the merger advisable. The board of directors of Goodman unanimously recommends that holders of Goodman’s common stock vote FOR the adoption of the merger agreement.

Holders of Goodman common stock will vote on the adoption of the merger agreement at a special meeting. The date, time and place of the special meeting to consider and vote upon the proposal to adopt the merger agreement is as follows:

                        , 2007

             a.m., local time

The proxy statement attached to this letter provides you with information about the special meeting, the merger and the merger agreement. We encourage you to read the entire proxy statement carefully.

Your vote is very important. You should know that certain of our stockholders who collectively held, as of                         , 2007, the record date for the special meeting, more than a majority of Goodman’s outstanding capital stock entitled to vote at the special meeting have entered into voting agreements pursuant to which they have agreed, among other things, to vote all of their shares of Goodman common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement. The votes collectively held by these stockholders are sufficient to adopt the merger agreement and the transactions contemplated thereby. Whether or not you plan to attend the special meeting, if you are a holder of Goodman common stock, please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us. If your shares of Goodman common stock are held in “street name,” you must instruct your broker or bank how to vote your shares.

Charles A. Carroll
President and Chief
Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                         , 2007, and is first being mailed to holders of Goodman common stock on or about                         , 2007.

GOODMAN GLOBAL, INC.

5151 San Felipe, Suite 500

Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         , 2007

To the Stockholders of Goodman Global, Inc.:

A special meeting of stockholders of Goodman Global, Inc., a Delaware corporation, will be held on                     ,     , 2007 at              a.m., local time, at                     , for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 21, 2007, among Chill Holdings, Inc., a Delaware corporation controlled by private equity funds sponsored by Hellman & Friedman LLC, Chill Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Chill Holdings, Inc., and Goodman, pursuant to which each outstanding share of Goodman common stock will be converted into the right to receive $25.60 in cash without interest, less any applicable tax withholding; and

2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors of Goodman has fixed the close of business on                         , 2007 as the record date for the determination of holders of common stock entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, Goodman had              shares of common stock outstanding and entitled to vote. Holders of Goodman’s common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

YOUR VOTE IS IMPORTANT

If you fail to return your Goodman proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Goodman special meeting but will effectively be counted as a vote against adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Goodman common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. You should know that certain of our stockholders who collectively held, as of                         , 2007, the record date for the special meeting, more than a majority of Goodman’s outstanding capital stock entitled to vote at the special meeting have entered into voting agreements pursuant to which they have agreed, among other things, to vote all of their shares of Goodman common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement. The votes collectively held by these stockholders are sufficient to adopt the merger agreement and the transactions contemplated thereby.

By order of the Board of Directors,

Ben D. Campbell
Executive Vice President,
Secretary and General Counsel

Houston, Texas,                     , 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND OUR SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of common stock of Goodman Global, Inc. For important additional information please refer to the more detailed discussion contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement. See “Where You Can Find More Information.”

In this proxy statement, the terms “Goodman”, “Company”, “we”, “our”, “ours” and “us” refer to Goodman Global, Inc. and its subsidiaries, unless otherwise indicated by the context.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Goodman by Chill Holdings, Inc., a Delaware corporation (“Parent”) formed and controlled by private equity funds sponsored by Hellman & Friedman LLC (“H&F”), pursuant to an Agreement and Plan of Merger, dated as of October 21, 2007 (the “merger agreement”), among Goodman, Parent and Chill Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Once the merger agreement has been adopted by Goodman’s common stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Goodman (the “merger”). Goodman will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger for my Goodman common stock?

A:	Upon consummation of the merger, for each share of Goodman common stock you own, you will receive $25.60 in cash without interest, less applicable withholding tax, if any. We refer to such amount in this proxy statement as the “merger consideration.” After the merger is consummated, you will not own any shares or other equity interest in the surviving corporation or Goodman. If you properly elect to exercise dissenters rights, you will not receive the merger consideration. See “Appraisal Rights.”

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. The merger cannot be completed until all closing conditions have been satisfied or waived and Parent completes its financing for the merger. Although we currently expect the merger to be completed in the first quarter of 2008, we cannot predict the exact timing of the effective time of the merger or whether the merger will be consummated because the merger is subject to conditions which are not within our control, such as expiration of waiting periods or grants of approvals under competition laws in the United States and possibly certain other jurisdictions. The merger agreement may be terminated by either party if the merger is not consummated by March 31, 2008, subject to a brief extension in limited circumstances where Parent has begun, but not completed, the marketing efforts for its debt financing prior to March 31, 2008. Please see “The Merger Agreement and Voting Agreements—Termination of the Merger Agreement.” The entire time period may be required to satisfy all closing conditions.

Q:	What conditions are required to be fulfilled to complete the merger?

A:

We and Parent are not required to complete the merger if certain specified conditions are not satisfied or waived. These conditions include, among others (1) adoption of the merger agreement by the holders of our common stock at the special meeting, (2) absence of any injunction prohibiting consummation of the merger, (3) receipt of regulatory approvals or expiration of required waiting periods, (4) the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to the materiality standards set forth in the merger agreement, (5) compliance by us with our obligations under the merger agreement in all material respects, including certain covenants that restrict our ability to conduct our business and (6) the realization by us and our subsidiaries, on a consolidated basis, of a minimum $255 million in EBITDA (as defined in the merger agreement) for the fiscal year ended December 31, 2007. There can be no assurance that these or the other conditions to consummation of the merger will be satisfied or waived. For a more complete summary of conditions that must be satisfied or waived prior to the effective time of the merger, see “The Merger Agreement and Voting Agreements—Conditions to the Merger.” Consummation of the merger is not subject to a condition that Parent receive its financing; however, if Parent’s financing commitments are terminated or not fulfilled and Parent is unable to find alternative financing arrangements, Parent may not be able to consummate the merger. In that circumstance, Parent is permitted to terminate the merger agreement and pay us a termination fee of $75 million plus $5 million of expenses. For a more completed summary of the termination fees and reimbursement of expenses provisions in the merger agreement, see “The Merger Agreement and Voting Agreements—Termination Fees and Expenses.”

Q:	What if the proposed merger is not completed?

A:	It is possible that the proposed merger will not be completed. The merger will not be completed if all closing conditions are not satisfied or waived. If the merger is not completed, Goodman will remain an independent public company, and shares of Goodman’s common stock will continue to be listed and traded on the NYSE. Under specified circumstances, if the merger is not completed we may be required to pay Parent a termination fee, or Parent may be required to pay to us a termination fee and reimburse our expenses as described under the caption “The Merger Agreement and Voting Agreements—Termination Fees and Expenses.”

Q:	Where and when is the special meeting?

A:	The special meeting will take place at , on , , 2007, at a.m., local time.

Q:	Who is eligible to vote?

A:	All holders of record of our common stock on the close of business on , 2007 will be eligible to vote.

Q:	What will happen in the merger to stock options and restricted stock awards that have been granted to employees, officers and directors of Goodman?

A:	The merger agreement provides that all outstanding stock options issued pursuant to Goodman’s equity plans, whether or not vested, will, as of the effective time of the merger, become fully vested and thereafter represent the right to receive an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option (other than in the case of certain options held by members of our senior management who have agreed to exchange a portion of their vested options for new vested options in Parent). The merger agreement also provides that the restrictions applicable to each outstanding share of our restricted stock will lapse and, at the effective time of the merger, each share of our restricted stock outstanding will become fully vested and convert into the right to receive the merger consideration.

Q:	What are the interests of the members of Goodman’s Board of Directors and executive officers in the merger?

A:	Members of our board of directors and our executive officers have interests in the merger that are different from yours, including the accelerated vesting of all unvested stock options and restricted stock awards, as well as other interests described in this proxy statement. We encourage you to review the section entitled “The Merger —Interests of Certain Persons in the Merger” for a full discussion of their interests.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our common stockholders.

Q:	What vote is needed to adopt the merger agreement?

A:	The affirmative vote of holders representing at least a majority of the outstanding shares of our common stock is required to adopt the merger agreement. An entity controlled by Apollo Management V, L.P., referred to as “Apollo,” and the trusts for the benefit of members of the Goodman family have entered into voting agreements with Parent, pursuant to which they have agreed to vote the shares of our common stock that they own on the record date for the special meeting in favor of approval of the merger and the adoption and approval of the merger agreement. On the record date for the special meeting, these stockholders beneficially owned shares of our common stock representing in the aggregate approximately 53.6 % of our outstanding common stock entitled to vote at the special meeting. The obligations under the voting agreements terminate upon the earliest to occur of the following: (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms, and (3) March 31, 2008 or such later date as the termination date of the merger agreement may be extended in accordance with its terms. See “The Merger Agreement and Voting Agreements.”

Q:	How does the Goodman board of directors recommend that I vote?

A:	Our board of directors, after careful consideration and based on a number of factors has unanimously determined that the merger agreement and the merger are in the best interests of holders of Goodman common stock, declared that the merger agreement and the merger are advisable and unanimously recommends that you vote FOR adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card and do not vote in person at the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, because adoption of the merger agreement requires the affirmative vote of holders representing a majority of Goodman outstanding shares of common stock, the failure to return your proxy card or vote in person at the special meeting will have the same effect as voting against the adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If you are the record holder of your shares, you may attend the special meeting and vote your shares of common stock in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote your shares in person. Even if you plan to attend the special meeting, we encourage you to sign and deliver a proxy card, which will not prevent you from attending the meeting and voting your shares in person.

Q:	May I change my vote after I have submitted my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Goodman stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares of our common stock are voted.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted. Because adoption of the merger agreement requires the affirmative vote of holders representing a majority of Goodman’s outstanding shares of common stock, failure to instruct your broker will have the same effect as a vote against adoption of the merger agreement.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because holders of Goodman common stock holding at least a majority of Goodman common stock outstanding on the record date must vote FOR the adoption of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the adoption of the merger agreement.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse holders of common stock who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Should I send in my Goodman stock certificates with my proxy card?

A:	No. After the merger is completed, you will receive written instructions for delivering your common stock certificates and exchanging your shares of our common stock for the merger consideration.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Yes. If the merger is completed, holders of our common stock who do not vote in favor of adoption of the merger agreement and who otherwise comply with the requirements of Delaware law are entitled to appraisal rights under the General Corporation Law of the State of Delaware if they meet certain conditions. See “The Merger—Appraisal Rights.”

Q:	Will I owe taxes as a result of the merger?

A:

The merger will be a taxable transaction for U.S. federal income tax purposes (and also may be taxed under applicable foreign, state and local tax laws). In general, for U.S. federal income tax purposes, U.S. holders will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of Goodman common stock and (2) the tax basis of your shares of Goodman common stock. Please refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on the specific tax consequences of the merger to you.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Richard Bajenski, our investor relations contact, at the address or telephone number below. If your broker or bank holds your shares, you should also call your broker or bank for additional information.

Richard Bajenski

5151 San Felipe, Suite 500

Houston, Texas 77056

(713) 263-5059

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Page
APPENDICES

Agreement and Plan of Merger	Appendix A

Goodman Family Voting Agreement	Appendix B

Apollo Voting Agreement	Appendix C

Opinion of Goldman, Sachs & Co	Appendix D

Opinion of J.P. Morgan Securities Inc.	Appendix E

Section 262 of the General Corporation Law of the State of Delaware—Appraisal Rights	Appendix F

iii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the merger agreement and transactions contemplated by the merger agreement, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety as it is the legal document that governs the merger.

The Parties (see page 11)

Goodman Global, Inc.

Goodman Global, Inc. is the second largest domestic manufacturer of heating, ventilation and air conditioning products for residential and light commercial use based on unit sales. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of heating, ventilation, and air conditioning, referred to as HVAC, and related products. Our products are predominantly marketed under the Goodman® and Amana® brand names. We sell our products through a North American distribution network with more than 800 total distribution points comprised of 151 company-operated distribution centers and more than 175 primarily exclusive independent distributors selling our products in more than 680 of their locations. Our company-operated distribution centers are located in key states such as Texas, California, Arizona, Nevada and Florida. Goodman had 2006 sales of approximately $1.79 billion.

Chill Holdings, Inc.

Chill Holdings, Inc. (referred to as Parent), an entity controlled by private equity funds sponsored by Hellman & Friedman LLC, referred to as H&F, was formed on October 12, 2007 for the sole purpose of acquiring Goodman. H&F is a leading private equity investment firm with offices in San Francisco, New York and London. H&F focuses on investing in superior business franchises and serving as a value-added partner to management in select industries, including business services, asset management, information services, media, energy and healthcare. Since its founding in 1984, H&F has raised and, through its affiliated funds, managed over $16 billion of committed capital.

Chill Acquisition, Inc.

Chill Acquisition, Inc., referred to as Merger Sub, was formed on October 15, 2007 for the sole purpose of merging with and into Goodman. Merger Sub has no operations and is a wholly-owned subsidiary of Parent.

The Merger (see page 15)

Parent has agreed to acquire Goodman pursuant to the merger agreement described in this proxy statement. Under the terms of the merger agreement, Merger Sub will be merged with and into Goodman, with Goodman continuing its existence as the surviving corporation and a wholly-owned subsidiary of Parent after the merger. The merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (see page 15)

If the merger is completed, for each share of Goodman common stock you own, you will receive $25.60 in cash, less any applicable tax withholding. We refer to this amount in this proxy statement as the “merger consideration.”

After the merger is completed, you will have the right to receive the merger consideration (unless you elect to exercise appraisal rights as described below) but you will no longer have any rights as a Goodman stockholder. You will receive the merger consideration with respect to your shares of common stock after exchanging your Goodman common stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. Do not send your stock certificates with your proxy. You should retain them until the effective time of the merger after which you will receive a transmittal letter and instructions where to send your certificates.

Treatment of Stock Options and Restricted Stock Awards (see page 49)

We are permitted and intend to take such actions as are necessary to cause all stock options to purchase shares of Goodman common stock under the 2004 Stock Option Plan and the 2006 Incentive Award Plan of the Company that are outstanding and unexercised at the effective time of the merger, whether or not exercisable, as of the effective time of the merger to become fully vested and converted into the right to receive an amount in cash at the effective time of the merger equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by the excess, if any, of the merger consideration over the exercise price per share of common stock under such option, less any amounts required to be withheld or deducted under applicable tax laws (other than in the case of certain options held by members of our senior management who have agreed to exchange a portion of their vested Goodman options for new vested options in Parent). In addition, pursuant to the merger agreement, immediately prior to the effective time of the merger, each outstanding share of our restricted stock under the 2006 Incentive Award Plan will vest in full and be converted into the right to receive the merger consideration at the effective time of the merger, less any amounts required to be withheld or deducted under applicable tax laws.

Market Price and Dividend Data (see page 67)

Our common stock is listed on the New York Stock Exchange under the symbol “GGL.” On October 19, 2007, the last full trading day prior to the public announcement of the entry into the merger agreement, our common stock closed at $21.84 per share. On                     , 2007, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $    .

Recommendation of the Board of Directors (see page 21)

Our board of directors has unanimously:

•	determined that the merger agreement and the merger are advisable and fair to and in the best interests of the holders of Goodman common stock;

•	approved the merger agreement and merger; and

•	recommended that holders of our common stock vote FOR the adoption of the merger agreement.

The board of directors, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the terms and conditions of the merger agreement with Parent and Merger Sub. In reaching its decision, our board of directors considered a variety of business, financial and market factors and consulted with our management team, as well. See “Recommendation of the Board of Directors and Their Reasons for the Merger.”

Opinions of Financial Advisors (see pages 25 and 31)

Opinions of Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. separately acted as our financial advisors in connection with the merger, and each delivered its respective opinion to our board of directors that, as of October 21, 2007 and based upon and subject to the factors and assumptions set forth in such opinion, the $25.60 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinions delivered by each of Goldman Sachs and JPMorgan are limited solely to the fairness, from a financial point of view to the holders of our common stock of the $25.60 per share in cash to be received by such holders pursuant to the merger agreement.

The full text of the written opinions of Goldman Sachs and JPMorgan, each dated October 21, 2007, each of which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the respective opinion, are attached as Appendices D and E, respectively, and are incorporated by reference in their entirety into this proxy statement. We urge you to read these opinions carefully and in their entirety. Our financial advisors provided their opinions for the information and assistance of our board of directors in connection with its consideration of the Agreement and Plan of Merger, dated as of October 21, 2007. Neither the Goldman Sachs nor the JPMorgan opinion is a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter. Pursuant to separate engagement letters in each case, we have agreed to pay Goldman Sachs a transaction fee of approximately $11,500,000 and JPMorgan a transaction fee of approximately $11,500,000, in each case payable upon completion of the merger.

The Special Meeting of Goodman Common Stockholders (see page 12)

Time, Date and Place. A special meeting of our common stockholders will be held on                     ,     , 2007, at                      at             a.m., local time.

Purpose. You will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Goodman, and each outstanding share of our common stock (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive the merger consideration.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment of the special meeting.

Stockholders Entitled to Vote. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on                         , 2007, the record date for the special meeting. You may cast one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, there were              shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Abstaining will have the same effect as a vote against the proposal to adopt the merger agreement but will be counted in determining whether a quorum is present at the special meeting.

An entity controlled by Apollo and trusts for the benefit of members of the Goodman family have entered into voting agreements with Parent, pursuant to which they have agreed to vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement. Stockholders who are parties to the voting agreements beneficially owned shares of common stock representing in the aggregate approximately 53.6 % of our outstanding common stock entitled to vote at the special meeting on the record date, which is a sufficient amount to approve the adoption of the merger agreement and approve the merger. The obligations under the voting agreements terminate in certain circumstances, including if the merger agreement is terminated in accordance with its terms.

Your vote is very important. You are encouraged to vote as soon as possible by returning the enclosed proxy card. If you do not indicate how your shares of Goodman common stock should be voted, the shares represented by your properly completed proxy will be voted as the Goodman board of directors recommends, which in the case of the proposal to adopt the merger agreement means FOR the proposal.

Share Ownership of Directors and Officers (see page 68)

On the record date for the special meeting, the directors and officers of Goodman and their affiliates beneficially owned approximately              shares of Goodman common stock, collectively representing approximately     % of the shares of common stock outstanding and entitled to vote at the special meeting. Of these shares, approximately              (or     % of the outstanding shares of Goodman common stock) are subject to voting agreements requiring them to vote in favor of the adoption of the merger agreement. The directors of Goodman have each indicated that they expect to vote for the proposal to adopt the merger agreement.

Interests of Certain Persons in the Merger (see page 35)

When considering the recommendation by our board of directors in favor of the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	the right to payment by us of reasonable and customary legal fees of our executive officers in connection with the merger;

•	certain indemnification arrangements and insurance policies for our directors and officers will be continued for six years by the surviving corporation if the merger is completed;

•	certain directors hold restricted stock awards that will be accelerated and will vest immediately prior to consummation of the merger;

•

all stock options outstanding at the effective time of the merger, whether or not vested and including those held by our executive officers and directors will be cancelled and converted into the right to receive cash equal to the excess, if any, of the merger consideration over the exercise price per share under such stock option, less any applicable withholding taxes (other than in the case of certain options held by members of our senior management who have agreed to exchange a portion of their Goodman options for new equity in Parent);

•

certain of our current executive officers have been offered continued employment with the surviving corporation after the effective time of the merger in substantially similar employment positions with the surviving corporation and will enter into new employment agreements and equity compensation arrangements pursuant to which it is anticipated that our executive officers, as well as certain other members of senior management, will be granted new options over Parent stock, in the aggregate not to exceed 5% of the fully-diluted common equity of Parent;

•

certain members of senior management have agreed to invest a portion of their existing equity in the Company into new equity interests in Parent at the same price per share as H&F is paying under the merger agreement;

•

additional members of senior management, including our named executive officers, will be provided with the opportunity to invest additional shares of our common stock or additional options over our common stock into Parent equity and/or to purchase additional shares of Parent equity, in each case at the same price per share as H&F is paying under the merger agreement;

•

our executive officers as well as certain other employees will be eligible for a transaction bonus of 75% of their current base salary and an equity rollover incentive payment of 100% of their current base salary in exchange for their agreement to roll over certain of our equity into new Parent equity; and

•

we will approve amendments to the employment or severance agreements, as applicable, of certain executive officers, which provide severance benefits in the event of the executive officer’s termination of employment without “cause” or resignation for “good reason.”

Material United States Federal Income Tax Consequences (see page 44)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you under U.S. federal income tax laws. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. Such gain or loss will be capital gain or loss if you held your shares as capital assets, and will be long term capital gain or loss if you have held your shares for more than one year as of the date of the merger. If you are a U.S. holder of compensatory stock options or unvested or unissued restricted stock awards (for which you did not make a timely election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to Goodman common stock, in each case granted in connection with the performance of services to Goodman, you will recognize ordinary income equal to the amount of the cash payment, if any, that you receive upon vesting and/or cancellation of such compensatory stock options or restricted stock awards, as applicable. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Please refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Matters (see page 46)

In connection with the merger we and Parent have each agreed to, among other things, promptly make our respective antitrust filings and any other required antitrust submissions under the Hart-Scott-Rodino Act (the “HSR Act”), and to use our reasonable best efforts to take promptly all actions necessary to complete the merger and the other transactions contemplated by the merger agreement.

United States

Under the HSR Act, the merger may not be completed until notifications have been given to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Goodman and Parent each made the required HSR Act filing on November 7, 2007. On November 19, 2007, we were notified orally by the Federal Trade Commission that our request for early termination of the waiting period under the HSR Act was granted.

Florida Office of Insurance Regulation

The merger also requires notice and an application to, and approval from, the Florida Office of Insurance Regulation. Receipt of this approval is not a condition to closing under the merger agreement.

Procedure for Receiving Merger Consideration (see page 50)

Immediately prior to the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or book-entry shares in exchange for the merger consideration. Please do not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Limitations on Changes in Recommendation (see page 56)

The merger agreement restricts our ability to solicit, engage in or encourage discussions or negotiations with third parties regarding specified alternative transactions involving the Company and its subsidiaries, and our ability to provide information about the Company to third parties. Notwithstanding these restrictions, under limited circumstances specified in the merger agreement in order to permit our board of directors to comply with its fiduciary duties, our board may, among other things, respond to an alternative acquisition proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying a termination fee.

Conditions to Completion of the Merger (see page 62)

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger agreement by our shareholders;

•	the absence of laws, governmental judgments or orders having the effect of enjoining or prohibiting the consummation of the merger;

•	the expiration or termination of the waiting period under the HSR Act and the antitrust laws of any other applicable jurisdiction;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to the materiality standards set forth in the merger agreement;

•	performance by each of the parties of all of their obligations in all material respects under the merger agreement; and

•	realization by the Company and its subsidiaries, on a consolidated basis, of not less than $255 million in EBITDA, as defined in the merger agreement, for the fiscal year ended December 31, 2007.

Termination of the Merger Agreement (see page 63)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Goodman and Parent;

•	by either Goodman or Parent on notice to the other:

•

if the effective time of the merger has not occurred on or before March 31, 2008, or in the event that the marketing period for Parent’s financing begins, but does not end, by March 31, 2008, one business day after the last day of the marketing period;

•	if a final, non-appealable injunction prohibits the merger;

•	if the holders of our common stock do not adopt the merger agreement at the special meeting or an adjournment thereof; or

•

there is a breach by the non-terminating party of any representation, warranty, covenant or other agreement in the merger agreement such that the terminating party’s closing conditions would not be satisfied, which breach cannot be cured by the end date, and the party seeking termination gives the non-terminating party 30 days’ prior written notice.

•	by Goodman on notice to Parent:

•

if all the conditions to Parent’s obligations to complete the merger have been satisfied on the final day of the marketing period for Parent’s financing and Parent and Merger Sub have not received the proceeds of Parent’s debt financing or equity financing; or

•

if, before the approval of the merger agreement by the holders of our common stock, our board of directors approves or recommends a superior proposal and we have paid the required termination fee to Parent.

•	by Parent on notice to the Company:

•

if our board of directors makes or resolves to make a withdrawal, modification or qualification to its recommendation that our common stockholders approve and adopt the merger agreement and the merger;

•

if our board of directors fails to recommend against a tender offer or exchange offer constituting an alternative proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act except as permitted under the merger agreement; or

•	if our board of directors recommends or approves any alternative proposal.

If the merger agreement is terminated, the merger will not occur.

Fees and Expenses; Remedies (see page 64)

Under the merger agreement we have agreed to pay Parent a termination fee of $55.7 million if:

•	prior to obtaining stockholder approval for the merger agreement, we terminate the merger agreement because our board of directors approves or recommends a superior proposal;

•

Parent terminates the merger agreement because our board of directors (1) changes or resolves to change its recommendation that our common stockholders approve and adopt the merger agreement and the merger, (2) fails to recommend against a tender or exchange offer constituting an alternative proposal, except as permitted under the merger agreement, or (3) recommends to our stockholders or approves any alternative proposal; or

•

the merger agreement is terminated by either party due to the failure to obtain the approval of our stockholders of the merger or due to the end date of the merger agreement being reached without completion of the merger, or by Parent due to our material breach under the circumstances described in the merger agreement, and in each case an alternative proposal was pending before the event giving rise to the right of termination, and within 9 months following termination we enter into or complete a transaction constituting an alternative proposal.

Our payment of the termination fee described above in accordance with the merger agreement to Parent will be Parent’s sole and exclusive remedy against us for failure to consummate the merger except in the case of willful breach or fraud. In the event of our willful breach or fraud, Parent, in addition to the termination fee provided under the merger agreement and to seeking specific performance of the merger agreement, may seek damages from us up to a maximum amount of $139.2 million (including the termination fee).

Parent has agreed to pay us a termination fee of $75 million plus $5 million in reimbursement of expenses incurred by us if we terminate the merger agreement and elect to receive such termination payments in circumstances where all the conditions to Parent’s obligations to complete the merger were satisfied on the final day of the marketing period for Parent’s debt financing and Parent and Merger Sub have not received the proceeds from the debt financing or equity financing. If we elect to receive such termination payments, payment of such termination payments is our sole and exclusive remedy against Parent for the failure to consummate the merger. Alternatively, in lieu of these termination payments, we may elect to sue for damages arising out of Parent’s willful breach of the merger agreement or fraud in an amount not to exceed $139.2 million, in the aggregate.

In addition to Parent’s other remedies, Parent is entitled to specific performance with respect to the obligations of the Company. The Company is not entitled to seek specific performance with respect to the obligations of Parent and Merger Sub, including an injunction to prevent breaches of the merger agreement by Parent and Merger Sub.

Except as described above, each party to the merger agreement will pay its own expenses related to entering into and carrying out the merger agreement.

Financing (see page 61)

•

Equity Financing. Parent has received an equity commitment letter from the Equity Investors (as defined in this proxy statement) pursuant to which, and subject to the conditions contained therein, the Equity Investors have committed to make a capital contribution of up to $1.256 billion to Parent in connection with the completion of the merger.

•

Debt Financing. Parent received senior secured debt financing commitments on October 21, 2007 from Barclays Bank PLC, Calyon New York Branch, General Electric Capital Corporation, GE Capital Markets, Inc. and GSO Capital Partners LP, on behalf of one or more funds managed by it, and senior subordinated debt financing commitments on October 21, 2007 from GSO Capital Funding, LLC and Farallon Funding L.L.C. Pursuant to the debt financing commitments, and subject to their terms and conditions, such financial institutions have committed to provide debt financing in an aggregate amount of up to $1.6 billion.

Voting Agreements (see page 65)

Simultaneously with the execution and delivery of the merger agreement, an Apollo-affiliated stockholder and trusts for the benefit of members of the Goodman family entered into voting agreements with Parent, pursuant to which they have agreed to appear at the meeting of stockholders or cause their votes to be counted as present at the meeting for purposes of establishing a quorum and to vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement. The entities entering into these voting agreements with Parent also agreed, among other things, not to solicit, knowingly encourage or negotiate any alternative proposal involving Goodman, unless Goodman is permitted to engage, and is engaging, in discussions or negotiations regarding an alternative proposal pursuant to the merger agreement. Stockholders who are parties to the voting agreements beneficially owned an aggregate of approximately 53.6% of our outstanding common stock as of the record date. The obligations under the voting agreements terminate in certain circumstances, including in the event the merger agreement is terminated in accordance with its terms. See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Limited Guarantee (see page 35)

In connection with the Merger Agreement, Hellman & Friedman Capital Partners VI, L.P., a private equity fund sponsored by H&F, entered into a limited guarantee for the benefit of the Company, pursuant to which Hellman & Friedman Capital Partners VI, L.P., agreed to guarantee the obligations of Parent for any termination fee payable or damages owed by Parent to the Company under the merger agreement up to a maximum amount of $139.2 million. The Company’s recourse against the guarantor and its related parties is limited to $139.2 million and the limited guarantee is the sole recourse against such parties.

Appraisal Rights (see page 41)

Subject to compliance with the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware, referred to as the DGCL, holders of our common stock will be entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Shares of our common stock held of record by a holder who does not vote in favor of the adoption of the merger agreement and who has delivered a written demand for appraisal of such shares in accordance with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws his or her right to appraisal and payment under Delaware law. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of appraisal rights. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix F.

FORWARD-LOOKING INFORMATION

Certain information set forth in this proxy statement contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the expected consummation and timing of the merger and other information related to the merger, our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. We believe the following factors would cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to satisfy the conditions to consummate the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees; and

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger.

For additional discussion of these and other factors, risks and uncertainties, see our reports and documents filed with the SEC (see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER

Goodman Global, Inc.

Goodman Global, Inc. is the second largest domestic manufacturer of heating, ventilation and air conditioning products for residential and light commercial use based on unit sales. Our activities include engineering, manufacturing, assembling, marketing and distributing an extensive line of HVAC and related products. Our products are predominantly marketed under the Goodman® and Amana® brand names. We sell our products through a North American distribution network with more than 800 total distribution points comprised of 151 company-operated distribution centers and more than 175 primarily exclusive independent distributors selling our products in more than 680 of their locations. Our company-operated distribution centers are located in key states such as Texas, California, Arizona, Nevada and Florida. Goodman had 2006 sales of approximately $1.79 billion.

We are a corporation incorporated under the laws of the State of Delaware. Our executive offices are located at, and our mailing address is, 5151 San Felipe, Suite 500, Houston, Texas 77056, and our telephone number at that address is (713) 861-2500.

Chill Holdings, Inc.

Chill Holdings, Inc. (referred to as Parent), an entity controlled by private equity funds sponsored by H&F, was formed on October 12, 2007 for the sole purpose of acquiring Goodman. H&F is a leading private equity investment firm with offices in San Francisco, New York and London. H&F focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including business services, asset management, information services, media, energy and healthcare. Since its founding in 1984, H&F has raised and, through its affiliated funds, managed over $16 billion of committed capital.

Parent is a corporation incorporated under the laws of the State of Delaware. The executive offices are located at, and the mailing address is, c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111, and the telephone number at that address is (415) 788-5111.

Chill Acquisition, Inc.

Chill Acquisition, Inc., referred to as Merger Sub, was formed on October 15, 2007 for the sole purpose of merging with and into Goodman. Merger Sub has no operations and is a wholly-owned subsidiary of Parent.

Merger Sub is a corporation incorporated under the laws of the State of Delaware. The executive offices are located at, and the mailing address is, c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, CA 94111, and the telephone number at that address is (415) 788-5111.

THE SPECIAL MEETING

We are furnishing this proxy statement to holders of our common stock as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at                      at             a.m., local time, on                     ,     , 2007 or any postponement or adjournment thereof.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to consider and vote upon a proposal to adopt the merger agreement. Our board of directors, after careful consideration and based on a number of factors has unanimously determined that the merger agreement and the merger are advisable and fair to and in the best interests of our common stockholders. Our board of directors unanimously recommends that our common stockholders vote FOR the adoption of the merger agreement.

Shareholders Entitled to Vote

Only holders of record of our common stock at the close of business on                         , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,             shares of our common stock were issued and outstanding. We had holders of record as of                         , 2007.

Required Vote; Quorum

The adoption of the merger agreement requires the affirmative vote of the holders representing a majority of the shares of our common stock outstanding on the record date. Therefore, if a holder of our common stock abstains from voting on this proposal or is not present, either in person or represented by proxy, at the special meeting, the abstention or absence will effectively count as a vote against the adoption of the merger agreement. In addition, broker non-votes will effectively count as a vote against the adoption of the merger agreement.

A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or represented by proxy. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. No notice need be given if the time and place of any adjournment meeting are announced at the meeting at which adjournment is taken. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally adjourned. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Simultaneously with the execution and delivery of the merger agreement, entities controlled by Apollo and the Goodman family entered into voting agreements with Parent, pursuant to which they agreed to appear at the meeting of stockholders or cause their votes to be counted as present at the meeting for purposes of establishing a quorum and vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement. Stockholders who are parties to the voting agreement beneficially owned shares of common stock representing in the aggregate approximately 53.6% of our outstanding common stock entitled to vote at the special meeting on the record date, which is a sufficient amount to have a quorum present to approve the adoption of the merger agreement and to approve the merger. See “The Merger Agreement and Voting Agreements—The Voting Agreements.”

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. All proxies must be filed with the Secretary of the Company before or at the beginning of each meeting in order to be counted in any vote at the meeting. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not properly execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a common stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

We agreed in the merger agreement that, without the consent of Parent, we would not bring any matter (other than procedural matters) before the special meeting other than the proposals to adopt the merger agreement. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

You should not send any stock certificates with your proxy. A letter of transmittal with instructions for the surrender of common stock certificates will be mailed to you as soon as practicable after completion of the merger.

Revocability of Proxies

A holder of our common stock may revoke a proxy at any time prior to its exercise by:

•	filing with our secretary at our principal executive offices a duly executed revocation of proxy;

•	submitting a duly executed proxy to our secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Shares Held in “Street Name”

If your shares of Goodman common stock are held in an account at a bank, broker or other nominee and you wish to vote, you must return your voting instructions to the bank, broker or other nominee.

If you own shares of Goodman common stock through a bank, broker or other nominee and attend the Goodman special meeting, you should bring a letter from your bank, broker or other nominee identifying you as the beneficial owner of such shares of Goodman common stock and authorizing you to vote.

Your broker will NOT vote your shares of Goodman common stock held in “street name” unless you instruct your broker how to vote. Such failure to vote will have the same effect as a vote AGAINST adoption of the merger agreement. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your shares of Goodman common stock.

Adjournments or Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies in favor of adoption of the merger agreement. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting; provided that, if the adjournment is for more than 30 days, or if after the adjournment our board of directors fixes a new record date for the meeting, a notice of the adjourned meeting must be given to each common stockholder entitled to vote at the meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting and entitled to vote thereat may adjourn the special meeting. Any properly executed proxy received by Goodman that is voted for the merger proposal or that has no voting instructions will be voted in favor of an adjournment in these circumstances. However, no proxy that is voted against the proposal to adopt the merger agreement will be voted in favor of adjournment of the special meeting for purposes of soliciting additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. The directors and officers and employees of Goodman may, without additional compensation, solicit proxies for common stockholders by mail, telephone, facsimile or in person.

You should send in your proxy by mail without delay. We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

THE MERGER

The following discussion summarizes the material terms of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the merger agreement attached hereto as Appendix A carefully for a more complete understanding of the merger.

Background of the Merger

Goodman’s board of directors has regularly considered various strategic alternatives to enhance shareholder value. On April 24, 2007, as part of a succession planning discussion during a regularly scheduled meeting of Goodman’s board of directors, Charles A. Carroll, Goodman’s President and Chief Executive Officer, indicated to the board that he was considering retiring as Chief Executive Officer within the coming year, possibly by early 2008. Due to, among other things, Mr. Carroll’s stated intention to retire, and consistent with the board’s ongoing evaluation of Goodman’s business, industry and strategic direction (including the state of the HVAC market), the board again reviewed its various strategic alternatives, including, among others, continued operation on a standalone basis under a new chief executive officer after Mr. Carroll’s departure, potential business combinations, stock repurchases and other potential transactions that could result in a change of control of Goodman. Thereafter, Laurence M. Berg, a member of the board, at the direction of the board and on its behalf, contacted representatives of each of Goldman, Sachs & Co., referred to as Goldman Sachs, and J.P. Morgan Securities Inc., referred to as JPMorgan, to discuss the Company potentially engaging them to assist the board in exploring the options available to Goodman.

On May 24, 2007, a meeting of selected members of the board of directors of Goodman was held. Also in attendance were certain representatives of each of Goldman Sachs and JPMorgan. At the request of the board, representatives of Goldman Sachs and JPMorgan separately discussed with the board members present a potential sale of the Company. After the Company’s consideration of its potential strategic alternatives, including a sale of the Company, strategic acquisitions, stock repurchases and continued operation on a standalone basis, it was determined that a potential sale of the Company provided the Company’s stockholders with a promising opportunity to achieve a favorable value for their investment relative to the other available options. The executive committee of the board, along with Steven Martinez, another member of the board, all led by Mr. Berg, were to oversee the potential sale process and related negotiations, if any, on behalf of the board and the Company.

Throughout May 2007, Mr. Berg and Mr. Carroll contacted the other board members regarding a potential sale process. In particular, Mr. Berg and Mr. Carroll also contacted members of the board, including each independent director, directly to solicit their views regarding a potential sale of the Company.

In late May and early June 2007, members of the board and senior management, with the assistance of representatives of Goldman Sachs and JPMorgan, made preparations for a process to explore potentially selling the Company. At the same time, the Company, with input from representatives of Goldman Sachs and JPMorgan, formulated a list of prospective buyers to be contacted. On June 1, 2007, members of the board held a meeting to discuss timing and process issues concerning a potential sale of the Company. Members of senior management and representatives of Goldman Sachs, JPMorgan and O’Melveny & Myers LLP, outside counsel to the Company, referred to as O’Melveny, attended the meeting.

At the Company’s direction, in early June 2007, representatives of Goldman Sachs and JPMorgan contacted 38 prospective buyers, including both financial sponsors, strategic buyers and merger candidates. Early in the week of June 11, 2007, an initial summary of the Goodman investment opportunity and a proposed confidentiality and standstill agreement were sent to those prospective buyers initially contacted who indicated interest. Nineteen of the prospective buyers who received such packages subsequently executed and returned confidentiality and standstill agreements to representatives of the Company. All prospective buyers who returned executed confidentiality and standstill agreements were provided with additional information about the Company.

As a next step, and at the Company’s direction, selected parties who executed confidentiality and standstill agreements were invited by representatives of Goldman Sachs and JPMorgan to attend a short presentation by members of Company management during the weeks of June 18 and June 25, 2007 in JPMorgan’s office in New York City or Goldman Sachs’ office in Houston. Potential strategic buyers, and each financial sponsor that was anticipated to have significant interest in the Company, in each case selected by the Company in consultation with Goldman Sachs and JPMorgan, were invited to attend these presentations. In total, six potential buyers attended these presentations.

On June 18, 2007, the independent directors and other directors held a telephonic conference to review and discuss developments in the potential sale process. Goldman Sachs and JPMorgan were requested by the Company to make available a debt financing package to each of the potential buyers, a practice which is commonly referred to as “stapled” financing. At the conclusion of this conference, it was determined by the Company to continue with the potential sale process as discussed and on the timetable presented. Subsequently, the Company entered into a separate engagement letter with each of Goldman Sachs and JPMorgan to retain each as a financial advisor to the Company for purposes of the potential sale process.

On behalf of the Company, representatives of Goldman Sachs and JPMorgan distributed initial bid process letters to remaining potential buyers. These letters specified that preliminary acquisition proposals were to be submitted to Goldman Sachs and JPMorgan by July 13, 2007. A total of seven preliminary bids were received by that date, with one of the seven considered to be non-competitive from a valuation perspective. At the Company’s direction, the six remaining prospective buyers were invited into the second round of the potential sale process on July 16, 2007.

From July 18 through July 20, 2007, the Company’s senior management conducted presentations about the Company for four of the six remaining prospective buyers at O’Melveny’s New York office. The following week, similar presentations were held in Houston, Texas for the two other prospective buyers.

From and after July 19, 2007, the remaining prospective buyers received access to an electronic data room, which contained business and legal due diligence materials and other information regarding the Company.

On July 19, 2007, a Reuters news service reporter contacted Goodman about a rumor, which Reuters purported to have separately corroborated, that the Company was for sale and had engaged Goldman Sachs to assist with an auction. That same day, Reuters published an article regarding the Company and noted a potential sale process, and the trading price of the Company’s stock began to increase. As a result, and to prevent unwarranted speculation in the Company’s stock, Goodman issued a press release on July 20, 2007, announcing that it was reviewing potential strategies to enhance shareholder value, and that it had engaged Goldman Sachs and JPMorgan to assist the board of directors and management in identifying and evaluating various options.

The board of directors next met on July 24, 2007 at a regularly scheduled meeting. At the meeting, the board discussed at length its earnings and financial results for the second quarter of 2007 and the Company’s operations and prospects on a standalone basis. The board was then provided with an update of the potential sale process, including a briefing on the process conducted to date and the preliminary bids’ key terms. At the same meeting, O’Melveny reviewed the board’s fiduciary duties in connection with the strategic review being conducted by the board.

On July 31, 2007, representatives of Goldman Sachs and JPMorgan, on behalf of the Company, provided the form merger agreement prepared by O’Melveny to the five remaining potential buyers still participating in the potential sale process (one of the former six prospective buyers had indicated to representatives of JPMorgan that it would not be continuing in the potential sale process). On August 1, 2007, also on behalf of the Company, representatives of Goldman Sachs and JPMorgan provided letters describing the required second round bid process to each of the five remaining prospective buyers. These letters requested that, among other things, prospective buyers submit final bids with committed financing to representatives of Goldman Sachs and JPMorgan no later than August 15, 2007.

On August 6, 2007, at the conclusion of a regularly scheduled meeting of the audit committee, the Company’s independent directors were updated on the status of the potential sale process and the envisioned timing and further steps.

On August 14, 2007, a new prospective buyer, referred to as Sponsor A, was provided with an information presentation about the Company by senior management of the Company. Sponsor A was not part of the thirty-eight prospective buyers originally contacted by representatives of Goldman Sachs and JPMorgan, but had been brought into the potential sale process in July 2007 upon the Company’s approval following Sponsor A’s request of Goldman Sachs to be included in the sale process.

There were no bids received as of the August 15, 2007 deadline. On or before the August 15 deadline, all five prospective buyers indicated orally to representatives of either Goldman Sachs or JPMorgan that they were not in a position to submit a firm proposal for the acquisition of the Company at such time, due to, among other reasons, the then-current state of the debt capital markets and valuation issues. Both Goldman Sachs and JPMorgan had informed the Company and the prospective buyers before the deadline that they would be unable to provide “stapled” financing at previously indicated levels in light of changed debt market conditions. Two potential buyers separately indicated orally to representatives of Goldman Sachs that, while they were not then in a position to bid for the entire Company, they would be interested in exploring alternative transaction structures, such as the purchase of all of the Goodman shares held by an affiliate of Apollo Management V, L.P., referred to as Apollo, the Company’s largest stockholder, in a privately negotiated transaction. Goldman Sachs informed Mr. Berg that there were two separate indications of interest in the acquisition of Apollo’s stake in Goodman. Mr. Berg subsequently informed the Company and representatives of Goldman Sachs that Apollo was not interested in disposing of its shares other than as part of a sale of the entire Company in which all stockholders, and not solely Apollo, would realize value.

Throughout the remainder of August and into September 2007, two of the former five prospective buyers, one of which was a private equity fund sponsored by Hellman & Friedman LLC, referred to as H&F, and the other of which was a combined team of two financial sponsors, referred to as Sponsor A and Sponsor B, continued to conduct business and legal due diligence on Goodman. Each of these prospective buyers also indicated to representatives of either Goldman Sachs or JPMorgan that they were continuing to work with prospective lending sources in order to obtain financing commitments that would support an offer for 100% of Goodman. Subsequently, Goldman Sachs indicated to the board and the prospective buyers that it would be willing to provide a portion of the debt financing required for a potential acquisition of Goodman under certain terms and conditions.

The Goodman board was kept apprised of the status of the potential sale process throughout the remainder of August and early September 2007 through email and telephonic updates, including telephonic discussions among the independent directors and Mr. Carroll.

Senior management of the Company, with assistance from representatives of Goldman Sachs and JPMorgan, conducted additional presentations regarding the Company to prospective lending sources to H&F on September 12, 2007 in Houston. On October 3, 2007, a management presentation similar to that conducted on September 12 was held for prospective lenders to the Sponsor A/Sponsor B team.

On October 5, 2007, both remaining potential buyers, H&F and the Sponsor A/Sponsor B team, were provided with a final process letter by representatives of Goldman Sachs on behalf of the Company. This letter directed these remaining prospective buyers to submit definitive written proposals for the acquisition of 100% of Goodman no later than October 12, 2007.

On October 10, 2007, with the board’s permission, representatives from each of H&F and Sponsor A separately met with members of the Company’s senior management team to discuss respective views on the Company’s operational directions and to discuss generally such potential buyers’ views on typical post-closing management employment and equity arrangements for similar transactions conducted by such prospective buyers.

On October 12, 2007, H&F submitted a proposal to acquire 100% of Goodman’s stock at $25.00 per share, along with a mark-up of the proposed merger agreement, an equity commitment letter, a limited guarantee by an affiliated investment fund of H&F, a proposed voting agreement with the Apollo-affiliated stockholder and the Goodman family trusts and senior and mezzanine debt financing commitment letters.

On the morning of October 13, 2007, Sponsor A submitted a proposal to acquire 100% of Goodman, also at $25.00 per share, and also provided a mark-up of the proposed merger agreement and a debt financing commitment letter. Sponsor A’s proposal was independent and did not include Sponsor B, whom Sponsor A had previously indicated to representatives of Goldman Sachs would not be in a position to submit a definitive proposal with Sponsor A.

Mr. Berg convened telephone conferences on October 13, 2007 to discuss the relative strengths and weaknesses of each of the H&F and the Sponsor A proposals. The executive committee of the board and Mr. Martinez, members of senior management and representatives from Goldman Sachs and O’Melveny participated in the telephone conferences.

Since the offered price per share of each bid was equal at such time, the participants initially focused on the relative financing terms and each proposal’s other terms. The board noted in H&F’s proposal, among other things, a condition to closing that the Company have generated not less than $260 million in earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the twelve month period prior to closing on a rolling basis, a significant amount of conditionality in the debt and equity commitment letters and issues with respect to other material terms of the proposed merger agreement. Additionally, H&F was seeking a one-week exclusivity period as a condition for proceeding.

The board members on the call next considered the Sponsor A proposal. In particular, the board members noted, among other things, the lack of an equity commitment letter by Sponsor A, weak and highly conditional debt financing commitment letters and weakness in other material terms of the proposed merger agreement.

With no distinction in price, and with each of the two proposals viewed as having material weaknesses, the board members on the call directed representatives of Goldman Sachs to revert to each of the two prospective buyers and attempt to increase the offered price per share. The board members on the call also directed Goldman Sachs to convey the Company’s concerns with, among other things, the conditions contained in the proposed equity and debt financing commitments and that each proposal contained, in the Company’s view, excessive optionality by allowing the prospective buyer to terminate the merger agreement subject only to payment of a low termination fee.

On Sunday, October 14, 2007, the executive committee of the board and Mr. Martinez convened a telephonic meeting. Members of senior management and representatives from Goldman Sachs and O’Melveny also participated. Representatives of Goldman Sachs reviewed the responses of the two prospective buyers to the Company’s concerns. Representatives of Goldman Sachs noted that H&F indicated that it was prepared to increase its per-share purchase price to $25.25, and to make other improvements favorable to the Company to several of the merger agreement terms previously proposed and to H&F’s debt and equity commitments. H&F stated it was not able to remove the minimum EBITDA condition from its financing commitment, but believed its lending sources might be willing to lower the required amount.

Representatives of Goldman Sachs noted that Sponsor A indicated that it was prepared to increase its per-share price to $25.50, which Sponsor A indicated was its ‘best and final’ price. Representatives of Goldman Sachs also noted that Sponsor A indicated that its debt financing commitment was then being revised and would evidence improvement from the Company’s perspective once complete. Sponsor A was also prepared to make improvements favorable to the Company to several other merger agreement terms. Goldman Sachs noted, however, that Sponsor A still was unable to present equity commitment letters for the full equity portion of its offered purchase price.

The executive committee of the board and Mr. Martinez directed Goldman Sachs again to revert to each of H&F and Sponsor A and request that the purchase price be increased. Additionally, Goldman Sachs was directed to advise each prospective buyer to show improvement on key conditions to their respective financing commitments and to make concessions on the key merger agreement terms identified to them. Goldman Sachs was also directed by the executive committee of the board and Mr. Martinez to inform Sponsor A that in order for Sponsor A’s proposal to be viewed as a competitive proposal, Sponsor A needed to deliver an equity commitment letter, on terms acceptable by the board, that would account for all of Sponsor A’s proposed equity financing.

On Monday, October 15, 2007, the executive committee of the board and Mr. Martinez held a telephone conference to discuss the H&F and Sponsor A responses to the Company’s follow-on requests described above. Representatives of Goldman Sachs and O’Melveny also were present on the call. Representatives of Goldman Sachs reported that, after further negotiations between H&F and Goldman Sachs, H&F was willing to increase its offer price to $25.60 per share and had agreed to further improve several merger agreement terms from the Company’s perspective. Representatives of Goldman Sachs also reported that Sponsor A had offered to increase its price to $25.75 per share, but that Sponsor A remained unable to provide adequate assurance of funding for its proposed equity commitment, and its debt commitment terms remained more conditional than those proposed by H&F. Goldman Sachs stated to the members of the board that there was a strong possibility that if the Company were to continue to extend the process in order to explore the Sponsor A proposal, there was a real and substantial risk that H&F would withdraw its proposal. In light of the relative per share purchase prices, the content and conditionality of the debt and equity financing commitments from each prospective buyer, and based on other factors described herein, the board determined to pursue discussions with H&F, although the Company refused to sign an exclusivity arrangement with H&F. At the same time, Goldman Sachs was directed by the board to continue discussions with Sponsor A to try to improve its proposal such that it would be competitive.

On Tuesday, October 16, 2007, Mr. Berg and representatives of Goldman Sachs and O’Melveny met with representatives from H&F and Simpson Thacher & Bartlett LLP, outside counsel to H&F, referred to as Simpson, to negotiate the proposed merger agreement’s remaining terms and other ancillary agreements. Also on this date, with the permission of the board, members of senior management received proposed term sheets regarding their potential post-closing employment and equity arrangements from H&F.

The board of directors of Goodman convened telephonically on the evening of October 16, 2007 to receive an update on negotiations with H&F. At that meeting, the board again reviewed the bidding process to date and reviewed the latest terms of the H&F proposal and the Sponsor A proposal. Goldman Sachs advised the board that Sponsor A could provide commitments for only $200 million to $300 million of the $1.25 billion in total equity financing that Sponsor A’s proposal required (after repeated requests by Goldman Sachs that Sponsor A present the Company with evidence reasonably acceptable to the Company’s board of its ability to provide the required equity financing contemplated by its proposal). Based on the foregoing, and after consultation with its legal and other advisors, and upon consideration of certain other factors relating to the H&F proposal and the Sponsor A proposal, the board determined, among other things, to continue discussions with H&F.

During the course of the day on October 17, 2007, representatives of the Company and H&F met to negotiate the terms of H&F’s proposed acquisition of the Company. Also on October 17, 2007, an H&F representative met individually with members of senior management of the Company to discuss proposed terms of post-closing employment and equity arrangements with these senior managers. Between October 17 and October 20, 2007, H&F, members of senior management and their respective legal counsels negotiated the terms of senior management’s employment and equity arrangements following the closing of the merger.

The board re-convened on October 17, 2007. The meeting began with an update on the status of the proposed transaction with H&F as a result of continued negotiations that day. The board then reviewed the material changes to the deal terms since the previous day’s meeting.

During the course of the week, there were continued discussions between Mr. Berg, representatives of Goldman Sachs and Sponsor A, but Sponsor A remained unable to adequately account for its required equity financing for an acquisition of the Company.

The Company and its representatives continued negotiations with H&F and its representatives throughout October 18, 19 and 20. On October 20, 2007, O’Melveny and Simpson (and, with respect to the Goodman family voting agreement, the Goodman family’s outside counsel) continued to negotiate and finalize a definitive merger agreement and related documents, including the limited guarantee of H&F and the voting agreements to be entered into by Apollo and the trusts for the benefit of the Goodman family.

The board convened again on the afternoon of October 20, 2007, with all but one director present, and with members of senior management of the Company and representatives of Goldman Sachs, JPMorgan and O’Melveny in attendance. A representative of O’Melveny provided the board with an update on the proposed terms of the transaction with H&F and reviewed key changes thereto since the last board meeting.

At the invitation of the Company, representatives of Goldman Sachs, in its capacity as financial advisor to the Company, made a presentation to the board regarding Goldman Sachs’ financial analyses of the proposed merger with H&F. A representative of Goldman Sachs then provided its oral opinion to the board, subsequently confirmed in writing, to the effect that, based on and subject to the considerations, limitations, qualifications and assumptions made therein, as of October 21, 2007, the $25.60 per share in cash to be received by the holders of Goodman’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

JPMorgan, also in its capacity as financial advisor to the Company, provided its analysis of the fairness of the transaction from a financial perspective to the Company’s stockholders. A JPMorgan representative reviewed the background materials supporting the fairness opinion with the board and delivered an oral opinion, confirmed by a subsequent written opinion dated October 21, 2007, that the merger with H&F as then contemplated would be fair to the Company and its stockholders from a financial perspective.

A representative of O’Melveny noted to the board that members of senior management, including Mr. Carroll, had agreed to individual term sheets with H&F with respect to the key attributes of their post-closing employment and related arrangements. In particular, Mr. Carroll had agreed, among other things, to remain as interim chief executive officer after the merger closing until a suitable replacement was identified, but in no event later than June 30, 2008. A representative of O’Melveny then reviewed the duties of the board in the context of the proposed transaction.

After considering all of the foregoing and such other factors as the board deemed to be relevant, including, without limitation:

•	the greater certainty represented by the H&F proposal relative to the Sponsor A proposal;

•

the revised price of the H&F proposal, which represented a premium of approximately 17% over the closing price of the Company’s common stock of $21.84 on October 19, 2007, and approximately 29% over the average closing price of the Company’s common stock during the twelve-month period prior to October 19, 2007;

•	a variety of business, financial and market factors;

•

the board’s belief that no other proposals were forthcoming, supported by the fact that no other proposals (other than Sponsor A’s) had emerged after the public disclosure of the board’s strategic review on July 20, 2007;

•	the fact that Goodman, with the assistance of Goldman Sachs and JPMorgan, had conducted an extensive sale process; and

•	each of the factors described below in “Recommendation of the Board of Directors and Their Reasons for the Merger”;

the board unanimously approved the proposed transaction with Parent and the merger agreement, declared such merger to be advisable, fair to and in the best interests of the stockholders of the Company, and recommended that the Goodman stockholders approve the merger and the merger agreement.

After the board meeting was adjourned, the parties and their respective legal advisors worked to finalize the merger agreement and the related transaction documents. The definitive merger agreement with Parent was executed by representatives of Goodman, Parent and Merger Sub on October 21, 2007. Parent also entered into separate voting agreements with certain stockholders, including the Apollo-affiliated stockholder and the trusts for the benefit of the Goodman family. Parent further delivered its equity and debt financing commitment letters and its limited guarantee to the Company.

On October 22, 2007, prior to the opening of business in New York City, Goodman issued a press release announcing that it had entered into a definitive merger agreement and setting forth certain principal terms thereof.

Recommendation of the Board of Directors and Their Reasons for the Merger

After careful consideration, our board of directors has unanimously determined that the merger and the merger agreement are advisable and fair to and in the best interests of our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF GOODMAN UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

In reaching this decision, the Goodman board of directors consulted with Goodman’s management and its financial and legal advisors and considered a variety of factors, including the material factors described above and below. The board was also informed of and considered the differing interests of certain members of management and/or the board, as further described below in “Interests of Certain Persons in the Merger.” In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Goodman board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Goodman board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for the proposed merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

The board of directors, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement with Parent and Merger Sub. The board of directors unanimously determined (1) that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our stockholders, (2) approved the merger agreement and the transactions contemplated thereby, including the merger and (3) recommend the adoption by our stockholders of the merger agreement.

In the course of reaching its determination, the board of directors considered the following substantive factors and potential benefits of the merger, each of which the board of directors believed supported its decision:

•

its belief, after a thorough, independent review, that the merger was more favorable to our stockholders than the potential value that might result from other alternatives available, including remaining an independent company, especially in light of the anticipated departure of our current President and Chief Executive Officer, Charles Carroll, and present uncertainties in the HVAC industry;

•

the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $25.60 per share represented a premium of approximately 17.2% to the closing share price on October 19, 2007, the last day of trading prior to the date of the press release announcing the merger, approximately 29% to the average closing price of our common stock during the 12-month period prior to October 19, 2007 and the fact that, during the period from April 5, 2006 to October 19, 2007, our common stock closed at or above $25.00 only three times and never closed at or above $25.60;

•	the extensive sale process conducted by us with the assistance of management and our advisors and the board’s belief that no other bids were likely to be forthcoming;

•

the information contained in the financial presentation of Goldman Sachs, including the opinion of Goldman Sachs, attached as Appendix D (see “Opinions of Financial Advisors—Opinion of Goldman, Sachs & Co.”);

•

the information contained in the financial presentation of JPMorgan, including the opinion of JPMorgan, attached as Appendix E (see “Opinions of Financial Advisors—Opinion of J.P. Morgan Securities Inc.,”);

•

the efforts made by the board of directors and its advisors to negotiate and execute a favorable merger agreement including appreciable increases in the proposed sale price and other key terms of the merger agreement;

•

the financial and other terms and conditions of the merger agreement as reviewed by the board of directors, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arm’s-length negotiation between the parties;

•

the fact that the merger consideration is all cash, so that the transaction allows our stockholders to realize a fair value upon closing, in cash, for their investment and provides such stockholders certainty of value for their shares;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of a $55.7 million termination fee;

•

the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the level of effort that Parent must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the commitment letters or, if such financing is not available, to seek alternative financing;

•

the nature of Parent’s financing commitments received with respect to the merger, including the identity of the institutions providing such commitments, the limited conditions to the obligations of such institutions to fund such commitments and the duration of such commitments;

•

the commitment made by Parent to honor all employment agreements, retention agreements and severance agreements in accordance with their terms as in effect at the effective time of the merger. For a period of one year from the effective time of the merger, Parent has agreed to provide cash compensation (including base salary, base wages and annual incentive compensation opportunities), subject to agreed upon thresholds, and employee benefits provided under current employee benefit plans to each of our current and former employees, other than employees covered by collective bargaining agreements, which, in the aggregate, are no less favorable than those made available by us immediately prior to the merger. Parent also agreed to maintain our severance plans in place for at least one year from the effective time of the merger;

•

the fact that we would not have to establish damages in the event of a failure of the merger to be consummated under certain circumstances to obtain the $75 million termination fee (and $5 million expense reimbursement) payable by Parent.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•

the risk of deterioration of our business in the interim period, whether or not the merger closes, and the possibility that we would find it difficult to continue as a stand-alone entity if the merger does not close;

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers;

•

the risk of a deterioration in the financial markets over the period of time necessary to obtain the required regulatory and other approvals and the possibility that Parent will be unable to obtain the necessary financing, including obtaining the debt financing proceeds from its lenders;

•

the risk that we will not have EBITDA (as defined in the indenture governing Goodman Global Holdings, Inc.’s senior unsecured fixed rate notes) of $255.0 million or more for the fiscal year ended December 31, 2007, in which event Parent would be allowed to refuse to consummate the merger and in which case we would not receive any termination fee from Parent;

•	that, under certain circumstances, we are obligated to pay a termination fee of $55.7 million to Parent;

•	the fact that the H&F guaranty is our sole recourse for the payment of the termination fee or any damages we may incur in connection with this transaction;

•	the fact that our damages for willful breach or fraud are capped at $139.2 million and we cannot seek specific performance to cause Parent to complete the merger if Parent fails to close;

•

our stockholders will not participate in any future earnings or growth of the company and will not benefit from any appreciation in value of the company, including any appreciation in value that could be realized as a result of improvements to our operations;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business generally only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that an all cash transaction would be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Certain Financial Projections

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings. However, certain prospective financial information prepared by our management team was made available to our board of directors, to Goldman Sachs and JPMorgan, to H&F and its advisors and financing sources in connection with H&F’s consideration of the merger and to other parties who had executed non—disclosure agreements in connection with their consideration of a transaction with the Company. We have included the material portions of this prospective financial information below in order to give our stockholders access to this information as well. The prospective financial information set forth below was prepared for purposes of the board’s consideration and evaluation of the merger, to facilitate Goldman’s and JPMorgan’s financial analyses in connection with the merger and to facilitate the due diligence review of H&F and its advisors and financing sources and other parties who had expressed interest in a transaction with the Company who had executed non-disclosure agreements. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, our board of directors, Goldman Sachs, JPMorgan, H&F or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

Our management team advised our board of directors, Goldman Sachs, JPMorgan, H&F and the other recipients of the prospective financial information that its internal financial forecasts, upon which the following prospective financial information was based, were subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was prepared for the Company’s internal use, for use by Goldman Sachs and JPMorgan in preparing their financial analyses in connection with the merger and for use by H&F and other potential purchasers of the Company and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the prospective financial information set forth below, expressed any conclusion or provided any form of assurance with respect to such information and, accordingly, assumes no responsibility for such information. The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or that may occur in the future, and, in particular, does not take into account or give effect to the merger or the proposed financing of the merger any revised prospects of our business, changes in general business or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Prospective financial information of this type is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Forward—Looking Information” beginning on page 10. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year.

We have made publicly available our actual results for the first three quarters of the 2007 fiscal year ended December 31, 2007. You should review our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 to obtain this information. See “Where You Can Find More Information” beginning on page 70. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth below. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth below.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth below was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error.

The prospective financial information for fiscal years 2008 through 2010 provided to our board of directors, Goldman Sachs, JPMorgan, H&F and its advisors and financing sources and other parties who expressed interest in a transaction with the Company included the following estimates of the Company’s future financial performance:

Amounts in millions	2008F	2009F	2010F
Sales	$2,085	$2,233	$2,411
EBITDA (Non-GAAP)(1)	308	356	394
Depreciation and Amortization	40	43	43
Capital Expenditures	25	25	25

(1)	Defined as earnings before interest, taxes, depreciation and amortization, and calculated as net income plus interest, taxes, depreciation and amortization. The Company’s management believes that the presentation of this non-GAAP financial measure will enable stockholders to better understand the Company’s underlying operational and financial performance.

Opinions of Financial Advisors

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to our board of directors that, as of October 21, 2007 and based upon and subject to the factors and assumptions set forth therein, the $25.60 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 21, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter. The Goldman Sachs opinion has been approved by a fairness committee of Goldman Sachs.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Registration Statement on Form S-1 of the Company, dated April 5, 2006;

•	the annual report to stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties of achieving management’s internal forecasts. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the heating, ventilation, and air conditioning industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, nor does it address the underlying business decision of the Company to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 19, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for our common stock for the 1-year period ended October 19, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the latest twelve months high, low and average market prices, the closing market price as of October 19, 2007, the undisturbed market price on July 18, 2007, the day before there was speculation in the market regarding the Company’s exploration of strategic alternatives, the initial public offering price on April 5, 2006, and the latest six-month average market price of the Company common stock.

This analysis indicated that the price per share to be paid to our stockholders pursuant to the merger agreement represented:

•	a premium of 1.2% based on the latest twelve months high market price of $25.29 per share;

•	a premium of 88.2% based on the latest twelve months low market price of $13.60 per share;

•	a premium of 29.0% based on the latest twelve months average market price of $19.84 per share;

•	a premium of 17.2% based on the closing market price on October 19, 2007 of $21.84 per share;

•	a premium of 15.4% based on the undisturbed market price on July 18, 2007 of $22.19 per share;

•	a premium of 42.2% based on the initial public offering price on April 5, 2006 of $18.00 per share; and

•	a premium of 15.3% based on the latest six months average market price of $22.20 per share.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the heating, ventilation, and air conditioning industry:

•	United Technologies Corporation;

•	Watsco, Inc.;

•	American Standard Companies, Inc.;

•	Lennox International Inc.; and

•	Johnson Controls, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs also calculated and compared various financial multiples and ratios for the Company and the selected companies based on the proposed merger price of $25.60 per share, closing share prices and other publicly available historical financial data as of October 19, 2007, and projections from the Institutional Brokers Estimate System (IBES) and Wall Street research. With respect to the Company and the selected companies, Goldman Sachs calculated:

•

enterprise value, which is the market value of fully diluted common equity plus the estimated book value of debt less cash, as a multiple of estimated earnings before interest, tax, depreciation and amortization, referred to herein as EBITDA, for calendar years 2007 and 2008.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies			Goodman		Goodman (at $25.60 per share)
	Range	Median
2007E EBITDA	6.8x-10.8x	9.7	x	9.0	x	9.5	x
2008E EBITDA	5.9x-9.6x	8.1	x	8.2	x	8.7	x

Goldman Sachs also calculated the Company’s and the selected companies’ estimated calendar years 2007 and 2008 price/earnings ratios. The following table presents the results of this analysis:

Price/Earnings Ratio:	Selected Companies			Goodman		Goodman (at $25.60 per share)
	Range	Median
2007E	12.5x-18.3x	17.9	x	15.1	x	17.7	x
2008E	10.5x-15.7x	13.5	x	12.7	x	14.8	x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using projections for the Company prepared by our management. Goldman Sachs calculated indications of net present value of free cash flows for the Company for the years 2007 through 2010 using discount rates ranging from 10.0% to 12.5%. Goldman Sachs also calculated illustrative terminal values for the Company in the year 2010 based on multiples ranging from 6.0x EBITDA to 10.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 12.5%. Goldman Sachs also calculated illustrative terminal value indications for the Company as of year-end 2010 based on perpetuity growth rates of free cash flows beyond 2010 ranging from 0.0% to 4.0% and discounting these illustrative terminal values to calculate indications of present values using discount rates ranging from 10.0% to 12.5%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Based on Terminal Multiple of 2010E EBITDA	$22.90-$40.87
Based on Perpetuity Growth Rates of Free Cash Flows Beyond 2010	$17.36-$39.56

Using the same projections prepared by our management, an assumed discount rate of 11% and the same terminal multiple methodology described above based on an assumed 8.0x terminal multiple of 2010E EBITDA, Goldman Sachs performed an illustrative discounted cash flow sensitivity analysis to determine the range of illustrative present values per share of our common stock based on a range of adjustments to annual sales growth rates of (4.0%) to 0.0% and a range of adjustments to annual EBIT margins of (4.0%) to 0.0%, in each case as compared to our management’s projections. This analysis resulted in a range of illustrative value indications of $19.41 to $31.85 per share.

Using the same projections prepared by our management, an assumed discount rate of 11% and the same perpetuity growth methodology described above based on an assumed perpetuity growth rate of 2.0%, Goldman Sachs also performed an illustrative discounted cash flow sensitivity analysis to determine the range of illustrative present values per share of our common stock based on a range of adjustments to annual sales growth rates of (4.0%) to 0.0% and a range of adjustments to annual EBIT margins of (4.0%) to 0.0%, in each case as compared to our management’s projections. This analysis resulted in a range of illustrative value indications of $14.20 to $25.45 per share.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected private market transactions in the heating, ventilation, and air conditioning industry since 1999:

Selected Precedent Transactions (Target / Acquirer)

•	International Comfort Products Corporation / United Technologies Corporation;

•	Nortek Inc. / Kelso & Company;

•	Buderus / The Bosch Group;

•	Nortek Inc. / Thomas H. Lee Partners L.P.;

•	Goodman Global, Inc. / Apollo Management, L.P.;

•	York International / Johnson Controls, Inc.; and

•	O.Y.L. Industries / Daikin Industries, Ltd.

For each of the selected transactions, Goldman Sachs calculated the enterprise value divided by last twelve months, or LTM, EBITDA. While none of the companies that participated in the selected transactions used as a comparison above are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Transactions			Proposed Transaction
	Range	Median
LTM EBITDA	6.1x-16.1x	8.7	x	9.8x	*

*	Based on LTM EBITDA for period ended 9/30/07.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis for the Company using publicly available historical financial information and projections provided by our management. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed a hypothetical financial buyer purchase price per share of our common stock of $25.60 and leverage equal to 5.5x LTM EBITDA. This analysis was based on a range of illustrative three year forward exit EBITDA multiples of 6.0x to 10.0x for the assumed exit at the end of 2010, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, and resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 3.1% to 33.3%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the holders of our common stock of the $25.60 per share in cash to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $25.60 per share in cash to be received by the holders of our common stock was determined through arms’-length negotiations between the Company and H&F and was approved by our board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’s opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix D.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, portfolio companies of Apollo, a significant shareholder of the Company, H&F, an affiliate of Parent, and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to the merger. At the request of the Company, an affiliate of Goldman Sachs offered financing to the potential bidders for the Company in connection with their proposed acquisition of the Company. In addition, Goldman Sachs has provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as financial advisor to the Company in connection with its sale to Apollo in December 2004; and as a joint bookrunner in connection with the initial public offering of 23,529,411 shares of our common stock in April 2006. Goldman Sachs also has provided and is currently providing certain investment banking and other financial services to H&F and its affiliates and portfolio companies from time to time, including having acted as financial advisor to Texas Genco Holdings, Inc., a portfolio company of H&F, with respect to its sale to NRG Energy Inc. in September 2005; as lead manager with respect to a repricing of the Second Lien bank loan (aggregate principal amount $160,000,000) previously extended to Mitchell International, an affiliate of H&F (“Mitchell”), in October 2005; as financial advisor to a consortium that included H&F in connection with its acquisition of LPL Financial Services Corp. (“LPL”), including acting as lead manager of a bank loan (aggregate principal amount $950,000,000) and the offering of 10.75% senior subordinated notes (aggregate principal amount $330,000,000) in connection with the financing of such acquisition, in December 2005; as lead manager in connection with the issuance of cumulative preferred stock of Arch Capital Group Limited (aggregate principal amount $200,000,000), an affiliate of H&F, in January 2006; as financial advisor to Hellman & Friedman Europe Limited, an affiliate of H&F, in connection with its acquisition of Gartmore Investment Management PLC, including acting as manager with respect to a bank loan (aggregate principal amount $585,000,000) extended in connection with the financing of such acquisition, in May 2006; as sole bookrunner of a term loan (aggregate principal amount $740,000,000) and a revolving credit facility (aggregate principal amount $100,000,000) provided to LPL in December 2006; as financial advisor to H&F with respect to its sale of Mitchell in February 2007; and as joint manager with respect to a term loan (aggregate principal amount $660,000,000), a senior subordinated bridge loan (aggregate principal amount $330,000,000), a senior subordinated bridge loan (aggregate principal amount $100,000,000), and bank debt in connection with the financing of the acquisition of Catalina Marketing Corp. by H&F in October 2007. Goldman Sachs has also provided and is currently providing extensive investment banking and other financial services to Apollo and its affiliates and portfolio companies, including having acted as co-manager in connection with the issuance of preferred shares of Hexion Specialty Chemicals, Inc., a portfolio company of Apollo (aggregate principal amount $346,500,000), in May 2005; as joint global coordinator and joint book runner in connection with the initial public offering of 104,950,000 common units of AP Alternative Assets L.P., an affiliate of Apollo, in June 2006; as lead arranger with respect to an offering of senior and senior subordinated notes (aggregate principal amount €530,000,000) in connection with the financing of the acquisition of the logistics division of TNT NV by Apollo in August 2006; as joint book runner with respect to the offering of holding company senior unsecured notes by General Nutrition Centers, Inc. (aggregate principal amount $425,000,000), a portfolio company of Apollo (“GNC”), in November 2006; as financial advisor to GNC in connection with its sale in February 2007; as financial advisor and joint lead manager with respect to an offering of senior secured notes (aggregate principal amount £470,000,000) and the offering of senior notes (aggregate principal amount £270,000,000) in connection with the financing of the acquisition of Countrywide PLC by Apollo in May 2007; and as financial advisor and joint lead manager with respect to an offering of senior notes (aggregate principal amount $750,000,000) in connection with the financing of the acquisition of Noranda Aluminum Inc. by Apollo in April 2007. Goldman Sachs also may provide investment banking and other financial services to the Company, H&F, Apollo and their respective affiliates and portfolio companies in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. have co-invested with H&F, Apollo and their respective affiliates from time to time and may do so in the future.

The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated June 6, 2007, the Company engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $11,500,000, all of which is payable upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of J.P. Morgan Securities Inc.

Pursuant to an engagement letter dated June 11, 2007, the Company retained JPMorgan as its financial advisor in connection with the Merger, and to deliver a fairness opinion in connection with the Merger.

At the meeting of the Board of Directors of the Company on October 20, 2007, JPMorgan rendered its oral opinion to the Board of Directors of the Company that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the Company’s common stockholders in the Merger was fair, from a financial point of view, to such stockholders. JPMorgan has confirmed its October 20, 2007 oral opinion by delivering its written opinion to the Board of Directors of the Company, dated October 21, 2007, that, as of such date, the consideration to be paid to the Company’s common stockholders in the Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Company’s Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated October 21, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix E to this Proxy Statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board of Directors of the Company, directed only to the consideration to be paid to the Company’s common stockholders in the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Company Special Meeting. The summary of the opinion of JPMorgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared or reviewed and approved by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by the Company or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters.

JPMorgan’s financial analyses which form the basis of its opinion were performed in reliance upon the projections provided to JPMorgan or reviewed and approved by management of the Company (including the cash flow assumptions reflected in the terminal year of the discounted cash flow analyses). In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the Merger and other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. JPMorgan also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements are and will be true and correct in all ways material to its analysis. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

The projections furnished to JPMorgan for the Company were prepared or reviewed and approved by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration paid to the Company’s common stockholders in the Merger, and JPMorgan has expressed no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. JPMorgan expressed no opinion as to the price at which the Company’s Common Stock will trade at any future time, whether before or after the closing of the Merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to the Company. The companies selected by JPMorgan were:

•	American Standard Companies, Inc.;

•	Lennox International, Inc.; and

•	Watsco, Inc.

These companies were selected, among other reasons, because of their operational and overall business similarities with the Company’s business.

In all instances, multiples were based on closing stock prices on October 19, 2007, and the balance sheet as of the latest publicly announced quarter.

In conducting this analysis, JPMorgan computed the multiple of firm value of the selected companies, which was based on the market value of such company’s equity as at October 19, 2007, plus such company’s net debt, to estimated 2007 and 2008 sales and earnings before interest, tax, depreciation and amortization (“EBITDA”). JPMorgan also computed the estimated price to earnings ratio (“P/E ratio”) for each selected company for 2007 and 2008. The following table is a summary of JPMorgan’s calculations:

HVAC companies	FV/2007E Sales		FV/2008E Sales		FV/2007E EBITDA		FV/2008E EBITDA		2007E P/E		2008E P/E
American Standard*	0.99	x	0.94	x	8.6	x	8.0	x	18.0	x	13.5	x
Lennox	0.57	x	0.54	x	6.8	x	5.9	x	12.5	x	10.5	x
Watsco	0.71	x	0.62	x	9.7	x	8.1	x	14.9	x	12.8	x

*	Pro forma for sale of Bath & Kitchen and Q3 share repurchase

Based on the multiples of firm value computed as set out above and taking into account differences in the Company’s business and such other factors as JPMorgan deemed appropriate, JPMorgan derived a range of multiples of firm value to estimated 2008 sales, EBITDA, and P/E ratio for the Company. These multiples were then applied to estimates provided by the management of the Company and analysts’ consensus estimates of 2008 sales, EBITDA, and P/E ratio resulting in implied equity values for the Company of between $8.20 to $19.50, $16.30 to $24.60, and $19.10 to $24.55 per share, respectively, for management estimates, and $7.95 to $19.00, $14.80 to $22.60, and $18.10 to $23.30 per share, respectively, for analysts’ consensus estimates.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined the following selected transactions involving heating, ventilation, and air conditioning, which were deemed by JPMorgan to be similar to the Merger. Specifically, JPMorgan reviewed the following transactions:

Date Announced	Target	Acquirer
June 1999	International Comfort Products Corporation	United Technologies Corporation
April 2002	Nortek, Inc.	Kelso & Company
January 2003	Buderus AG	The Bosch Group
July 2004	Nortek, Inc.	Thomas H Lee Partners L.P.
November 2004	Goodman Global, Inc.	Apollo Investment Company
August 2005	York International Corporation	Johnson Controls, Inc.
May 2006	O.Y.L. Industries Berhad	Daikin Industries, Ltd.

For each of the selected transactions, JPMorgan calculated and, to the extent information was publicly available, compared the transaction’s firm value as a multiple of the company’s last 12 months’ sales and as a multiple of the company’s last 12 months’ EBITDA, taking into account transaction synergies, as applicable. JPMorgan then calculated the company’s equity value per share.

JPMorgan applied a range of multiples derived from such analysis to the Company’s last 12 months’ sales and last 12 months’ EBITDA, and arrived at an estimated range of equity values for the Company’s Common Stock of between $9.35 to $27.30 per share and $20.80 to $24.25 per share, respectively.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for the Company’s Common Stock. JPMorgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2007 through 2016 based upon financial projections prepared or reviewed and approved by the management of the Company through the years ended 2016. JPMorgan also calculated a range of terminal asset values of the Company (based on cash flow assumptions reviewed and approved by the management of the Company) at the end of the 10-year period ending 2016 by applying a perpetual growth rate ranging from 1% to 3% of the unlevered free cash flow of the Company during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10% to 11%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for the Company’s estimated excess cash, option exercise proceeds and total debt. This analysis indicated a range of implied equity values of between $23.45 and $31.15 per share of the Company’s Common Stock.

Other Information. JPMorgan reviewed the Company’s stock performance since its initial public offering in April 2006. JPMorgan then compared the Company’s stock performance to that of selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to the Company (including American Standard Companies, Inc., Lennox International, Inc., and Watsco, Inc.) and the S&P 500 over that same time period. The return on the Company’s stock since its initial public offering was 21%, compared to -2% and 14% for its peer companies and the S&P 500, respectively. JPMorgan also noted that the Company’s returns since July 19, 2007 (the date of disclosure in the press that the Company was considering strategic alternatives) was -2%, as compared to returns of -19%, -11%, and -27% for American Standard Companies, Inc., Lennox International, Inc., and Watsco, Inc, respectively, and a return of -3% for the S&P 500. JPMorgan also noted that historical stock trading analyses are not valuation methodologies but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the Company with respect to the Merger and to deliver an opinion to the Company’s Board of Directors with respect to the Merger on the basis of such experience and its familiarity with the Company.

For services rendered in connection with the Merger and the delivery of its opinion, the Company has agreed to pay JPMorgan a fee of approximately $11.5 million, which will become payable only if the Merger is consummated. In addition, the Company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

JPMorgan and its affiliates have performed in the past, and may continue to perform, investment banking and other services from time to time for the Company, including acting as (i) joint bookrunner on the Company’s equity offering in April 2006, and (ii) as Agent on certain of the Company’s existing credit facilities. JPMorgan and its affiliates have also performed in the past, and may continue to perform, certain services for affiliates of Hellman & Friedman LLC and Apollo Global Management, including certain investment funds managed by them and portfolio companies in which they have investments, all for customary compensation, including acting as joint bookrunner on Apollo Global Management’s equity offering in August 2007. In addition, JPMorgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Limited Guarantee

Pursuant to a limited guarantee, Hellman & Friedman Capital Partners VI, L.P., a private equity fund sponsored by H&F has agreed to guarantee the due and punctual observance, performance and discharge of the obligations of Parent under the merger agreement with respect to:

•	any payment obligations of Parent with respect to the termination fee of $75 million plus $5 million for reimbursement of expenses of the Company;

•

any damages for which Parent is liable as a result of any fraud or willful breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements set forth in the merger agreement, not to exceed $139.2 million in the aggregate; and

•

any payment obligations of Parent with respect to payments to the Company for expenses incurred in connection with Parent debt financing and the tender offer, not to exceed $139.2 million in the aggregate.

The company’s recourse against the guarantor and its related parties is limited to $139.2 million and the limited guarantee is the sole recourse against such parties. The limited guarantee will terminate upon the earliest of: consummation of the merger, receipt in full by the Company or its affiliates of the termination fee plus reimbursement of expenses of the Company by Parent, termination of the merger agreement in accordance with its terms that do not give rise to the payment of a termination fee to the Company by Parent, and the one year anniversary of any other termination of the merger agreement in accordance with its terms (except for any claim for payment presented by the Company on or prior to such one year anniversary). However, if the Company or any of its affiliates assert a claim other than as permitted under the limited guarantee, including a claim or claims in excess of $139.2 million, the limited guarantee will immediately terminate and become null and void by its terms.

Interests of Certain Persons in the Merger

Indemnification and Insurance

The merger agreement provides that:

•	all rights to indemnification and advancement of expenses of current or former directors or officers of Goodman shall survive the merger;

•	Parent will maintain for 6 years from the effective time of the merger, the indemnification and advancement of expenses provisions of our and our subsidiaries’ organization documents in effect immediately prior to the merger, or in any indemnification arrangements between the Company or our subsidiaries with any directors or officers in effect immediately prior to the merger with respect to actions arising from their pre-effective time of the merger services and will not amend or modify such provisions in a manner that would adversely effect the rights of the individuals covered; and

•

the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of our subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the effective time of the merger, with respect to such person’s actions or omissions taken in their capacity as a director or officer.

In addition, the merger agreement provides that the surviving corporation will maintain in effect, for a period of 6 years from the effective time of the merger, directors’ and officers’ liability insurance with respect to matters arising prior to the merger on terms at least as favorable as the current coverage and that the surviving corporation may satisfy this obligations by purchasing an acceptable “tail” policy under the Company’s existing directors’ and officers’ liability insurance.

Accelerated Vesting of Stock Options and Restricted Stock Awards

Stock Options. As of the record date, there were                  shares of our common stock subject to stock options granted under our equity plans to our current named executive officers and directors. The merger agreement provides that all stock options to purchase shares of Goodman common stock under the 2004 Stock Option Plan and the 2006 Incentive Award Plan that are outstanding and unexercised at the effective time of the merger, whether or not vested or exercisable as of the effective time of the merger, will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess, if any, of the merger consideration over the exercise price per share of common stock under such option (other than in the case of certain members of senior management who will have the benefit of full acceleration of all unvested stock options but who have agreed to exchange a portion of their vested Goodman options for vested options in Parent).

The following table summarizes the unvested and vested options we anticipate will be held by our directors and named executive officers as of the first quarter of 2008, and the consideration that each of them will receive pursuant to the merger agreement in connection with the acceleration of vesting and cancellation of their options. The numbers of unvested and vested options refer to the anticipated status of such outstanding options (pursuant to the terms of our equity plans and the related agreements thereunder) as of the first quarter of 2008, which is when we expect the merger to be consummated. The unvested portion of all options, other than that portion of the options outstanding under our 2004 Stock Option Plan (the “2004 Plan”) that vests based on the Company’s attainment of 2008 performance targets, automatically (and without any required action of the board of directors) accelerates and becomes vested under the terms of the option agreement pursuant to which the options were granted in the event of a “change of control” of Goodman, which includes the consummation of the merger. With respect to those options under the 2004 Plan that would have vested only upon attainment of 2008 performance targets, the board of directors has exercised its discretion to cause those options to accelerate and become vested immediately prior to the effective time of the merger. In addition, the board of directors has exercised its discretion under the 2006 Incentive Award Plan to cause all the options and restricted stock awards granted thereunder that would otherwise be unvested at the effective time of the merger to accelerate and become vested immediately prior to the effective time of the merger.

	No. of Shares Underlying Options(1)	Weighted Average Exercise Price of Options	Resulting Consideration
Directors:
Charles A. Carroll	See Table Immediately Below
David Bechhofer	0	N/A	N/A
Jeffrey D. Benjamin	0	N/A	N/A
Laurence M. Berg	30,321	$5.28	$616,123
Anthony M. Civale	30,321	$5.28	$616,123
John B. Goodman	30,321	$5.28	$616,123
John J. Hannan	0	N/A	N/A
Steven Martinez	30,321	$5.28	$616,123
David W. Oskin	0	N/A	N/A
James H. Schultz	0	N/A	N/A
Michael D. Weiner	0	N/A	N/A

(1)	All options held by directors other than Charles A. Carroll are vested.

	No. of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration from Unvested Options (assuming the merger closes in the first quarter of 2008)(1)	Resulting Consideration from Vested Options (assuming the merger closes in the first quarter of 2008)(2)	Resulting Consideration
Named Executive Officer:
Charles A. Carroll	1,626,097	$7.42	$7,559,484	$22,006,387	$29,565,871
Lawrence M. Blackburn	937,398	$7.36	$4,382,358	$12,715,950	$17,098,308
Ben D. Campbell	362,250	$7.53	$1,701,929	$4,822,985	$6,524,915
Donald R. King	362,250	$7.53	$1,701,929	$4,822,985	$6,524,915
William L. Topper	217,221	$6.97	$1,036,267	$2,680,458	$3,716,725

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, not the weighted average exercise price per share.
(2)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, not the weighted average exercise price per share.

Restricted Stock. We issued to our current directors 16,668 shares of our common stock pursuant to awards of restricted stock granted under the 2006 Incentive Award Plan, of which only 5,556 shares (held by Messrs. Bechhofer and Benjamin) remain unvested. No restricted stock awards are held by any of our named executive officers. Pursuant to the merger agreement, the forfeiture restrictions applicable to each share of restricted stock under the 2006 Incentive Award Plan will lapse immediately prior to the effective time of the merger and, at the effective time of the merger, will become fully vested and be converted into the right to receive the merger consideration.

The following table summarizes the restricted stock awards we anticipate will be held by our directors as of the first quarter of 2008, and the consideration that each of them will receive pursuant to the merger agreement in connection with such share awards:

	No. of Shares of Restricted Stock(1)	Resulting Consideration
Directors:
David Bechhofer	2,778	$71,116.80
Jeffrey D. Benjamin	2,778	$71,116.80
Laurence M. Berg	0	$0
Anthony M. Civale	0	$0
John B. Goodman	0	$0
John J. Hannan	2,778	$71,116.80
Steven Martinez	0	$0
David W. Oskin	2,778	$71,116.80
James H. Schultz	2,778	$71,116.80
Michael D. Weiner	2,778	$71,116.80

(1)	All shares of restricted stock are vested except for the shares held by Messrs. Bechhofer and Benjamin.

Transaction Bonus and Equity Rollover Incentive

Upon the consummation of the merger, certain members of senior management will receive transaction bonuses equal to 75% of their current base salary, totaling not more than $3,202,110 in the aggregate. The transaction bonuses payable to our named executive officers are set forth in the table below. In addition, certain members of senior management will be given a “rollover” incentive bonus payment equal to 100% of their current base salary, totaling not more than $4,269,480 in the aggregate. The rollover incentive bonuses payable to our named executive officers are also set forth in the table below.

	Transaction Bonus Paid Upon Consummation of the Merger	Equity Rollover Incentive Paid Upon Consummation of the Merger
Executive Officers:
Charles A. Carroll	$805,425	$1,073,900
Lawrence M. Blackburn	$335,100	$446,800
Ben D. Campbell	$271,013	$361,350
Donald R. King	$244,875	$326,500
William L. Topper	$278,378	$371,170

Employment and Severance Agreements

The employment agreement of our chief financial officer Lawrence M. Blackburn and the severance agreements of our senior officers will be amended prior to the effective time of the merger. For each of these officers, these amendments will (1) add involuntary relocation as a basis for the executive to terminate employment for good reason, (2) provide for a term of four years from the consummation of a “change of control” of the Company, and (3) provide that severance payments will be made in installments over two years in the case of Mr. Blackburn and one year in the case of the other executive officers. In addition, we will also pay reasonable and customary legal fees for senior management in connection with the merger.

Eleven members of senior management, including our named executive officers, have entered into individual letter agreements with Parent. Each letter agreement with each of Lawrence M. Blackburn, Ben D. Campbell, Donald R. King, and William L. Topper provides that at the effective time of the merger, the executive officer will enter into an employment agreement with the Company for a term of four years from the effective time of the merger, subject to automatic one-year renewals thereafter. The letter agreement for Charles A. Carroll provides that at the effective time of the merger, he will enter into an employment agreement with the Company to serve as the chief executive officer for a term that will begin as of the effective time of the merger and end on the earlier of (1) the date a suitable replacement chief executive officer of the Company is found and (2) June 30, 2008. However, Mr. Carroll will not serve as chief executive officer of the Company following the effective time of the merger if a suitable replacement chief executive officer is found before the effective time of the merger. In addition, Mr. Carroll will serve as the chairman of the board of directors during his term of employment and will continue to serve in that capacity after the expiration of his term of employment unless otherwise agreed.

Pursuant to the terms and conditions set forth in the term sheet accompanying each letter agreement, each new employment agreement, when executed, will provide for compensation for the executive officer that will include terms similar to his current employment or severance arrangements, including salary, annual bonus opportunity and severance benefits, and each named executive officer’s position at the Company following the effective time of the merger will be substantially the same as his position immediately prior to the effective time of the merger. With the exception of the new employment agreement for Mr. Carroll, each of the new employment agreements to be entered into with members of senior management, including our named executive officers, will be for an initial four-year term, subject to annual renewal thereafter unless appropriate notice is given by either party of its or his intention not to renew the agreement. The agreements will provide for payment of base salary at the current rate in effect at the effective time of the merger, subject to annual review for increases. Each of the new employment agreements will provide for the opportunity to earn an annual cash bonus in the event that the Company meets or exceeds agreed upon EBITDA targets pursuant to a bonus program similar to our current performance bonus program for our executives and other members of senior management. The agreements will further provide for a grant of time-based and performance-based stock options to be made following the consummation of the merger. Each of the new employment agreements will provide for the payment of severance benefits in the event that the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (as each such term will be defined therein). Each of Mr. Carroll and Mr. Blackburn will be entitled to a severance benefit under such circumstances equal to 200% of their base salary and target bonus, payable over a two-year period following termination of employment, and a pro-rata bonus for the year of termination based on year to date financial performance, payable when bonuses are generally paid, while all other executives will be entitled to a severance payment equal to 100% of their base salary and target bonus, payable over a two-year period following termination of employment, and a pro-rata bonus for the year of termination based on year to date financial performance, payable when bonuses are generally paid. Payment of severance will be subject to the executive’s continued compliance with the terms of applicable confidentiality, non-competition, non-solicitation and non-hire covenants. All prior employment or severance agreements between each of the named executive officers and the Company, including the modified agreements referred to above will be superseded by the new employment agreements.

Equity Contribution Agreements

Certain members of senior management, including our named executive officers, have entered into equity contribution agreements with Parent. Each equity contribution agreement provides that at the effective time of the merger, the executive will contribute to Parent a portion of the shares of Company common stock he then holds in exchange for shares of Parent common stock at the same price per share as H&F is paying under the merger agreement. The number of shares contributed will be an amount equal to a specific value described in each executive’s respective equity contribution agreement. The aggregate value of our stock to be contributed by all members of senior management, including our named executive officers, pursuant to the equity contribution agreements is $36,348,000. In the event that the executive does not hold a sufficient number of shares of Company common stock at the effective time of the merger to contribute the specific value described in the equity contribution agreement, he will then contribute a sufficient number of vested options to purchase shares of Company common stock in exchange for vested options over Parent stock so that the total value of the shares of Company common stock and vested options to purchase shares of Company common stock contributed to Parent will be equal to the value the executive agreed to contribute in his equity contribution agreement.

Additional members of senior management, including our named executive officers, will also be provided with the opportunity to invest or “roll” additional shares of our common stock or additional options over our common stock in exchange for new Parent equity and/or to purchase additional shares of Parent equity, in each case at the same price per share as H&F is paying under the merger agreement. Each member of senior management who contributes his existing equity for new equity in Parent or invests in additional equity in Parent will be required to become a party to a management stockholders’ agreement, the terms of which are summarized in the section entitled “New Equity Compensation Arrangements” below.

Continuation of Goodman’s Employee Benefits

Parent has agreed that from the effective time until one year thereafter, Parent will provide, or will cause to be provided, to each current and former employee of Goodman and its subsidiaries, other than such employees covered by collective bargaining agreements, cash compensation (including, without limitation, base salary, base wages, and annual incentive compensation) and employee benefits provided under Goodman’s employee benefit plans (excluding equity-based awards and equity-based incentives) which, in the aggregate, are no less favorable than those provided by Goodman and its subsidiaries to such officers and employees immediately prior to the effective time of the merger. Parent also agreed, for at least one year from the effective time, not to terminate or otherwise amend, nor permit to be terminated or otherwise amended, our severance arrangements in a manner adverse to any officer or employee of Goodman or any of its subsidiaries covered by such arrangements immediately prior to the effective time of the merger.

New Equity Compensation Arrangements

Parent intends to establish an equity-based compensation plan for senior employees of the surviving corporation after the merger pursuant to which such employees, including our executive officers, will be eligible to receive, in the aggregate, options and/or other equity-based awards representing up to 5% of the fully diluted common equity of Parent at the closing of the merger.

Parent and eleven members of senior management have agreed that new options will be granted under the new equity plan to each such individual after the effective time of the merger representing, in the aggregate, approximately 8.3 million options, or 3.14% of the fully diluted common equity of Parent at the closing of the merger. Of the new option grants to be issued to executives (except Mr. Carroll) following the closing, (1) 60% will be time-based options which will vest at a rate of 25% per year on each of the first four anniversaries of closing and (2) 40% will be performance-based options which will vest at a rate of 20% per year for each year in which the surviving corporation achieves certain EBITDA targets, in each case subject to the optionholder’s continued employment. Mr. Carroll will be granted two tranches of time-based options. Of the first tranche, one-third will vest on each of June 30, 2008, 2009 and 2010, subject to Mr. Carroll’s continued provision of services as Chief Executive Officer, Chairman of the Board or non-executive employee. With respect to the second tranche of options, subject to Mr. Carroll’s continued service as Chairman, the options will vest at a rate of 25% per year on each of the first four anniversaries of the closing. In addition, all of the new options anticipated to be granted under the new equity incentive plan will vest in full upon the consummation of any subsequent change of control transaction.

Shares in Parent obtained upon the exercise of all new options will be subject to the terms and conditions of a management stockholders’ agreement. Shares will generally be non-transferable until the later of (1) the sixth month anniversary of an initial public offering or (2) the expiration of an underwriter’s lockup. Parent will have call rights to repurchase shares following the termination of an executive’s employment for any reason. The executives will have the right to require Parent to purchase their respective shares (a) upon termination of employment due to death or disability and (b) for all executives except Mr. Carroll, upon termination without “cause” or resignation for “good reason” if such termination occurs during the one year period following the hiring of the successor to the current chief executive officer. The shares will be subject to tag-along rights, drag-along rights and rights of first refusal. In addition, the executives will be granted piggyback registration rights with respect to such shares

Litigation Related to the Merger

We are aware of two purported class action lawsuits related to the merger filed in the District Court of Harris County, Texas against the Company, each of the Company’s directors and H&F. The lawsuits—Call4U, Ltd. v. Charles A. Carroll, et al., Cause No. 2007-66888 (filed Oct, 26, 2007) and Pipefitters Local No. 636 Defined Benefit Plan v. Goodman Global, Inc., et al., Cause No. 2007-68765 (filed Nov. 8, 2007)—allege a claim for breach of fiduciary duties by the Company’s directors, alleging, among other things, that the consideration to be paid to the stockholders of the Company in the merger is unfair and inadequate, and not the result of a full and adequate sale process. The complaints each seek, among other relief, class certification, an injunction preventing completion of the merger, attorneys’ fees and expenses, and such other relief as the court might find just and proper.

Appraisal Rights

Holders of record of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix F. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the notice, and the full text of

Section 262 is attached to this proxy statement as Appendix F. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix F carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you are considering exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on                         , 2007, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy) nor abstaining from voting or failing to vote on the proposal to adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Goodman at 5151 San Felipe, Suite 500, Houston, Texas 77056, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of

Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, we have agreed to provide Parent prompt notice of any demands for appraisal received by it. Parent will have the right to participate in all negotiations and proceedings with respect to demands for appraisal under the Section 262. We will not make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent (not to be unreasonably withheld) of Parent.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The surviving corporation may reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation, and once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Delaware Court of Chancery deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences of the Merger

General. The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of Goodman common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with holders that hold shares of Goodman common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, broker-dealers, partnerships or other pass-through entities for U.S. federal income tax purposes, mutual funds, controlled foreign corporations, passive foreign investment companies, persons, if any, holding Goodman common stock as “qualified small business stock,” persons holding Goodman common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, persons whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired Goodman common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a beneficial owner of Goodman common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in the United States or under the law of the United States or any state within the United States or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

A “Non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If a partnership holds Goodman common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

This discussion is based on the Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

Consequences of the Merger to Goodman Stockholders. The receipt of cash in exchange for Goodman common stock in the merger or as a result of the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the Goodman common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held the Goodman common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Federal Income Tax Backup Withholding and Information Reporting. A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions and tax-exempt organizations and non-U.S. holders) and, when required, demonstrates this fact; or

•

provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, each U.S. holder should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to U.S. holders if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service (“IRS”) in a timely manner. U.S. holders of Goodman common stock will be subject to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is an “exempt recipient,” such as a domestic corporation.

Consequences of the Merger to Goodman Stockholders that Are Not U.S. Holders. Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger unless:

•

the gain is effectively connected with a U.S. trade or business of the Non-U.S. holder (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. holder), in which case the Non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the Non-U.S. holder is a foreign corporation, the additional 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) may apply;

•

the Non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the Non-U.S. holder may be subject to a 30% tax on the net gain realized in connection with the merger, which may be offset by U.S. source capital losses of the Non-U.S. holder, if any; or

•

the Company is or has been during the five-year period ending on the date of the merger, a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-U.S. holder owned more than 5% of the Goodman common stock at any time during that period

We believe we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Non-U.S. holders will be subject to information reporting and may be subject to backup withholding at the rates provided in the Code (currently at a rate of 28%) on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the Non-U.S. holder certifies under penalties of perjury that it is not a U.S. person under the Code (and the payor does not have actual knowledge or reason to know otherwise) or such holder otherwise establishes an exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. holder furnishes the required information to the IRS in a timely manner.

We strongly urge each holder of Goodman common stock to consult his, her or its own tax advisor as to the specific tax consequences of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of the holder’s particular circumstances.

Regulatory Matters

United States

Under the Hart-Scott-Rodino Act (the “HSR Act”), the merger may not be completed until notifications have been given to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Goodman and Parent each made the required HSR Act filing on November 7, 2007. On November 19, 2007, we were notified orally by the Federal Trade Commission that our request for early termination of the waiting period under the HSR Act was granted.

Florida Office of Insurance Regulation

The merger also requires notice and an application to, and approval from, the Florida Office of Insurance Regulation due to the indirect change of control of AsureCare Corporation, a Florida licensed service warranty association and indirect subsidiary of the Company, that will occur if the merger is consummated. The requisite notice was submitted on October 25, 2007, and application was made on November 19, 2007. While the receipt of approval from the Florida Office of Insurance Regulation is not a condition to closing of the merger pursuant to the merger agreement, the merger agreement provides that the marketing period for Parent’s debt financing will not commence until the earlier of receipt of such approval or February 8, 2008, in order to allow sufficient time for this approval to be obtained.

Certain Actions

In connection with the merger, we and Parent have each agreed to:

•	promptly make our respective antitrust filings and any other required antitrust submissions under the HSR Act;

•

use reasonable best efforts to cooperate with each other in determining whether any other filings or approvals are required from any third parties or other governmental entities under any other regulatory law and timely make such filings and seek such approvals;

•

use reasonable best efforts to offer to and to take all actions to consummate the transactions contemplated by the merger agreement, including taking all action as reasonably may be necessary to resolve any objections by any antirust authority to the merger, including (i) selling, divesting or disposing of assets or businesses and (ii) committing to limiting our ability after the merger to retain businesses, product lines or assets, in each case as may be required to avoid the entry of or to dissolve any injunction, temporary restraining order or other order or suit which would prevent or materially delay the merger;

•

keep each other apprised of the status of the matters related to the merger, including promptly furnishing each other with copies of notices or other communications with any third party and/or governmental entities (which may be redacted to comply with contractual arrangements entered into prior to the merger agreement and limited to address reasonable privilege or confidentiality concerns);

•

permit counsel for each party a reasonable opportunity to review, in advance and consider in good faith the views of the other party in connection with, any written communication proposed to be made to any antitrust authority;

•

not participate in any substantive meeting or discussion, in person or by telephone, with any governmental entity, unless the party consults the other party in advance and, to the extent not prohibited by the antitrust authority, gives the other party the opportunity to attend and participate; and

•

(i) cooperate in all respects with each other and use reasonable best efforts to contest and resist any administrative or judicial action or proceeding (including any proceeding by a private party) challenging the transactions contemplated by the merger and (ii) have vacated any decree, judgment, injunction or other order (temporary, preliminary or permanent) that is in effect and that prohibits the consummation of the merger.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, we believe that the merger can be effected in compliance with federal, state and foreign antitrust laws and within the time period contemplated by the merger agreement.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The following summarizes material provisions of the merger agreement and voting agreements, copies of which are attached to this proxy statement as Appendices A - C and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement and voting agreements that is important to you. We encourage you to read carefully the merger agreement and voting agreements in their entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and voting agreements and not by this summary or any other information contained in this proxy statement.

As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions. The parties’ representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Goodman and Parent, rather than to establish matters as facts. Certain of the representations, warranties and covenants in the merger agreement are qualified by information Goodman filed with the SEC prior to the date of the merger agreement, as well as by a disclosure letter of Goodman delivered to Parent prior to signing the merger agreement. The disclosure letter has not been made public because, among other reasons, it includes confidential or proprietary information.

You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the effective time of the merger, nor will the parties to the merger agreement be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close the transaction unless all such inaccuracies, individually or as a whole, would have a material adverse effect on the party that made the representations and warranties.

Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the business of Goodman, because Goodman may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by Parent, which may be given without prior notice to the public.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the office of the Secretary of State of the State of Delaware on the closing date of the merger or as soon as practicable thereafter.

The closing date will occur on the later of (1) the date that is two business days after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (except such conditions that, by their nature can only be satisfied at closing, but subject to the satisfaction or waiver of such conditions) as described below under “The Merger Agreement and Voting Agreements—Conditions to the Merger” and (2) the earlier of (x) a date during the marketing period for Parent’s financing specified by Parent no less than three business days’ notice to the Company (which date may be conditioned on the simultaneous completion of a high yield debt financing) and (y) the final day of the marketing period for Parent’s financing, or such other date as Parent and the Company may agree.

As used in the merger agreement, “marketing period” means, subject to specified exceptions, the first period of 30 consecutive calendar days throughout which (1) Parent has the financial information that Company is required to provide to Parent pursuant to the merger agreement and (2) the conditions to closing of the merger have been satisfied; except, that (A) if the marketing period has not ended on or prior to December 22, 2007, the marketing period will begin no earlier than January 7, 2008; (B) if, prior to the completion of the marketing period, Ernst & Young LLP withdraws its audit opinion with respect to any financial statement contained in the Company’s SEC reports, the marketing period will not be deemed to have started; (C) that in no event will the marketing period end earlier than five (5) business days after delivery of a certificate setting forth the Company’s EBITDA for the twelve-month period ended December 31, 2007; (D) in no event will the marketing period begin prior to the earlier of the receipt of the approval of the merger from the Florida Office of Insurance Regulation and February 8, 2008; and (E) that the marketing period will end on any earlier date on which the debt financing is completed.

Structure

At the effective time of the merger, Merger Sub will merge with and into us. The separate existence of Merger Sub will cease and Goodman will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent. All of Goodman’s and Merger Sub’s properties, assets, rights, privileges, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger:

•	Goodman common stock will no longer be quoted on the New York Stock Exchange;

•	Goodman will be deregistered under the Exchange Act; and

•	will no longer be publicly traded.

As a result of the foregoing, Goodman will be a privately held corporation and Goodman’s current stockholders will cease to have any ownership interest in Goodman or rights as holders of Goodman common stock. Therefore, the current Goodman stockholders will not participate in any future earnings or growth of Goodman and will not benefit from any appreciation in value of Goodman.

Treatment of Common Stock, Stock Options and Restricted Stock

Company Common Stock

At the effective time of the merger, each share of our common stock (other than shares of our common stock owned by the Company or any subsidiary and other than shares of our common stock as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law) issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive the merger consideration.

After the effective time of the merger, except with respect to shares as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid on each book-entry share or upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that book-entry share or certificate.

Company Stock Options

We are permitted and intend to take such actions as are necessary to cause all stock options to purchase shares of Goodman common stock under the 2004 Stock Option Plan and the 2006 Incentive Award Plan of the Company that are outstanding and unexercised at the effective time of the merger, whether or not exercisable, as of the effective time of the merger to become fully vested and converted into the right to receive an amount in cash at the effective time of the merger equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess, if any, of the merger consideration over the exercise price per share of common stock subject to such option, less any amounts required to be withheld or deducted under applicable tax laws (other than any such option that is subject to an alternative arrangement specifically agreed to by Parent and the option holder).

Restricted Shares

Immediately prior to the effective time of the merger, each outstanding share of our restricted stock under the 2006 Incentive Award Plan, other than any such restricted share that is subject to an alternative arrangement specifically agreed to by Parent and the restricted share holder, will vest in full and be converted into the right to receive the merger consideration at the effective time of the merger, less any amounts required to be withheld or deducted under applicable tax laws.

Exchange and Payment Procedures

On or prior to the date of the filing of the certificate of merger with the Secretary of State of the State of Delaware, Parent will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock (including previously-restricted shares) that are outstanding prior to the effective time of the merger and each option holder with a U.S. bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for payment of the merger consideration, less any amounts required to be withheld or deducted under applicable tax laws.

Please do not return your common stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents as may be required by the letter of transmittal or paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of shares of our common stock that were outstanding prior to the merger. If, after the effective time of the merger, certificates (or book-entry shares) are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the Company, Parent, the surviving corporation or paying agent will be liable to any person for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

The paying agent shall invest all cash deposited with it by Parent as reasonably directed by Parent in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the surviving corporation.

Any portion of the merger consideration deposited with the paying agent (including the proceeds of any investments thereof) that remains undistributed to the holders of our common stock one year after the date of the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of our common stock who have not received the merger consideration prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to provide an affidavit of that fact, and, if required by the paying agent or reasonably requested by the surviving corporation, post a bond in a customary amount sufficient to protect the paying agent and the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing, power and authority and qualification to do business;

•	our certificate of incorporation and bylaws and the similar organizational documents of each of our subsidiaries;

•

our capitalization, including in particular the number of shares of our common stock, preferred stock, and common stock reserved for issuance pursuant to stock options, that are in each case authorized, issued and outstanding;

•

our corporate power and authority to enter into the merger agreement and, subject to receipt of approval of the Company’s stockholders, to consummate the transactions contemplated by the merger agreement;

•

the absence of violations of, or conflicts with, our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required approval of a governmental entity in connection with the transactions contemplated by the merger agreement;

•

that our entry into the merger agreement and the closing of the merger will not cause a default under any material obligation or loss of any material benefits under any loan, guarantee of indebtedness, agreement, contract, right or license or result in the creation of any liens or claims upon any of our assets or Subsidiaries;

•

the timeliness and compliance with SEC requirements of our SEC filings since April 11, 2006 through the date of the merger agreement, including the fair presentation in all material respects, and the compliance with GAAP and SEC requirements, of the financial statements contained therein;

•

the absence of a material change to the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements since December 31, 2006 through the date of the merger agreement;

•	the absence of undisclosed liabilities;

•	the absence of defaults or violations under applicable laws;

•	permits and compliance with applicable legal requirements;

•	environmental matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	the absence of a Company Material Adverse Effect and certain other changes or events related to us or our subsidiaries since June 30, 2007 through the date of the merger agreement;

•	legal proceedings and governmental orders;

•	the accuracy and compliance as to form with applicable securities laws of this proxy statement;

•	tax matters;

•	employment and labor matters affecting us or our subsidiaries;

•	intellectual property;

•	real property;

•	fairness opinions of our financial advisors;

•	material contracts and performance of obligations thereunder;

•	our and our subsidiaries’ insurance policies;

•	the required vote of holders of our common stock in connection with the required approval and adoption of the merger agreement;

•	the absence of undisclosed broker’s fees;

•	the inapplicability of anti-takeover statutes to the merger; and

•	facts and circumstances relating to the approval of the transactions contemplated by the merger agreement by the Florida Office of Insurance Regulation.

For the purposes of the merger agreement, a “Company Material Adverse Effect” means facts, circumstances, events or changes that are, or are reasonably expected to become, materially adverse to the business, financial condition or results of operations of Goodman and its subsidiaries, taken as a whole.

A Company Material Adverse Effect will not have occurred, however, as a result of facts, circumstance, events or changes:

•

generally affecting the HVAC industry in the United States or the economy or the financial, commodities or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in foreign currency markets, in each case, not affecting the Company or its subsidiaries in a materially disproportionate manner relative to other participants in the HVAC industry;

•	resulting from the announcement of the merger agreement or pendency of the merger;

•

resulting from any derivative or shareholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement; or

•	resulting from changes in applicable law, GAAP or accounting standards occurring after the date of the merger agreement.

You should be aware that these representations and warranties are made by Goodman to Parent and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the related company disclosure letter and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find More Information.”

The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing, power and authority and qualification to do business;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of a governmental entity in connection with the transactions contemplated by the merger agreement;

•	legal proceedings and governmental orders;

•	the accuracy of information supplied for this proxy statement;

•	the access of Parent and Merger Sub to available funds to pay the merger consideration;

•	the capitalization of Merger Sub, including in particular the number of shares of its common stock that is authorized, issued and outstanding;

•	the activities of Merger Sub prior to the date of the merger agreement;

•	that no vote is required by the stockholder of Parent in order for Parent to complete the transaction contemplated by the merger agreement;

•	the absence of broker’s fees;

•	non-ownership of our common stock since January 1, 2007;

•	certain employment matters following the consummation of the merger;

•	no additional representation or warranties are being made by the Company or any person other than as provided in the merger agreement;

•	facts and circumstances relating to the approval of the merger by the Florida Office of Insurance Regulation; and

•	the solvency of the surviving corporation following the consummation of the merger.

Many of the representations and warranties made by Parent and Merger Sub are qualified by a materiality standard or a Parent Material Adverse Effect standard.

For the purposes of the merger agreement, a “Parent Material Adverse Effect” with respect to Parent and Merger Sub means anything that, individually or in the aggregate, would prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to exceptions specified in the merger agreement or the related disclosure schedules and, in each case, unless Parent gives its prior written consent (which cannot be unreasonably withheld), from the date of the merger agreement until the effective time of the merger we and our subsidiaries:

•	will conduct our business in, and shall not take any action except in, the ordinary course;

•	will use commercially reasonable efforts to preserve intact our present business organizations and to preserve our relationships with significant distributors and suppliers;

•	will use commercially reasonable efforts to maintain substantially comparable insurance coverage;

•	will not authorize or pay any dividends or distributions with respect to any of our or our subsidiaries’ capital stock;

•	will not split, combine or reclassify, or issue any other securities in respect of, any of our or our subsidiaries’ capital stock;

•	will not:

•

increase the compensation or other benefits payable or provided to employees, except increases in the ordinary course of business consistent with past practice for employees who are not officers for purposes of Section 16 of the Exchange Act;

•

enter into any employment, change of control, severance, retention or other similar agreement or arrangement with any employee, except (a) to the extent necessary to replace an agreement with a departing employee who is not an officer for purposes of Section 16 of the Exchange Act, consistent with prevailing market practices, or (b) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment and providing for amounts below certain thresholds; or

•

except as permitted in the second bullet above, establish, adopt, enter into or amend (other than any ordinary course administrative or ministerial matters) any existing employee benefit plan (or any plan, agreement or arrangement that would have been an employee benefit plan if it were in existence as of the date of the merger agreement), collective bargaining agreement, plan, agreement, trust, fund, policy or arrangement for the benefit of any employees or their beneficiaries, or increase the benefit pool, contribution rate or funding obligation or other obligations or liabilities under any plan, agreement or arrangement;

•

will not enter into or make any loans or advances to any officers, directors, employees, agents or consultants (other than advances in the ordinary course of business consistent with past practice for business expenses in accordance with existing Company policies) or make any change in existing borrowing or lending arrangements for or on behalf of such persons, except as required under existing employee benefit plans;

•

will not change financial accounting policies or procedures or any methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, rules or policies of the SEC or applicable law;

•	will not adopt any amendment to our certificate of incorporation that requires approval by the Company’s stockholders or material bylaws or similar applicable charter documents;

•	except for transactions among the Company and our wholly-owned subsidiaries, or solely among our wholly-owned subsidiaries, will not:

•

issue, sell, pledge, dispose of or encumber or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of our capital stock or our subsidiaries’ capital stock or any securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, convertible or exchangeable securities;

•

take any action to cause to be exercisable any otherwise unexercisable stock option under any existing stock option plan (except as otherwise provided by the merger agreement or the express terms of any unexercisable options outstanding on the date thereof);

•

grant or issue any equity-based compensation awards, whether settled in stock, cash, or otherwise, other than: (a) issuances of any shares of our capital stock in respect of the exercise of any stock options and settlement of any restricted shares outstanding on the date of the merger agreement; and (b) the sale of shares of our capital stock pursuant to the exercise of options to purchase shares of our capital stock if necessary to effect an optionee’s direction upon exercise or for withholding of taxes;

•

will not, directly or indirectly, purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of our capital stock upon

•	the exercise of stock options using such shares for the payment of the exercise price; or

•	the exercise of stock options if shares of our capital stock are used to satisfy obligations with respect to withholding taxes;

•	will not:

•	incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise);

•

other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and borrowings in the ordinary course of business under the Company’s existing revolving credit facility;

•

issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of our wholly owned subsidiaries; or

•	become a party to any hedging, derivatives or similar contract or arrangement that expires on or after December 31, 2008;

•

except for transactions among the Company and our wholly owned subsidiaries, or solely among our wholly owned subsidiaries, will not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens) or otherwise dispose of any material portion of the Company’s material properties or tangible or intangible assets, including the capital stock of our subsidiaries, other than (1) sales and non-exclusive licenses of products and services of the Company and our subsidiaries in the ordinary course of business consistent with past practice, (2) dispositions in the ordinary course of business of assets no longer used or useful at the time of such disposition, and (3) pursuant to existing agreements in effect prior to the execution of the merger agreement;

•

will not acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination) or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license (1) any business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof or (2) any assets or other rights except in the ordinary course of business consistent with past practice;

•

will not (1) make or rescind any material express or deemed tax election, (2) change any method of tax accounting, (3) file any amended tax return with respect to a material tax amount, (4) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material taxes, (5) enter into any closing agreement with respect to any material taxes, or (6) surrender any right to claim a material tax refund;

•	will not make capital expenditures in excess of $15,000,000 in the aggregate prior to March 31, 2008;

•

will not modify, amend, terminate or waive any material rights under any material contract if the Company or our subsidiaries would otherwise be prohibited by the merger agreement from entering into the same modification, amendment, termination or waiver;

•

will not enter into any new contract (1) that would be a material contract for purposes of the merger agreement if entered into prior to the date of the merger agreement unless such contract both (a) is entered into in the ordinary course of business and (b) is not included within certain definitions of a material contract; or (2) that contains a change-in-control provision in favor of the other party thereto connection with the transactions contemplated by the merger agreement;

•	will not enter into any new line of business material to the Company and our subsidiaries, taken as a whole;

•

will not settle or compromise any pending or threatened claim which (1) is material to the Company and our subsidiaries taken as a whole, (2) requires payment to or by the Company or any subsidiary (exclusive of attorney’s fees, including success fees) in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, (3) is by securities holders of the Company and relates to the transactions contemplated by the merger agreement, or (4) imposes material restrictions on the activities of the Company or our subsidiaries; and

•	will not agree, in writing or otherwise, to take any of the foregoing actions.

Under the merger agreement, Parent has agreed that from the date of the merger agreement until the effective time of the merger, it will not, and its subsidiaries will not, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Nothing in the merger agreement provides Parent the right to control our operations prior to the effective time of the merger.

Investigation

Subject to certain restrictions, we have agreed that we will give Parent and its representatives reasonable access, during normal business hours upon reasonable advance notice, to the employees, properties, contracts, commitments, books and records of the Company and each of our subsidiaries and any report, schedule or other document filed or received by the Company or any of our subsidiaries pursuant to applicable law. The Company and Parent have previously entered into a confidentiality agreement dated June 19, 2007, as amended, which continues in full force and effect until the effective time of the merger or termination of the confidentiality agreement in accordance with its terms.

No Solicitation

We have agreed that we will not, and our subsidiaries will not, and we and our subsidiaries will cause our respective representatives (including financial advisors, attorneys, consultants and accountants) not to, directly or indirectly:

•

solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or may be reasonably expected to lead to, an alternative proposal or the making, submission or announcement of any alternative proposal;

•

participate or otherwise engage in any negotiations or discussions regarding an alternative proposal with, or furnish any nonpublic information to, or afford access to the property, books or records of the Company or our subsidiaries to, any person that has made or, to the Company’s knowledge, is considering making an alternative proposal, except to notify such person of this no solicitation provision, or grant any waiver or release under any standstill agreement;

•	approve, endorse or recommend any alternative proposal; or

•	enter into any letter of intent or agreement in principle or any agreement or arrangement providing for any alternative proposal, other than a permitted confidentiality agreement.

For the purposes of the merger agreement, a “permitted confidentiality agreement” is any confidentiality agreement that contains terms no less favorable in any material respect to the Company than those contained in the confidentiality agreement previously entered into between an affiliate of Parent and Goodman.

For purposes of the merger agreement, an “alternative proposal” is any proposal or offer made by any person or “group,” as defined under Section 13(d) of the Exchange Act, for any transaction or proposed transaction or series of related transactions involving:

•

a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction involving the Company or any of our significant subsidiaries, in each case involving the ownership of 20% of such entity or a transaction where the holders of shares of our capital stock prior to such transaction would own (in substantially the same proportion as prior to the transaction) less than 80% of the shares of capital stock or voting stock of the resulting corporation;

•

the acquisition by any person or “group” of 20% or more of the consolidated assets of the Company and our subsidiaries, taken as a whole (including the outstanding assets and equity securities of our subsidiaries); or

•

any direct or indirect acquisition of beneficial ownership by any person or “group” of 20% or more of the outstanding capital stock of the Company or any of our significant subsidiaries or 20% or more of the voting power represented by the outstanding voting securities of the Company or any of our significant subsidiaries.

We have also agreed, among other things, to advise Parent within 24 hours of our receipt of any alternative proposal or of any inquiries, proposals or offers received by, any request for information from, or any negotiation sought to be initiated or continued with, us concerning an alternative proposal or that would be reasonably be expected to lead to an alternative proposal, including providing Parent (within such 24 hour period) the identity of the party making the alternative proposal and the material terms of such proposal, and to keep Parent informed on a prompt basis of the status, terms and substance of any discussions or negotiations of any such alternative proposal.

Notwithstanding the foregoing restrictions, at any time prior to the approval and adoption of the merger agreement by the holders of our common stock, we may furnish nonpublic information to the third party making such alternative proposal, subject to specified conditions, and engage in discussions or negotiations with the third party regarding an alternative proposal, if the Company receives an alternative proposal that constitutes a superior proposal or our board of directors determines in good faith could reasonably be expected to result in a superior proposal, and, in each case, our board of directors concludes in good faith, after consultation with its outside legal and financial advisors, that failure of the board of directors to take action regarding such proposal would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law.

For purposes of the merger agreement, a “superior proposal” is any alternative proposal made by any person or “group” (other than a proposal or offer by Parent or any of its subsidiaries) for any transaction or series of related transactions involving:

•

a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction involving the Company or any of our significant subsidiaries, in each case involving the ownership of 50% of the outstanding capital stock of such entity or all or substantially all of the assets of the Company and our subsidiaries, taken as a whole;

•

the acquisition by any person or “group” of 50% or more of the consolidated assets of the Company and our subsidiaries, taken as a whole (including the outstanding assets and equity securities of our subsidiaries);

•

any direct or indirect acquisition of beneficial ownership by any person or “group” of 50% or more of the outstanding capital stock of the Company or any of our significant subsidiaries or 50% or more of the voting power represented by the outstanding voting stock of the Company or any of our significant subsidiaries; and

•	on terms our board of directors determines in good faith, after consultation with the Company’s financial and legal advisors, would if consummated, result in a transaction that is:

•

more favorable to the Company and its stockholders from a financial point of view than the merger (considering any adjustment to the terms and conditions proposed by Parent in response to the proposal), taking into account all of the terms and conditions of such proposal and the merger agreement, including any termination and reverse termination fees, expense reimbursement or similar provisions; and

•

is reasonably capable of being consummated in a timely manner on the terms proposed, taking into account all financial (including the financing terms of such proposal), regulatory, legal and other aspects of the proposal.

In addition, in response to a superior proposal that has not been withdrawn, prior to the approval and adoption of the merger agreement by the holders of our common stock, our board of directors may withdraw, modify or qualify its recommendation of the merger or approve or recommend a superior proposal if the board of directors has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, either that failure to effect a withdrawal, modification or qualification to its recommendation or approve or recommend a superior proposal would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law, and prior to taking such action:

•	we have given Parent three business days’ prior written notice advising that we intend to take such action and describing the material terms and conditions of such superior proposal;

•

we take other required actions to negotiate in good faith with Parent and Merger Sub in an effort to improve the terms and conditions of merger agreement so that such alternative proposal ceases to constitute a superior proposal; and

•	we have complied in all material respects with our obligations under this no solicitation provision.

Our board of directors is not prohibited from making a withdrawal, modification or qualification to its recommendation to the extent that (x) the change of recommendation does not arise out of or relate to an alternative proposal and (y) the board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a change of recommendation would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law.

In addition, the Company and our board of directors are permitted to disclose to our stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act; provided, however, such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a negative recommendation of the tender offer) will be deemed a withdrawal, modification or qualification to the recommendation of our board of directors. Our board of directors may not recommend that the stockholders of the Company tender their shares of our capital stock in connection with such tender offer or exchange offer or change its recommendation without having first satisfied the requirements of this no solicitation provision.

Stockholders Meeting

We have agreed to call, give notice of, convene and hold a meeting of our common stockholders as promptly as reasonably practicable after the mailing of this proxy statement, and to use all reasonable best efforts to solicit from holders of our common stock proxies in favor of adopting the merger agreement and the transactions contemplated by the merger agreement. In addition, we agreed that, unless our board of directors effects a change in recommendation in accordance with the merger agreement, our board of directors would recommend that our common stockholders vote in favor of the approval and adoption of the merger agreement. Our obligations to establish a record date for, duly call, give notice of, convene and hold the stockholders meeting are not affected by a withdrawal, modification or qualification of our board of directors’

recommendation unless the merger agreement has been terminated. Without the prior written consent of Parent, approval and adoption of the merger agreement is the only matter we may propose (other than procedural matters) to be acted upon by the stockholders at the stockholder meeting.

Employee Matters

Parent has agreed, from and after the effective time of the merger, to honor all employment agreements, retention agreements and severance agreements in accordance with their terms as in effect immediately prior to the effective time of the merger. For a period of one year from the effective time of the merger, Parent will provide cash compensation (including base salary, base wages and annual incentive compensation opportunities) and employee benefits provided under current employee benefit plans to each current and former employee of Goodman and its subsidiaries, other than employees covered by collective bargaining agreements, which, in the aggregate, are no less favorable than those made available by Goodman and its subsidiaries to its employees immediately prior to the effective time of the merger. Parent also agreed to maintain our severance arrangements in place for at least one year from the effective time of the merger.

Reasonable Best Efforts

Each of Goodman, Parent and Merger Sub has agreed to use its reasonable best efforts to promptly take all actions, and to do promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate the merger and the other transactions contemplated by the merger agreement, including:

•	obtaining all necessary actions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings with any applicable governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuit or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary to complete the transactions contemplated by the merger agreement.

Each of Goodman and Parent has also agreed to:

•	promptly make their respective filings and any other required submissions under the HSR Act;

•	use reasonable best efforts to cooperate in:

•

determining whether any other filings are required to be made with, or consents, permits, authorizations, waivers or approvals required to be obtained from, any third party or other governmental entities under applicable regulatory law in connection with the merger agreement and the transactions contemplated by the merger agreement; and

•	timely making all such filings and timely seeking all such consents or approvals.

•

use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such action as reasonably may be necessary to resolve such objections, if any, as the United Stated Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any nation or other jurisdiction or any other person may assert under other regulatory law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable closing to occur as soon as expeditiously possible; and

•	subject to applicable legal limitations and other restrictions, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement.

Each of Goodman, Parent and Merger Sub has also agreed to cooperate in all respects with each other and to use their respective reasonable best efforts to contest and resist any administrative, judicial action or proceeding, including any proceeding by a private party, instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of regulatory law, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Takeover Statute

Each of Goodman and Parent has agreed that if any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation becomes applicable to the transactions contemplated by the merger agreement, they will take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as possible on the terms contemplated by the merger agreement, and otherwise to act to eliminate or minimize the effects of such statute or regulation on the merger.

Public Announcements

Each of Goodman and Parent has agreed to consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such release or statement relating to the merger agreement or the transactions contemplated by the merger agreement and will not issue any release or statement prior to such consultation unless required by applicable law or a national securities exchange.

Indemnification and Insurance

Parent has agreed that:

•

all rights to exculpation, indemnification and advancement of expenses of current or former directors or officers of Goodman with respect to matters arising prior to the merger shall survive the merger and will continue in full force and effect;

•

it will maintain in effect, for a period of 6 years from the effective time of the merger, the exculpation, indemnification and advancement of expenses provisions of our and our subsidiaries’ certificate of incorporation, bylaws or similar organization documents in effect immediately prior to the effective time of the merger, or in any indemnification agreements, arrangements and understandings between the Company or our subsidiaries with any directors or officers in effect immediately prior to the effective time of the merger with respect to actions arising from their pre-merger services and will not amend or modify such provisions in a manner that would adversely effect the rights of the individuals covered;

•

at and after the effective time of the merger, the surviving corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of our subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the effective time of the merger, with respect to such person’s actions or omissions taken in their capacity as a director or officer; and

•

the surviving corporation will maintain in effect, for a period of 6 years from the effective time of the merger, insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and our subsidiaries with respect to matters arising on or before the effective time of the merger in an amount and scope at least as favorable as the coverage applicable as of the date of the merger agreement, provided that after the effective time of the merger the surviving corporation is not required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement. The surviving corporation may satisfy its obligations under the foregoing by purchasing an acceptable “tail” policy under the Company’s existing directors’ and officers’ liability insurance.

Financing

Equity Financing:

Parent has received an equity commitment letter from Hellman & Friedman Capital Partners VI, L.P., referred to as H&F Fund VI, and certain affiliated funds (together with H&F Fund VI, the “Equity Investors”), pursuant to which, and subject to the conditions contained therein, the Equity Investors have committed to make a capital contribution of up to $1.256 billion to Parent in connection with the completion of the merger. The obligation of the Equity Investors to fund the equity commitments is subject to (1) the terms of the equity commitment letter, (2) the satisfaction or waiver by Parent (which satisfaction or waiver by Parent must have been consented to by each of the Equity Investors) of all of the conditions to Parent’s and Merger Sub’s obligations to effect the closing of the merger and (3) the substantially simultaneous closing of the debt financing. The Equity Investors’ obligation to fund the equity commitments will terminate upon the earliest to occur of (a) the termination of the merger agreement, (b) the termination of the equity commitment letter by H&F and (c) the commencement of any legal proceeding by us or any of our affiliates against Parent, Merger Sub or any of the Equity Investors, or any of their respective affiliates, relating to the equity commitment letter, the limited guarantee, the merger agreement or any of the transactions contemplated thereby (other than any claim relating to a breach or seeking to prevent a breach of the confidentiality agreement between Parent and us).

Debt Financing:

Parent received senior secured debt financing commitments on October 21, 2007 from Barclays Bank PLC, Calyon New York Branch, General Electric Capital Corporation, GE Capital Markets, Inc. and GSO Capital Partners LP, on behalf of one or more funds managed by it, and senior subordinated debt financing commitments on October 21, 2007 from GSO Capital Funding, LLC and Farallon Funding, L.L.C. Pursuant to the debt financing commitments, and subject to their terms and conditions, such financial institutions have committed to provide debt financing in an aggregate amount of up to $1.6 billion.

The commitments contemplated by each of the senior secured debt financing commitments and the senior subordinated debt financing commitments are subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the interests of the commitment parties under such facilities without the consent of the specified commitment parties thereunder), the receipt by Merger Sub of the cash equity contributions described under “Equity Financing” above, the absence of any Company Material Adverse Effect as defined in the merger agreement, Goodman and our subsidiaries on a consolidated basis having EBITDA (as defined (with agreed modifications) in the indenture governing Goodman Global Holdings, Inc.’s senior unsecured fixed rate notes) of not less than $255.0 million for the fiscal year ended December 31, 2007, the repayment or refinancing of certain of Goodman’s and Parent’s existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, payment of required fees and expenses, the execution of certain guarantees and, for the senior secured debt, the creation of security interests and the negotiation and the execution and delivery of definitive documentation. Each debt financing commitment is also contingent on receipt by Merger Sub of funds under the other debt financing commitment.

Parent has agreed to use its reasonable best efforts to consummate the financing for the merger on the terms and conditions described in the financing commitments, including using its reasonable best efforts to:

•	negotiate definitive agreements with respect thereto on the terms and conditions contained in the commitment letters;

•	satisfy on a timely basis all covenants and conditions applicable to Parent in the commitment letters that are within its control; and

•	cause the funding of the financing.

Parent has also agreed to seek to enforce its rights under the commitment letters.

Parent has agreed to keep Goodman informed of all material activity concerning the financing and give Goodman prompt notice of any material adverse change with respect to the financing. Without limiting the foregoing, Parent has agreed to notify Goodman within two business days if:

•	any commitment letter expires or is terminated for any reason;

•	any financing source that is a party to any commitment letter notifies Parent or Merger Sub that it no longer intends to provide financing on the terms set forth in the commitment letter; or

•	for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the commitment letters on the terms described therein.

Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing if any portion of the financing becomes unavailable on the terms set forth in the commitment letters or any commitment letter is terminated or modified in any manner materially adverse to the interests of Parent.

Debt Tender Offer

Goodman has agreed to commence tender offers and consent solicitations for some or all of the outstanding senior unsecured fixed and floating rate notes issued by Goodman Global Holdings, Inc. With respect to any such notes not tendered and accepted for payment in the tender offer, Goodman will take all actions necessary to cause the redemption, satisfaction and discharge of such notes in accordance with the terms of the applicable indentures. All reasonable fees and expenses incurred by Goodman in connection with the tender offer or redemption, satisfaction and discharge of the notes will be paid by Parent.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote thereon;

•

the absence of an injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger and the absence of any statute, rule, regulation, executive order, decree or other order (whether temporary or permanent) of any governmental entity which is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

•

any applicable waiting period under the HSR Act shall have expired or been earlier terminated and any other regulatory approvals required to be obtained for the consummation of the merger shall have been obtained, other than any other approvals the failure of which to obtain would not have a material adverse effect on the Company or on Parent’s ability to complete the merger.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties made by the Company in the merger agreement, except (subject to certain specified exceptions) to the extent the failure of such representations and warranties to be true and correct (without regard to qualifications or exemptions therein as to materiality or material adverse effect on Goodman) would not be reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to Goodman;

•	performance by the Company in all material respects of all obligations and compliance in all material respects with all covenants contained in the merger agreement;

•	realization by the Company and its subsidiaries, on a consolidated basis, of not less than $255 million in EBITDA (as defined in the merger agreement) for the fiscal year ended December 31, 2007.

Conditions to Obligations of the Company

The obligation of the Company to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties made by Parent in the merger agreement, except (subject to certain specified exceptions) to the extent the failure of such representations and warranties to be true and correct (without regard to qualifications or exceptions therein as to materiality or material adverse effect on Parent) would not individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement financing and;

•	performance by Parent and Merger Sub in all material respects of all obligations and compliance in all material respects with all covenants contained in the merger agreement.

Other than the mutual conditions to the parties’ obligation to complete the merger set forth above, either Goodman or Parent may elect to waive conditions to their respective performance and complete the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Goodman and Parent;

•	by either Goodman or Parent on notice to the other:

•

if the effective time of the merger has not occurred on or before March 31, 2008, or in the event that the marketing period for Parent’s financing begins, but does not end, by March 31, 2008, one business day after the last day of the marketing period;

•	if a final, non-appealable injunction prohibits the merger;

•	if the holders of our common stock do not adopt the merger agreement at the special meeting or any adjournment thereof; or

•

there is a breach by the non-terminating party of any representation, warranty, covenant or other agreement in the merger agreement such that the terminating party’s closing conditions would not be satisfied, which breach cannot be cured by the end date, and the party seeking termination gives the non-terminating party 30 days’ prior written notice.

•	by Goodman on notice to Parent:

•

if all the conditions to Parent’s obligations to complete the merger have been satisfied on the final day of the marketing period for Parent’s financing and Parent and Merger Sub have not received the proceeds of Parent’s debt financing or equity financing; or

•

if, before the approval of the merger agreement by the holders of our common stock, our board of directors approves or recommends a superior proposal and we have paid the required termination fee to Parent.

•	by Parent on notice to the Company:

•

if our board of directors makes or resolves to make a withdrawal, modification or qualification to its recommendation that our common stockholders approve and adopt the merger agreement and the merger;

•

if our board of directors fails to recommend against a tender offer or exchange offer constituting an alternative proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act except as permitted under the merger agreement; or

•	if our board of directors recommends or approves any alternative proposal.

If the merger agreement is terminated, the merger will not occur.

Fees and Expenses; Remedies

Under the merger agreement we have agreed to pay Parent a termination fee of $55.7 million if:

•

the merger agreement is terminated by the Company in circumstances where our board of directors approves or recommends a superior proposal (in such instance, the termination fee must be paid concurrently with the termination of the merger agreement); or

•	the merger agreement is terminated by Parent because our board of directors:

•	makes or resolves to make a withdrawal, modification or qualification to its recommendation that our common stockholders approve and adopt the merger agreement and the merger;

•

fails to recommend against a tender offer or exchange offer constituting an alternative proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act except as permitted under the merger agreement; or

•	recommends or approves any alternative proposal.

•	In the case of any of the above, the termination fee must be paid within 2 business days of the termination of the merger agreement.

We have also agreed in the merger agreement that we will pay Parent a termination fee of $55.7 million if:

•

either we or Parent terminate the merger agreement for failure to complete the merger by the end date or for failure to obtain the approval of the merger agreement by the Company’s stockholders, or if Parent terminates the merger agreement for a material breach by the Company of any representation, warranty, covenant or other agreement contained in the merger agreement which gave rise to the failure of closing conditions in the merger agreement regarding accuracy of representations and warranties or compliance with covenants; and

•

prior to termination of the merger agreement, a bona fide alternative proposal (with all references to 20% in the definition of “alternative proposal” replaced by a reference to 50% for this purpose) is publicly proposed or otherwise privately communicated to our board of directors; and

•	within 9 months of termination of the merger agreement we enter into a definitive agreement for any alternative proposal or consummate any transaction constituting an alternative proposal.

Parent has agreed, on notice of termination by us coupled with irrevocable demand for payment of the termination fee, to pay us a termination fee of $75 million plus $5 million in reimbursement of expenses incurred by us, if we terminate the merger agreement in circumstances where all the conditions to Parent’s obligations to complete the merger were satisfied on the final day of the marketing period for Parent’s debt financing and Parent and Merger Sub have not received the proceeds from the debt financing or equity financing, our right to receive the termination fee and the expense reimbursement will terminate if:

•	we fail to include a demand for payment of the termination fee in our notice of termination; or

•

we make any demand or claim for damages under the limited guarantee provided by affiliates of Parent’s financial sponsor or in any legal action other than for the payment of the termination fee and the expense reimbursement.

The merger agreement provides that except for Parent’s and Merger Sub’s remedies of specific performance and except in the case of willful breach or fraud, the payment of the termination fees (and, in certain circumstances, reimbursement of our expenses) by a party in accordance with the merger agreement will be the sole and exclusive remedy against the other party for failure to consummate the merger. In the event of willful breach or fraud by the Company, Parent, in addition to the termination fee provided under the merger agreement and the right to seek specific performance of the merger agreement, may seek damages from the Company up to a maximum amount of $139.2 million (including the termination fee). If we terminate the merger agreement under circumstances where we are entitled to receive a termination fee and the expense reimbursement and we elect not to receive the termination fee and the expense reimbursement, we are entitled to seek damages from Parent under the merger agreement of up to a maximum amount of $139.2 million. The Company is not entitled to seek specific performance with respect to the obligations of Parent and Merger Sub, including an injunction to prevent breaches of the merger agreement by Holdings and Merger Sub.

Except as described above, each party to the merger agreement will pay its own expenses related to entering into and carrying out the merger agreement.

Amendment and Waiver

The merger agreement may be amended or any provision waived by the parties at any time before or after approval and adoption of the merger agreement by holders of our common stock, but, after any such stockholder approval, no amendment or waiver will be effective that by law or by the rules and regulations of the New York Stock Exchange requires further approval by our stockholders without first obtaining such stockholder approval.

The Voting Agreements

The Goodman Family/Apollo Voting Agreement

In order to induce Parent and Merger Sub to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, an Apollo-affiliated stockholder and the trusts for the benefit of members of the Goodman family entered into separate voting agreements with Parent, which are referred to as the voting agreements. On the record date, stockholders who are parties to the voting agreements beneficially owned approximately 53.6% of the shares of our outstanding common stock entitled to vote at the special meeting. The following describes the material terms of the voting agreements. The description in this section is not complete. You should read the voting agreements in their entirety for a more complete understanding of their terms. Copies of the voting agreements are attached to this proxy statement as Appendix B and Appendix C and are incorporated by reference in this proxy statement.

Pursuant to the voting agreements, each of the stockholders party thereto:

•

has agreed to appear at the meeting of stockholders or cause their votes to be counted as present at the meeting for purposes of establishing a quorum and to vote the shares of our common stock that they own on the record date in favor of approval of the merger and the adoption and approval of the merger agreement;

•

has agreed not to enter into any other voting agreement or arrangement with respect to the shares of common stock owned by them and not to take any action that would make any of their representations or warranties in the voting agreement untrue or incorrect;

•

has agreed not to solicit, initiate, knowingly encourage, participate in, discuss or negotiate any alternative proposal involving Goodman, unless Goodman is permitted to engage, and is engaging, in discussions or negotiations regarding an alternative proposal pursuant to the merger agreement; and

•	has agreed not to transfer any of their respective shares of Goodman common stock prior to consummation of the merger.

The voting agreements will terminate upon the occurrence of any of the following:

•	the termination of the merger agreement in accordance with its terms;

•	the consummation of the merger; or

•	if the merger has not been consummated prior to March 31, 2008, or such later date as the termination date of the merger agreement may be extended in accordance with its terms.

None of the stockholders who are parties to the voting agreements was paid additional consideration in connection with entering into such voting agreement. However, you should be aware that these stockholders may have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on the New York Stock Exchange under the symbol “GGL.” This table shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the New York Stock Exchange.

	Price Range
Quarter Ending	High	Low
2006:
Second Quarter	$21.80	$14.37
Third Quarter	$16.25	$11.70
Fourth Quarter	$17.53	$13.18

2007:
First Quarter	$20.26	$16.75
Second Quarter	$22.69	$16.84
Third Quarter	$25.12	$21.78
Fourth Quarter (through November 20, 2007)	$25.59	$21.35

As of                         , 2007, there were approximately              holders of record of our common stock.

The following table sets forth the closing sales price of our common stock as reported on the New York Stock Exchange on October 19, 2007, the last full trading day before the public announcement of our proposed merger with Parent, and on                         , 2007, the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price
October 19, 2007		$21.84
, 2007	$

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table presents information regarding beneficial ownership of our common stock as of November 9, 2007 by:

•	each person who we know owns beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

	Beneficial Ownership
Name of Beneficial Owner	Shares		Percent(1)
Frio Holdings LLC (2)(3)	28,289,964		41.05%
John Bailey Goodman 1984 Grantor Trust (3)(4)	228,719		*
Lucy Hughes Abell 1991 Trust (3)(4)	868,397		1.26%
Sam Houston Viterbo Abell 1991 Trust (3)(4)	868,397		1.26%
John Bailey Goodman Jr. 1991 Trust (3)(4)	1,302,595		1.89%
Harriett Elizabeth Goodman 1991 Trust (3)(4)	1,302,595		1.89%
Bailey Quin Daniel 1991 Trust (3)(4)	2,170,992		3.15%
Betsy Goodman Abell 1984 Grantor Trust (3)(4)	347,358		*
Meg Goodman Daniel 1984 Grantor Trust (3)(4)	260,519		*
Harold G. Goodman 1984 Grantor Trust (3)(4)	86,838		*
Hutton Gregory Goodman 1994 Trust (3)(4)	303,648		*
Hannah Jane Goodman 1994 Trust (3)(4)	303,648		*
Mary Jane Goodman 1994 Trust (3)(4)	303,648		*
Harold Viterbo Goodman II 1994 Trust (3)(4)	303,648		*
David Bechhofer	2,778	(7)	*
Jeffrey Benjamin (5)	2,778	(7)	*
Laurence M. Berg (5)	30,321	(8)	*
Anthony M. Civale (5)	30,321	(8)	*
John B. Goodman (6)	898,717		1.30%
John J. Hannan (5)	2,778		*
Steven Martinez (5)	30,321	(8)	*
David W. Oskin	2,778		*
James H. Schultz	2,778		*
Michael D. Weiner	2,778		*
Charles A. Carroll	2,033,616	(9)	2.93%
Lawrence M. Blackburn	1,004,144	(10)	1.46%
Ben D. Campbell	421,909	(11)	*
Donald R. King	417,064	(12)	*
William L. Topper	268,604	(13)	*
All directors and executive officers as a group (24 persons)	6,171,113	(14)	8.95%

*	Less than 1%
(1)	Based on an aggregate of 68,929,493 shares outstanding as of September 30, 2007.
(2)

Based on a Schedule 13D/A filed with the SEC on October 26, 2007 jointly by Frio Holdings LLC, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P.,

Apollo Netherlands Partners V (B), L.P., Apollo German Partners V GmbH & Co. KG, Apollo Advisors V, L.P., Apollo Management V, L.P., AIF V Management, LLC, Apollo Management, L.P., Apollo Management GP, LLC, Apollo Capital Management V, Inc., Apollo Principal Holdings I, L.P. and Apollo Principal Holdings I GP, LLC (collectively, “Frio”). The manager of Frio Holdings LLC is Apollo Management V., L.P., which has voting and investment power over the shares. Messrs. Leon Black, Joshua Harris and Marc Rowan, each of whom disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein, are the principal executive officers and directors of Apollo Management GP, LLC, which is the general partner of Apollo Management, L.P., which is the sole member and manager of AIF V Management, LLC, which serves as the general partner of Apollo Management V, L.P., and of Apollo Principal Holdings I GP, LLC, which is the general partner of Apollo Principal Holdings I, L.P., which is the sole stockholder of Apollo Capital Management V, Inc., which serves as the general partner of Apollo Advisors V, L.P., which is the general partner or managing general partner, as the case may be, of each of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P. and Apollo Netherlands Partners V(B), L.P. The address of Frio is Two Manhattanville Road, Purchase, New York 10577.

(3)	Party to the Stockholders Agreement, dated December 23, 2004, by and among the investors listed thereto, Frio Holdings, LLC and Goodman Global, Inc.
(4)	Based on Amendment No. 2 to Schedule 13D/A filed with the SEC on November 2, 2007. The address for each reporting person in the group is c/o Altazano Management, LLC, 109 North Post Oak Lane, Suite 425, Houston, Texas 77024.
(5)	Each of Messrs. Benjamin, Berg, Civale, Hannan and Martinez may be deemed a beneficial owner of membership interests of Frio Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he does not have a pecuniary interest.
(6)	Includes 30,321 shares of common stock issuable upon the exercise of options. Mr. Goodman may be deemed to beneficially own the 868,396 shares held by the John Bailey Goodman 1984 Grantor Trust, the Betsy Goodman Abell 1984 Grantor Trust and the Meg Goodman Daniel 1984 Grantor Trust as a trustee, co-trustee or direct beneficiary of these trusts. Mr. Goodman has voting and investment power with respect to these shares of common stock.
(7)	Represents shares of restricted stock that will vest on February 27, 2008.
(8)	Represents shares of common stock issuable upon the exercise of options.
(9)	Includes 1,134,380 shares of common stock issuable upon the exercise of options.
(10)	Includes 658,389 shares of common stock issuable upon the exercise of options. Mr. Blackburn may be deemed to beneficially own 5,200 shares of common stock held by trusts for the benefit of certain of his family members and of which a family member of Mr. Blackburn is trustee. Mr. Blackburn disclaims beneficial ownership of any of these shares of common stock in excess of his pecuniary interest, if any.
(11)	Includes 251,948 shares of common stock issuable upon the exercise of options.
(12)	Includes 251,948 shares of common stock issuable upon the exercise of options.
(13)	Includes 144,799 shares of common stock issuable upon the exercise of options.
(14)	Includes 3,185,751 shares of common stock issuable upon the exercise of options.

STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required and do so under applicable law, we would hold a 2008 annual meeting of our stockholders.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2008 annual meeting of stockholders by submitting their proposals to us in a timely manner. Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2008 Annual Meeting of Stockholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 12, 2007.

In addition, our bylaws provide that only such business as is properly brought before an annual meeting of our stockholders will be conducted. For business to be properly brought before the meeting or for nominations of persons for election to our board of directors to be properly made at an annual meeting of our stockholders by a stockholder, notice must be received by our Secretary at the address indicated on the cover page not earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting and not later than the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. On request, our Secretary will provide detailed instructions for submitting proposals or nominations.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless Goodman has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce Goodman’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may call Goodman’s Investor Relations department at (713) 263-5059 or write to Investor Relations, Goodman Global, Inc., 5151 San Felipe, Suite 500, Houston, Texas 77056. Goodman will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Goodman in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

Parent has supplied all information contained in this proxy statement relating to Parent, and we have supplied all such information relating to us.

Our stockholders should not send in their Goodman certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                         , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHILL HOLDINGS, INC.

CHILL ACQUISITION, INC.

and

GOODMAN GLOBAL, INC.

Dated as of October 21, 2007

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2007 (the “Agreement”), by and among Chill Holdings, Inc., a Delaware corporation (“Parent”), Chill Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Goodman Global, Inc., a Delaware corporation (“Company”).

W I T N E S S E T H :

WHEREAS, the parties intend to effect an acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company as the surviving corporation;

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have each determined and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders and, therefore, have approved, and the Board of Directors of the Parent has approved, this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into an agreement pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of Delaware as a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the later of (a) the second business day after the satisfaction or waiver, to the extent permitted by applicable Law (as hereinafter defined), of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the earlier of (x) a date during the Marketing Period to be specified by Parent on no less than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of a high yield debt financing) and (y) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. From the Effective Time, the Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as the Certificate of Incorporation of Merger Sub in effect prior to the date of this Agreement, except as thereafter amended, except that Article I thereof shall read as follows: “The name of the Corporation is Goodman Global, Inc.” and except for any references to the incorporator or original directors of Merger Sub and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation and (b) the bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Corporation as of the Effective Time, in each case, until changed or amended as provided therein and in accordance with the DGCL.

Section 1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(d) and Section 2.1(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock”, and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $25.60 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration. Notwithstanding the foregoing, any shares of Company Common Stock owned by a wholly owned subsidiary of the Company shall remain outstanding.

(b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.1(a), but rather the holders of Appraisal Shares shall be entitled to such rights (but only such rights) as granted by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, Merger Consideration as provided in Section 2.1(a). The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals thereof and any other instruments served pursuant to Section 262 and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld) or as otherwise required by applicable Law, make any payment with respect to or settle or offer to settle any such demands.

(f) Stock Options and Other Stock-Based Awards.

(1) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the 2004 Stock Option Plan and the 2006 Incentive Award Plan of the Company (together, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, other than any such option that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent less such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment.

(2) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”), other than any such Restricted Share that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under any provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company (or, with respect to the amounts to be paid pursuant to Section 2.1(f) only, such other agent, which may be the Surviving Corporation’s payroll agent) that shall be appointed to act as an exchange agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Exchange Agent”), for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the amounts to be paid pursuant to Section 2.1(f). Any cash deposited in respect of clause (i) and (ii) above shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(1) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(2) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange for such properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares an amount in cash equal to the Merger Consideration that such holder has the right to receive pursuant to this Article II. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Certificate may be issued or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(3) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the relevant Merger Consideration pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or reasonably requested by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in reasonable detail in the Company’s SEC Documents (as hereinafter defined) filed prior to the date of this Agreement (other than disclosure referred to in the “Factors That May Affect Future Results,” “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” or “Forward-Looking Statements” sections of such Company SEC Documents) or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement, which shall contain section numbers and subsections numbered to correspond to the section numbers and subsections of this Agreement (it being agreed that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except (i) in the case of the Company, where the failure to be so qualified or in good standing and (ii) in the case of any Subsidiary, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, in each case, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are, or are reasonably expected to become, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but in any such event shall not include facts, circumstances, events or changes (i) generally affecting the heating, ventilation and air conditioning (“HVAC”) industry in the United States or the economy or the financial, commodities or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in foreign currency markets, in each case not affecting the Company or its Subsidiaries in a materially disproportionate manner relative to other participants in the HVAC industry, or (ii) resulting from (A) the announcement of this Agreement or the pendency of the Merger, (B) any derivative or shareholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement (“Shareholder Litigation”) or (C) changes after the date hereof in applicable Law, GAAP (as hereinafter defined) or accounting standards. The Company is not in violation of any of the provisions of its certificate of incorporation and bylaws. Each Subsidiary of the Company is not in violation of its respective organizational documents in any material respect. The Company has made available to Parent true, correct and complete copies of the organizational documents of the Company and its Subsidiaries as in effect on the date hereof. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 includes all the Subsidiaries of the Company which are Significant Subsidiaries. Section 3.1 of the Company Disclosure Letter sets forth a complete list of the names and jurisdictions of organization of each of the Company’s Subsidiaries that is not a Significant Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. As used here, “Significant Subsidiary” shall mean a significant subsidiary of an entity as determined under Rule 1-02 of Regulation S-X of the SEC (as hereinafter defined).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 275,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 250,000 shares are designated as 9.5% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock. As of October 19, 2007, 68,938,590 shares of Company Common Stock (including restricted shares) and no shares of Company Preferred Stock were issued and outstanding. As of October 19, 2007, (i) 0 shares of Company Common Stock were held in treasury and (ii) (A) 1,878,418 shares of Company Common Stock were reserved for issuance under the Company’s 2006 Incentive Award Plan, and (B) 4,766,577 shares of Company Common Stock were reserved for issuance under the Company’s 2004 Stock Option Plan, as amended. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) of the previous sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and will not be issued in violation of any such rights. Section 3.2(a) of the Company Disclosure Letter contains a true, correct and complete list of all outstanding Company Stock Options and Restricted Shares, the name of each Company Stock Option holder and grantee of Restricted Shares, the date of the grant, the exercise price, the expiration date, the number of shares of Company Common Stock that may be acquired upon the exercise of each such Company Stock Option or the vesting of the Restricted Shares, as the case may be, the number of shares of Company Common Stock subject to each such Company Stock Option that is currently exercisable and the number of Restricted Shares currently vested, as applicable, and the status of any Company Stock Option grant as qualified or non-qualified under Section 422 of the Code.

(b)(i) Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after October 19, 2007, but were reserved for issuance as set forth in Section 3.2(a), and (ii) except for awards to acquire shares of Company Common Stock under any equity plan of the Company listed in Section 3.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person, other than in connection with the purchase or sale of inventory in the ordinary course of business. Except for the capital stock and other ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, capital stock or other voting or equity securities or interests in any person or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor and is not a party to any joint ventures or similar arrangements. None of the Company’s Subsidiaries own any shares of Company Common Stock.

(c) Except for awards to acquire shares of Company Common Stock under any equity plan of the Company as disclosed in Section 3.2(a), neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement. As of the date hereof, the Board of Directors of the Company has (x) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company’s stockholders, and (y) resolved to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and to general principles of equity.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Regulatory Law (as hereinafter defined) ((i) through (iv) collectively, the “Company Approvals”) and (v) the filing of an application to acquire control of a specialty insurer or its controlling company with, and the written approval of, the Florida Office of Insurance Regulation, no authorization, consent or approval of, or filing with, any United States Federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings (A) required solely by reason of the participation of Parent or Merger Sub (as opposed to any third party) in the transactions contemplated by this Agreement, and (B) that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, adverse modification or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) (solely with respect to Subsidiaries other than Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents, exhibits and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since April 11, 2006 (as amended through the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2006, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. To the knowledge of the Company, the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company’s principal executive officer and principal financial officer have (A) no knowledge of any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (B) have made, with respect to the Company SEC Reports, all certifications required of them by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

Section 3.5 No Undisclosed Liabilities.

Except and as to the extent reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2007 included in the Company’s quarterly report on Form 10-Q for the fiscal quarter then ended, the Company and its Subsidiaries, taken as a whole, have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than (a) for liabilities incurred pursuant to this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business since June 30, 2007 that, individually or in the aggregate, would not have a Company Material Adverse Effect, (c) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, (d) for liabilities set forth in Section 3.5(d) of the Company Disclosure Letter or (e) for liabilities which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with and are not in default under or in violation of and have not, to the knowledge of the Company, received any written notice of non-compliance, default or violation with respect to any applicable federal, state, local or foreign constitution, law, statute, ordinance, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.6(a), no representation or warranty shall be deemed to be made in this Section 3.6(a) in respect of environmental, Tax, employee benefits or labor Law matters.

(b) The Company and the Company’s Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Company Permit except where the failure to be in full force and effect or such revocation, suspension, cancellation, termination or adverse modification would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all, and have not otherwise violated any, applicable Environmental Laws (as hereinafter defined), (ii) no Hazardous Substance (as hereinafter defined) is present in, on, under or about any of the properties or facilities currently or, to the knowledge of the Company, formerly operated, owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws or for which the Company or any of its Subsidiaries would reasonably be expected to be liable, and, to the knowledge of the Company, Hazardous Substances have not been arranged to be disposed of by the Company or any of its Subsidiaries in a manner or to a location that would reasonably be expected to result in liability under any Environmental Law, (iii) since December 31, 2004, and, to the knowledge of the Company, prior to such date, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law and to the knowledge of the Company, none of the foregoing is threatened, (iv) neither the Company nor any of its Subsidiaries are parties to or are subject to any liabilities relating to any Action (as hereinafter defined), suit, settlement, court order, administrative order, judgment or written claim asserted or arising under any Environmental Law and to the knowledge of the Company, none of the foregoing is threatened and (v) to the knowledge of the Company, none of Company and its Subsidiaries has assumed, or provided indemnity against, any liability under any Environmental Laws. It is agreed and understood that no representation or warranty is made in respect of Environmental Law in any Section of this Agreement other than this Section 3.7 and Section 3.3 and Section 3.5 hereof.

(b) As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment or natural resources, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated or classified as a waste, pollutant, contaminant, hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law, including petroleum, petroleum products, toxic mold, asbestos, urea formaldehyde insulation and polychlorinated biphenyls.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Letter lists all material Company Benefit Plans, a copy or summary of which has been provided to Parent. “Company Benefit Plans” means (i) all compensation or employee benefit plans, programs, policies, agreements or other arrangements (other than arrangements solely providing for base salary or wages) under which the Company or any Subsidiary or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder, as amended (each such person or entity, an “ERISA Affiliate”), is subject to continuing financial obligations or under which any Employee (as hereinafter defined) has any present or future right to benefits, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing cash- or equity-based incentives, deferred compensation, health, medical, dental, disability, accident or life insurance benefits, fringe benefit, vacation, severance, retention, change of control, retirement, pension, loan, savings or other employee benefits, in each case, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries (each, an “Employee”) or under which the Company or any Subsidiary has any present or future liability, and (ii) all employment agreements under which the Company or its Subsidiaries are or may be subject to continuing financial obligations with any current or former Employee providing an annual base salary to such Employee of $200,000 or more.

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect; no event has occurred and, except as would not be reasonably expected to have a Material Adverse Effect, no condition exists that would subject the Company or its Subsidiaries, by reason of any defect in the design or operation of a Company Benefit Plan, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law.

(c) Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code (or an applicable prototype plan on which such a Company Benefit Plan is based) has received a favorable determination letter from the IRS. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement that provides medical benefits to any Employee following termination of employment or retirement, except (i) pursuant to which not more than 43 former employees are entitled to benefits as set forth in Section 3.8(c) of the Company Disclosure Letter, (ii) as provided in the employment agreement listed in Section 3.8(a)(1) of the Company Disclosure Letter or (iii) as required by applicable Law.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has been waived has occurred; (iii) neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company no other party-in-interest has, engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full and all contributions required to be made under the Company Benefit Plans have been timely made or, if not yet due, have been properly reflected on the Company’s financial statements, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee to severance pay, unemployment compensation or any other payment, or any increases in any such payments or compensation (but, for the avoidance of doubt, not including any increase in the amount of any performance-based awards paid in accordance with the terms of such performance-based awards), except as expressly provided in this Agreement, as required by applicable Law, as provided in an individual agreement upon a severance event (as disclosed in paragraphs 1, 2 and 5 of Section 3.8(a) of the Company Disclosure Letter) or (ii) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefits due any Employee, except as expressly provided in this Agreement or as provided in Section 3.8(e)(ii) of the Company Disclosure Letter, or (iii) result in payments to any Employee which would not be deductible under Section 280G of the Code.

Section 3.9 Absence of Certain Changes or Events.

(a) From June 30, 2007 through the date of this Agreement, except as specifically contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since June 30, 2007, there has not been any changes, facts, events, developments or state of circumstances that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any of its Subsidiaries during the period from June 30, 2007 through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.1(b)(i), (iii), (ix) or (xvii).

Section 3.10 Litigation. There is no Action (as hereinafter defined) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect, nor is there any order, judgment, citation or decree of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect.

Section 3.11 Proxy Statement; Other Information. None of the information provided by the Company to be included in the filing with the SEC of a proxy statement relating to the matters to be submitted at the Company Meeting (as hereinafter defined) (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.12 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries have paid all

Taxes that are required to be paid by any of them, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or in the notes thereto or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount and does not adversely affect the use or control of the assets to which it relates (each of the foregoing, a “Company Permitted Lien”), (v) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, (vi) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of the Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (viii) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), and (ix) each Company Benefit Plan and employment agreement that is subject to the provisions of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder. Neither the Company nor any Subsidiary is party to, bound by, or has any obligation under a material Tax sharing or Tax indemnity agreement.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.12.

Section 3.13 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) none of the employees of the Company or any of its Subsidiaries (“Employees”) is a member of any union, other than those Employees who are members of the International Association of Machinists and Aerospace Workers, and no collective bargaining agreements or other contracts with any labor organization are in effect with respect to the Company or any of its subsidiaries, (ii) there have been no strikes or lockouts with respect to any Employees within the past 3 years, (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (v) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”) as a result of any action taken by the Company (other than as a result of any of the transactions contemplated by this Agreement) that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company directly or indirectly owns, or is licensed or otherwise possesses valid and enforceable rights to use, all registered and common law trademarks, trade names, service marks, service names, logos, domain names, registered and unregistered copyrights, patents or patent applications, trade secrets and other proprietary or confidential information used in, and sufficient to conduct, their respective businesses as currently conducted, free and clear of all Liens other than Company Permitted Liens (collectively, the “Company Intellectual Property”). Section 3.14 of the Company Disclosure Letter lists all United States or foreign patents, registered trademarks or service marks, registered copyrights and Internet domain names and any currently pending applications thereof owned by the Company or any Subsidiary (collectively, the “Company Registered IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person (x) alleging infringement of any intellectual property rights of any person by the Company or any of its Subsidiaries or (y) challenging the validity or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any of the Company Intellectual Property; (ii) neither the use of the Company Intellectual Property nor the conduct of the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates any intellectual property rights of any person, (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or violation by others of its rights to or in the Company Intellectual Property and (iv) the Company Registered IP is valid and enforceable and has not expired or been abandoned. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company and its Subsidiaries, no third party is infringing, misappropriating or otherwise violating any of the Company Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain (A) their respective rights in any confidential information or trade secrets included among the Company Intellectual Property and (B) the security and integrity of their respective systems and software.

Section 3.15 Real Property. Section 3.15 of the Company Disclosure Letter sets forth a list of all real property currently owned (the “Owned Real Property”) or exceeding 10,000 square feet and leased or subleased or otherwise used or occupied under an agreement (the “Leased Real Property”) by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has valid title to the Owned Real Property, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). The Company has heretofore delivered or made available to Parent and Merger Sub a complete and accurate copy of all leases, subleases or other agreements under which the Company or its Subsidiaries uses or occupies any Leased Real Property (including all material modifications and amendments) (the “Leases”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of the Leased Real Property, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Leases is valid and enforceable and neither the Company nor any of its Subsidiaries is in default under any such agreement, and no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default of the Company or any of its Subsidiaries under any Lease; and no condemnation proceeding is pending or, to the Company’s knowledge, threatened which would preclude or impair the use of any the Owned Real Property or Leased Real Property for the purposes for which it is currently used as of the date hereof.

Section 3.16 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and J.P. Morgan Securities Inc., in each case dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.17 Material Contracts.

(a) Except for this Agreement or as filed as exhibits to Company SEC Documents prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) contract containing any covenant that restricts the Company or any Subsidiary in a manner material to the Company and its Subsidiaries taken as a whole; (iii) mortgages, indentures, financial guarantees (other than guarantees by the Company or any wholly-owned Subsidiary of the obligations of the Company or another wholly-owned Subsidiary of the Company), loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business; (iv) contract that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act, which filing has not yet been made; (v) contract that involves acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company for aggregate consideration in excess of $25,000,000 that involves continuing or contingent obligations of the Company or any of its Subsidiaries or is not yet consummated; (vi) contract that would constitute one of the Company’s (a) top ten contracts in terms of revenues received from the sale of products or services (including to resellers or distributors) (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) month period ended June 30, 2007) (the applicable customers being, the “Major Distributors”)), or (b) top ten contracts with its suppliers (determined on the basis of amounts reasonably expected to be paid by the Company or its Subsidiaries in the twelve (12) month period ended June 30, 2007) (the applicable suppliers being, the “Major Suppliers”); (vii) contract that requires the payment by the Company or any of its Subsidiaries of more than $15,000,000 annually; (viii) settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases); (ix) that relates to conditional sale arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its subsidiaries under such Contract are greater than $10,000,000 in the aggregate for all such arrangements; or (x) any hedging, derivatives or similar contracts or arrangements (all contracts of the type described in this Section 3.17(a) being referred to in this Agreement as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. A true, correct and complete copy of each Company Material Contract has been made available by the Company to Parent or has been filed by the Company with the SEC.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) are (i) except for policies that have expired under their terms, in full force and effect, and (ii) to the knowledge of the Company, valid and enforceable in accordance with their terms. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default with respect to any provision contained in such policy or binder. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (a) received written notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received written notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section 3.19 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to adopt this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.20 Finders or Brokers. Except for Goldman Sachs & Co. and J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21 State Anti-takeover Laws. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions as are necessary to exempt under and not make subject to the provisions of Section 203 of the DGCL the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.22 Company Insurance Approval. Assuming that the representation of Parent set forth in Section 4.13 is true and correct in all respects, the Company is not aware of any facts or circumstances that it believes would prohibit the Florida Office of Insurance Regulation review and approval of the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filed pursuant to Fla. Stat. s. 628.4615 relating to AsureCare Corp.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant, jointly and severally, to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”), provided that for all purposes of this Agreement, “Parent Material Adverse Effect” shall not include any such prevention or delay resulting from any Shareholder Litigation. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and to general principles of equity.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Regulatory Law and (v) the rules and regulations of the Florida Office of Insurance Regulation (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any order, judgment or decree of any Governmental Entity outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing. Parent and Merger Sub have furnished the Company with evidence of its ability to pay and satisfy in full each of the following (“Required Amount”): (a) the Merger Consideration and all of Parent’s obligations under this Agreement, (b) all amounts payable by the Company and/or Goodman Global Holdings, Inc. (“Holdings”) in connection with any repayment or refinancing of debt contemplated in the Debt Commitment Letters, including (1) payments contemplated by Section 5.12 in connection with (i) the 7 7/8% Senior Subordinated Notes due 2012 pursuant to the indenture dated as of December 23, 2004 among Holdings, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (ii) the Senior Floating Rate Notes due 2012 pursuant to the indenture dated December 23, 2004 among Holdings, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (2) all amounts payable by the Company and/or Holdings in connection with the repayment of the credit agreement dated as of December 23, 2004 among the Company, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, UBS Securities LLC, as syndication agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as documentation agent, and J.P. Morgan Securities Inc. and UBS Securities LLC as joint lead arrangers and joint book managers (as amended, modified, supplemented or restated from time to time) and (c) all fees and expenses related to the foregoing, in each case in the form of (x) the executed equity commitment letter, dated as of the date hereof, among Parent, Merger Sub, Hellman & Friedman Capital Partners VI, L.P. (“Sponsor”), and the other parties thereto, a true and complete copy of which has been made available to the Company (the “Equity Commitment Letter”) and (y) the executed debt commitment letters, dated as of the date hereof, among (A) Barclays Bank PLC, Calyon New York Branch, General Electric Capital Corporation, GSO Capital Partners LP, Parent and Merger Sub (the “Senior Debt Commitment Letter” and (B) GSO Capital Funding LLC, Farallon Funding, L.L.C., Parent and Merger Sub (collectively with the related Limited Guaranties, true and correct copies of which have been made available to the Company, the “Subordinated Debt Commitment Letter”; together with the Senior Debt Commitment Letter, the “Debt Commitment Letters,” and together with the Equity Commitment Letter, the “Commitment Letters”), true and complete copies of which have been made available to the Company (it being understood that the fee letters associated with such Commitment Letters have been made available in redacted form). The financing contemplated by the Debt Commitment Letters is referred to as the “Debt Financing” and financing contemplated by the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The Debt Financing and the Equity Financing are collectively referred to as the “Financing.” The obligations of the financing sources to fund the commitments under the Commitment Letters are not subject to any conditions other than as set forth therein and are in full force and effect on the date hereof. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid, and Parent is unaware of any fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (W) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate, (X) result in any of the conditions in the Commitment Letters not being satisfied, (Y) cause the Commitment Letters to be ineffective, or (Z) otherwise result in the funding contemplated in the Commitment Letters not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. Neither Parent nor Merger Sub shall amend or modify any Debt Commitment Letter between the date of this Agreement and the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letters in any material respect, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Neither Parent nor any of its affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns or, since January 1, 2007 has beneficially owned, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for Shares. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Employees (as hereinafter defined) after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 4.11 No Additional Representations.

(a) Parent acknowledges that it and its Representatives have (i) had full opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and (ii) received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review and access to the data room (including any electronic data room) maintained in connection with the transactions contemplated by this Agreement, including written responses to questions submitted by, or on behalf of, Parent and its Representatives.

(b) Notwithstanding anything contained in Article III or any other provision of this Agreement, Parent acknowledges and agrees that neither the Company nor any person has made any representation or warranty, express or implied, beyond those expressly given in this Agreement or any certificate contemplated by this Agreement or to be delivered to Parent in connection herewith including any implied warranty or representation as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information. As part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and other oral or written information and materials with respect to the Company (the “Additional Financial Information”) by the Company or its agents and representatives. There are uncertainties inherent in attempting to make projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of the Additional Financial Information. None of the Company and its officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to the Additional Financial Information, except for the specific representations and warranties set forth in Article III.

Section 4.12 Solvency. Assuming satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of each of the Surviving

Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent and Merger Sub and no obligation is being incurred in connection with the transactions contemplated by this Agreement by Parent and Merger Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company. For purposes of this Section 4.12, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation and its Subsidiaries will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.13 Parent Insurance Approval. Assuming that the representation of the Company set forth in Section 3.22 is true and correct in all respects, Parent is not aware of any facts or circumstances that it believes would prohibit the Florida Office of Insurance Regulation review and approval of the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filed pursuant to Fla. Stat. s. 628.4615 relating to AsureCare Corp.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as otherwise required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, (B) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant distributors and suppliers and (C) it will use commercially reasonable efforts to maintain insurance coverage on substantially comparable terms and in substantially comparable amounts as maintained on the date of this Agreement.

(b) Without limiting the generality of the foregoing, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as otherwise required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company:

(1) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by its directly or indirectly wholly owned Subsidiaries;

(2) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(3) except (x) as required by existing written agreements or Company Benefit Plans, or (y) to comply with applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to Employees, except increases in the ordinary course of business consistent with past practice for Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act (“Section 16 Officers”); (B) enter into any employment, change of control, severance, retention or other similar agreement or arrangement with any employee of the Company or any of its Subsidiaries, except (1) to the extent necessary to replace an agreement with a departing employee who is not a Section 16 Officer, consistent with prevailing market practices, or (2) for severance agreements entered into with employees of the Company or its Subsidiaries in the ordinary course of business in connection with terminations of employment and providing for amounts no greater than those provided under the Company severance guidelines set forth in Section 5.1(b) of the Company Disclosure Letter; or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend (other than with respect to any ordinary course administrative or ministerial matters) any Company Benefit Plan (or any plan, agreement or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), collective bargaining agreement, plan, agreement, trust, fund, policy or arrangement for the benefit of any Employees or any of their beneficiaries, or increase the benefit pool, contribution rate or funding obligation or other obligations or liabilities under any such plan, agreement or arrangement;

(4) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than advances in the ordinary course of business consistent with past practice for business expenses in accordance with the Company’s existing policies) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(5) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(6) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation that require a vote of the Company’s stockholders to approve the same or material bylaws or similar applicable charter documents;

(7) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(ii) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof);

(iii) grant or issue any equity-based compensation awards, whether settled in stock, cash, or otherwise, other than

(1) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Restricted Shares outstanding on the date hereof; and

(2) the sale of shares of Common Stock pursuant to the exercise of options to purchase Common Stock if necessary to effectuate an optionee’s direction upon exercise or for withholding of Taxes.

(8) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

(9) shall not, and shall not permit any of its Subsidiaries to, (A) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and borrowings in the ordinary course of business under the Company’s existing revolving credit facility), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) become a party to any hedging, derivatives or similar contract or arrangement that expires on or after December 31, 2008;

(10) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its material properties or tangible or intangible assets, including the capital stock of Subsidiaries, other than (A) sales and non-exclusive licenses of products and services of the Companies and its Subsidiaries in the ordinary course of business consistent with past practice, (B) dispositions in the ordinary course of business of assets no longer used or useful at the time of such disposition and (C) pursuant to existing agreements in effect prior to the execution of this Agreement;

(11) shall not, and shall not permit any of its Subsidiaries to, acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license (x) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof or (y) any assets or other rights except in the case of clause (y), in the ordinary course of business consistent with past practice;

(12) shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (B) change any method of Tax accounting, (C) file any amended Tax Return with respect to a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, (E) enter into any closing agreement with respect to any material Taxes or (F) surrender any right to claim a material Tax refund;

(13) shall not, and shall not permit any of its Subsidiaries to, make capital expenditures in excess of $15,000,000 in the aggregate prior to March 31, 2008;

(14) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect if the Company or its Subsidiaries would be prohibited from entering into the same pursuant to clause (xv) below as so amended, modified or waived;

(15) shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract (A) that would be a Company Material Contract if entered into prior to the date hereof unless such Contract both (1) is entered into in the ordinary course of business and (2) is not included within clauses (ii), (iii), (iv), (ix) or (x) of the definition of Company Material Contract or (B) that contains a change-in-control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(16) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(17) shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim which (a) is material to the Company and its Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees, including success fees) in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, (c) is by securities holders of the Company and relates to the transactions contemplated hereby or (d) imposes material restrictions on the activities of the Company or its Subsidiaries; or

(18) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Investigation.

(a) The Company shall afford to Parent and to its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents (collectively, “Representatives”) reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the employees, properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by the Company or its Subsidiaries pursuant to the requirements of applicable Laws. Any such investigation and examination shall be conducted so as to minimize disruption to or impairment of the Company’s and its Subsidiaries’ business. Notwithstanding the foregoing, the Company shall (i) not be required to afford such access if it would, in the reasonable judgment of the Company, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party prior to the date of this Agreement, or would constitute a violation of any applicable Law, (ii) require that such access be afforded only pursuant to the terms of a joint defense agreement if broader access would, in the reasonable judgment of the Company, cause a loss of legal privilege to the Company or any of its Subsidiaries and neither (iii) Parent nor any of its Representatives shall be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 5.2(a), Parent discovers any breach of any representation, warranty or covenant of the Company contained in this Agreement that Parent believes could prevent a closing condition under Article VI from being satisfied, Parent will promptly inform the Company of such breach (provided that, nothing to the contrary herein withstanding, failure to comply with the foregoing shall be disregarded for the purposes of the satisfaction or failure of the conditions contained in Section 6.2(b)).

(b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated June 19, 2007, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement, notwithstanding anything to the contrary contained therein, shall continue in full force and effect in accordance with its terms until the earlier of (x) the Effective Time and (y) the termination of such Confidentiality Agreement in accordance with its terms, and Parent will hold, and will cause its Representatives to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(c) through (f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or may reasonably be expected to lead to, an Alternative Proposal (as hereinafter defined), or the making, submission or announcement of, any Alternative Proposal, (ii) participate or otherwise engage in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information to, or afford access to the property, books or records of the Company or its Subsidiaries to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal or grant any waiver or release under any standstill, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement or other arrangement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(c)).

(b) The Company shall promptly (and in any event within twenty-four (24) hours after receipt) advise Parent of the receipt of any Alternative Proposal, or of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies of such materials as promptly as reasonably practicable. The Company shall keep Parent informed on a prompt basis of the status, terms and substance of any discussions or negotiations (including amendments and proposed amendments) of any such Alternative Proposal or other inquiry, offer, proposal or request concerning an Alternative Proposal.

(c) Notwithstanding the limitations set forth in Section 5.3(a), if at any time prior to obtaining the Company Stockholder Approval, the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) the Board of Directors of the Company determines in good faith could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in any material respect to the Company than the terms of the Confidentiality Agreement and provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such third party to the extent not previously made available to Parent and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, but only if, in the case of both clause (x) and (y) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to furnish such information or engage in such discussions or negotiations would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(d) Subject to compliance with the other terms of this Section 5.3(d), in response to the receipt of a Superior Proposal that has not been withdrawn, prior to the Company Stockholder Approval, the Board of Directors of the Company may withdraw, modify or qualify the Company Recommendation (a “Change of Recommendation”) or approve or recommend a Superior Proposal if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation or approve or recommend a Superior Proposal, as applicable, would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. The Company shall not be entitled to effect a Change in Recommendation with respect to a Superior Proposal or approve or recommend a Superior Proposal unless and until (A) after the third business day following Parent’s receipt of a written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action in such Notice of Superior Proposal and as promptly as practicable thereafter providing a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and stating that the Company intends to effect a Change in Recommendation (it being understood and agreed that (1) the Company shall, and shall cause its financial and legal advisors to, during such three-business day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, (2) in determining whether to cause or permit the Company to effect a Change in Recommendation or approve or recommend a Superior Proposal, the Board of Directors (or a committee thereof) of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in any bona fide written proposal in response to a Notice of Superior Proposal or otherwise, and (3) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new forty-eight hour period), and (B) the Company has complied in all material respects with this Section 5.3. In addition, the Board of Directors of the Company shall not approve or recommend a Superior Proposal unless the Company immediately terminates this Agreement pursuant to Section 7.1(g). Except as expressly permitted by this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) effect a Change of Recommendation or publicly propose to withdraw, modify or qualify the Company Recommendation or (ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Superior Proposal.

(e) Subject to the provisions of Section 5.3(d), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that (i) such Change of Recommendation does not arise out of or relate to an Alternative Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure (other than (x) a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (y) a negative recommendation of such tender offer) shall be deemed to be an Change in Recommendation; provided, further, that the Board of Directors of the Company shall not (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) or (B) effect a Change in Recommendation, unless in each case the applicable requirements of Section 5.3(d) shall have been satisfied.

(g) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer made by any person or “group” (as defined under Section 13(d) of the Exchange Act) (other than a proposal or offer by Parent or any of its Subsidiaries) for any transaction or proposed transaction or series of related transactions involving (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction (each, a “Fundamental Change Transaction”) involving the Company or any Company Significant Subsidiary, in each case involving the ownership of twenty percent (20%) of such entity or a transaction in which holders of Common Stock prior to such transaction would own (in substantially the same proportion as prior to such transaction), less than 80% of the common or voting stock of the resulting or surviving entity, (ii) the acquisition by any person or “group” of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including for this purpose the outstanding assets and equity securities of the Company Subsidiaries) or (iii) the direct or indirect acquisition by any person or “group” of beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of capital stock of the Company or any Company Significant Subsidiary or twenty percent (20%) or more of the voting power represented by the outstanding voting securities of the Company or any Company Significant Subsidiary.

(h) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (provided that (x) for the purposes of clause (i) thereof, such Fundamental Change Transaction must result in a third party acquiring more than 50% of the outstanding shares of any class of capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and (y) for the purposes of clauses (ii) and (iii) thereof, substituting the words “fifty percent (50%)” in place of “twenty percent (20%)” where such words appear in such clauses) made by any person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, would if consummated, result in a transaction that is (A) more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), taking into account all of the terms and conditions of such proposal and this Agreement, including any break-up and reverse fees, expense reimbursement or similar provisions and (B) reasonably capable of being consummated in a timely manner on the terms proposed, in each case taking into account all financial (including the financing terms of such proposal), regulatory, legal and other aspects of such proposal.

Section 5.4 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) The Company shall, as soon as reasonably practicable following the date hereof, but in no event later than twenty (20) business days, prepare and file with the SEC the Proxy Statement which shall, subject to Section 5.3, include the Company Recommendation, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement as promptly as reasonably practicable. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after filing with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall consider in good faith comments reasonably proposed by the other party.

(b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated in this Agreement.

(c) As promptly as reasonably practicable after the date hereof, the Company shall (i) take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement and shall include the Company Recommendation in the Proxy Statement, in each case for this clause (ii), so long as there has not been a Change in Recommendation expressly permitted by Section 5.3. The obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Company Meeting shall not be affected by a Change in Recommendation unless this Agreement has been terminated pursuant to Section 7.1. Without the prior written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Meeting.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, Parent shall honor all employment agreements, retention agreements and severance agreements in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one (1) year from the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries, other than such employees covered by collective bargaining agreements (“Company Employees”), cash compensation (including, without limitation, base salary, base wages and annual incentive compensation opportunities) and employee benefits provided under the Company Benefit Plans listed in Section 3.8(a) of the Company Disclosure Letter (but, for greater clarity, excluding any equity-based awards and equity-based incentives) that are no less favorable, in the aggregate, than the compensation and benefits provided to such Company Employees immediately before the Effective Time. Parent agrees to the additional matters set forth on Section 5.5(a) of the Company Disclosure Letter.

(b) For at least (1) year from the Effective Time, Parent shall not terminate or otherwise amend, nor permit to be terminated or otherwise amended, the Company’s severance arrangements in a manner adverse to any officer or employee of the Company or any of its Subsidiaries covered by such arrangements set forth on Section 5.5(b) of the Company Disclosure Letter immediately prior to the Effective Time. Nothing contained in this Section 5.5 shall create any rights in any Company Employee in respect of continued employment for any specified period of any nature or kind whatsoever or, except as set forth in the preceding sentence, limit Parent’s or the Company’s power to amend or terminate any particular employment agreement, Company Benefit Plan or New Plan or require (and the Company shall take no action that would require) Parent, any member of Parent’s “controlled group” within the meaning of Section 414 of the Code, or the Company or its Subsidiaries to continue any particular Company Benefit Plan or New Plan.

(c) For all purposes (including purposes of vesting, eligibility to participate and benefits level) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to consummation of the Merger, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively at work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) All annual bonus plans for Company Employees for 2007 will be continued in accordance with their terms. If the Effective Time occurs during or after December 2007, the Company shall be permitted to establish annual bonus plans for 2008 based upon targets and goals determined using comparable methodology and business measurements as used for the 2007 bonus plans; provided, that Parent has the opportunity to review and comment on such annual bonus plans and programs, including targets and goals, and consents (which consent shall not be unreasonably withheld) before such plans and policies, including targets and goals, are finalized and implemented. In accordance with the Goodman Global, Inc. 2007 Performance Bonus Program (the “2007 Bonus Plan”), the applicable portion of the bonuses due under the 2007 bonus plans shall be paid by the Company not later than November 30, 2007 (based upon applicable performance as determined by the Company consistent with past practice, with bonuses based on “Enterprise EBITDA” payable under the 2007 Bonus Plan paid at target plus/max performance levels) to each Company Employee then employed and then participating in the 2007 Bonus Plan. The balance of any bonus payable under the 2007 Bonus Plan with respect to the 2007 calendar year (based upon applicable performance as determined by the Company in accordance with the 2007 Bonus Plan) shall be paid based on actual performance by the Company to each Company Employee then employed immediately prior to the Effective Time, or, if earlier, when bonuses under the 2007 Bonus Plan would ordinarily be paid in accordance with the terms thereof. Company performance in respect of calculations made under the bonus plans for the calendar year 2007 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and bonuses under the 2007 bonus plans shall not be subject to negative discretion by the administrator for the bonus plans.

(e) No Third Party Beneficiaries; No Amendments. Nothing in this Section 5.5, whether express or implied, shall be construed (i) to give any person other than the parties to this Agreement any legal or equitable right or remedy under or with respect to this Agreement or any provision of this Agreement, (ii) to give to any person any legal or equitable right to continued employment or (iii) to constitute an amendment to or modification of any Company Benefit Plan.

Section 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, the Parent Approvals and the approval of the Florida Office of Insurance Regulation, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions in this Agreement, without limiting the foregoing, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications between the Company or Parent and their representatives and counsel, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions, provided, however, that materials may be (x) redacted as necessary to comply with contractual arrangements entered into prior to the date of this Agreement, and (y) limited to disclosure pursuant to a joint defense agreement to address reasonable privilege or confidentiality concerns. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 5.11, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, which approval or consent is not a condition to the consummation of the Merger pursuant to Article VI, (i) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person or materially modify any Contract and (ii) neither Parent nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement prior to such consultation except as may be required by applicable Law or by any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries with respect to Actions arising from their pre-Effective Time service in such capacities as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement, arrangement or understanding to which the Company or one of its Subsidiaries is a party shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements, arrangements and understandings of the Company or its Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time with respect to Actions arising from their pre-Effective Time service in such capacities, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries with respect to Actions arising from their pre-Effective Time service in such capacities; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall be jointly and severally liable along with the Surviving Corporation for each of the covenants contained in this Section 5.9 in accordance with their respective terms, without limit as to time.

(b) At and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time, with respect to such Indemnified Party’s actions or omissions taken in his or her capacity as director or officer of the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. In the event of any such Action, at and after the Effective Time, the Surviving Corporation shall assume the defense of such Action and the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any such Action. the Surviving Corporation shall not settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of the Surviving Corporation unless such settlement does not provide for monetary damages, the terms of such settlement do not include any equitable remedies or restrictions on the Surviving Corporation or its subsidiaries and are otherwise not in any way detrimental to the Surviving Corporation or its subsidiaries and such settlement does not contain any admission detrimental to the Surviving Corporation or its subsidiaries.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time in an amount and scope at least as favorable as the coverage applicable as of the date hereof under such policies; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, however, that notwithstanding the foregoing, the Surviving Company may satisfy its obligations under this Section 5.9(c) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Surviving Corporation or any of its Subsidiaries, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters in a timely manner (taking into account the expected timing of the Marketing Period), including (A) using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Debt Financing and (B) seeking to enforce its rights under the Debt Commitment Letters. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or any Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain financing from alternative sources upon terms no less favorable to Parent or Merger Sub as those contained in the Debt Commitment Letter and in an amount sufficient to fund the Required Amount (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Commitment Letter as originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including economic terms and termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Commitment Letters (the “New Debt Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Debt Commitment Letter in a timely manner (taking into account the expected timing of the Marketing Period), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Alternate Financing. In the event Alternate Financing is obtained and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letters shall be deemed to include a reference to the New Debt Commitment Letter, to the extent applicable. Parent shall keep the Company reasonably apprised of material developments relating to the Financing, and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms described therein. Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition or joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent the consummation of the Financing contemplated by the Commitment Letters. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive calendar days throughout which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 5.11(b) and (2) the conditions set forth in Section 6.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.3 (other than the conditions set forth in Section 6.3(c) and Section 6.3(d)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar-day period; provided, that (A) if the Marketing Period has not ended on or prior to December 22, 2007, the Marketing Period shall commence no earlier than January 7, 2008; (B) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports; (C) that (except as provided in clause (E) below) in no event will the Marketing Period end earlier than five (5) Business Days after delivery of the certificate referred to in Section 5.11(c)(x) or, to the extent the Closing has not occurred prior to the completion of the Company’s 2007 audited financial statements, Section 5.11(c)(y); (D) in no event will the Marketing Period begin prior to the earlier of (I) the receipt of the Insurance Approval by Parent and Sponsor and (II) February 8, 2008; and (E) that the “Marketing Period” shall end on any earlier date on which the Debt Financing is consummated.

(b) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, road shows, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including the delivery of a customary representation letter as contemplated by the Senior Debt Commitment Letter), prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data required by Exhibit D of the Senior Debt Commitment Letter and Exhibit C of the Subordinated Debt Commitment Letter (in each case, within the time frames described therein) (the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows for each month within the time frames described in Exhibit D of the Senior Debt Commitment Letter and Exhibit C of the Subordinated Debt Commitment Letter, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory appraisal contemplated by the Senior Commitment Letter within the time frame described therein) and (B) establish bank and other accounts and blocked account agreements in connection with the foregoing, and (viii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including the entering into one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Commitment Letters; provided, that, none of the Company or any of its Subsidiaries, or any of their respective officers, advisors or representatives shall be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time. If this Agreement is terminated prior to the consummation of the Merger, Parent or Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such cooperation. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, advisors and representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arises from the willful misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their respective officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, if, in connection with a marketing effort for the syndicated credit facilities contemplated by the Debt Commitment Letter, Parent requests the Company to file a report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably determines to include in a customary “public” bank information memorandum for such facilities, then, upon the Company’s review of and reasonable satisfaction with such filing (it being acknowledged and agreed that such filing shall contain all reasonable comments of the Company), the Company shall file such report on Form 8-K.

(c) No later than five (5) Business Days of (x) the delivery of monthly financial statements for December 2007 pursuant to Section 5.11(b) and (y), to the extent that the Closing has not occurred prior to the completion of the Company’s 2007 audited financial statements, the completion of such audited financial statements, the Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company setting forth the EBITDA (as such term is defined in Section 6.3(d)) of the Company and its Subsidiaries on a consolidated basis, calculated on a pro forma basis after giving effect to the transactions contemplated hereby, for the twelve-month period ended December 31, 2007, together with supporting calculations in reasonable detail.

Section 5.12 Company Notes.

(a) No later than thirty (30) calendar days prior to the date of the Company Meeting, the Company shall cause Goodman Global Holdings, Inc. (“Holdings“) to launch tender offers and Consent Solicitations (the “Debt Tender Offers”) for all of the outstanding Senior Floating Rate Notes due 2012 of Holdings (the “Floating Notes”) and all of the outstanding 7 7/ 8% Senior Subordinated Notes due 2012 of Holdings (the “Fixed Notes” and, together with the Floating Notes, the “Tender Offer Notes”), on the terms set forth on Section 5.12 of the Company Disclosure Letter, and otherwise in compliance with applicable Law and SEC rules and regulations, and Parent and Merger Sub shall assist the Company and Holdings in connection therewith.

(b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offers, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Offer Documents”) and such documents shall be reasonably acceptable to the Company. Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Tender Offer Notes in connection with the Debt Tender Offers shall be subject to the prior review and comment by each of the Company and Parent, subject to the terms and conditions of Section 5.12, and shall be reasonably acceptable to each of them. The closing of the Debt Tender Offers shall be conditioned on the conditions set forth in Section 5.12(d). The Company, Parent and Merger Sub shall cooperate in connection with the Debt Tender Offers in order to cause the consent date under the Consent Solicitation to occur as directed by Parent prior to or concurrently with the Closing and the initial settlement of the Debt Tender Offers to occur concurrently with the Closing. The Company shall cause Holdings to waive any of the conditions to the Debt Tender Offers (other than that the Merger shall have occurred or that the Parent and Company shall be satisfied that it shall occur substantially concurrently with the closing of the Debt Tender Offers, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Debt Tender Offers) as may be reasonably requested by Parent and so long as such waivers would not cause the Debt Tender Offers to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the terms and conditions of the Debt Tender Offers other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Debt Tender Offers requested by Parent that decreases the price per Note payable in the Debt Tender Offers or imposes conditions to the Debt Tender Offers in addition to those set forth in Section 5.12 of the Company Disclosure Letters that are materially adverse to holders of the Tender Offer Notes, unless such change is approved in advance by the Company in writing. If, at any time prior to the completion of the Debt Tender Offers, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Holdings to the holders of the Tender Offer Notes. Notwithstanding anything to the contrary in this Section 5.12, Holdings shall comply with the requirements of Rule 14e—l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Tender Offers. To the extent that the provisions of any applicable Law conflict with this Section 5.12, the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents with respect to the Indenture for the Floating Notes or the Indenture for the Fixed Notes, the Company shall cause Holdings to enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Consent and the Company shall cause Holdings to use its reasonable best efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable Debt Tender Offers and payment for the Tender Offer Notes tendered pursuant thereto.

(d) The closing of any Debt Tender Offer and the obligation of the Company to accept for payment and pay for the Tendered Notes shall be conditioned on (i) the occurrence of the Closing, (ii) the obtaining of the Debt Financing, (iii) the receipt of the Requested Consents, (iv) there being no order or injunction prohibiting consummation of the Debt Tender Offer and (v) such other conditions as are customary for transactions similar to the Debt Tender Offers; provided, that, the consummation of the Debt Tender Offers will not be a condition to the Closing. The parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Upon the closing of the Debt Tender Offers, at Closing and in accordance with the terms of the Debt Tender Offers, subject to Parent providing or causing to be made available to the Company the funds necessary to consummate the Debt Tender Offers and pay the Tender Amount, the Company shall cause Holdings to accept for purchase and purchase the Tender Offer Notes tendered in the Debt Tender Offer (the “Tendered Notes”) and purchase all of the Tendered Notes, including payment of any applicable premiums, and all related fees and expenses (the “Tender Amount”). For purposes of the Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the applicable Tender Offer Notes; and “Requested Consents” shall mean the consents of holders of a majority in outstanding principal amount of the holders of the Fixed Notes or the Floating Notes, as the case may be, to the amendments to such Tender Offer Notes described in Section 5.12 of the Company Disclosure Letter or in the applicable Consent Solicitation materials, as the case may be.

(e) In addition to commencing or closing a Debt Tender Offer for any series of Tender Offer Notes, the Company shall take and cause Holdings and the respective Representatives of the Company and Holdings to take all necessary actions so that all Tender Offer Notes not tendered and accepted for payment in the Debt Tender Offers as of the Closing Date are called for redemption (with redemption to occur on the earliest date permitted under the applicable Indenture) and satisfied and discharged pursuant to the applicable Indenture at the Effective Time; provided, that, prior to Holdings being required to issue any irrevocable notice of redemption with respect to any such series of Tender Offer Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption, satisfaction and/or discharge.

(f) If this Agreement is terminated prior to the consummation of the Merger, all reasonable fees and expenses (and all other fees and expenses consented to by Parent) incurred by the Company and/or Holdings in connection with the activities set forth in this Section 5.12 shall be paid by Parent. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the Debt Tender Offers based on any information contained in the Offer Documents with respect to Parent or its affiliates, except to the extent such losses and damages arise from the willful misconduct or gross negligence of the Company or any of its or its Subsidiaries’ officers, directors, employees or representatives.

Section 5.13 Termination of Senior Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Merger Sub), in commercially reasonable form, from the administration agent under the Senior Credit Agreement and shall make arrangements for the release of all mortgages, liens and other security over the Company’s and its Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Parent and Merger Sub, if necessary).

Section 5.14 Termination of Affiliate Arrangements. Prior to the Effective Time, the Company shall terminate all Contract and other arrangements with all affiliates of the parties to the voting agreements dated as of the date hereof without any monetary or other Liability having been incurred or satisfied by the Company or any Company Subsidiary under such Contracts or other arrangements on or after the date hereof except as set forth in Section 5.14 of the Company Disclosure Letter.

Section 5.15 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any of its Subsidiaries designated by Parent to the Company in writing at least ten (10) Business Days prior to the Closing.

Section 5.16 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17 Insurance Matters.

(a) Parent shall (i) within five (5) days after the date hereof, file the letter of notification required by, and otherwise comply in all material respects with, the provisions of Fla. Stat. 628.4615(2)(a) (the “Notice Letter”); and (ii) make, or cause to be made, the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filing required by Fla. Stat. s. 628.4615 (the “Statement”) as soon as reasonably practicable and in any event within thirty (30) days after the date hereof; and such filing shall be (x) true and accurate in all material respects regarding Parent and its affiliates and (y) responsive, in Parent’s reasonable belief, in all material respects to all matters necessary or appropriate to facilitate the timely approval of the Florida Office of Insurance Regulation in respect of the acquisition of control of AsureCare Corp. (the “Insurance Approval”). The Statement shall include all biographical affidavits and fingerprints cards for all persons set forth on Section 5.17 of the Parent Disclosure Letter. Parent shall also use its reasonable best efforts, in as timely a manner as is possible, (1) to respond to any inquiry of the Florida Office of Insurance Regulation relating to the Notice Letter, if applicable, or the Statement, and (2) to obtain the Insurance Approval. Parent shall provide the Company with copies of all filings and correspondence made or received by Parent with the Florida Office of Insurance Regulation, and will keep the Company reasonably apprised of the status thereof on a current basis, provided that Parent shall be under no obligation to provide the Company with the portions of filings or correspondence that contains confidential information that is not otherwise publicly available regarding Parent, its affiliates or their respective personnel.

(b) The Company agrees to cooperate with Parent in connection with the receipt of the Insurance Approval, including furnishing, or causing to be furnished, to Parent as promptly as reasonably practicable such information and assistance as Parent may reasonably request in connection with the filing of the Statement and the obtaining of the Insurance Approval.

(c) Each party agrees to advise the other party promptly upon receipt by it of any communication from any Governmental Authority regulating insurance (an “Insurance Authority”) that (x) would reasonably be expected to materially delay or prevent receipt of the Insurance Approval or (y) causes it to reasonably believe that there is a reasonable likelihood that the Insurance Approval would not be obtained or would be materially delayed.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect and no Governmental Entity of competent jurisdiction shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c)(i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any such Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a)(i) The representations and warranties of Parent set forth in this Agreement, disregarding for this purpose any “Parent Material Adverse Effect” or materiality qualification, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a)(i) The representations and warranties of the Company set forth in this Agreement, disregarding for this purpose any “Company Material Adverse Effect” or materiality qualification, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c) and Section 3.21 shall be true and correct in all material respects); provided, however, that, with respect to representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company and its Subsidiaries, on a consolidated basis, shall have realized not less than $255 million in EBITDA (as hereinafter defined) for the fiscal year ended December 31, 2007. “EBITDA” shall mean EBITDA as defined in the existing indenture, dated as of December 23, 2004, governing the 7 7/8% Senior Subordinated Notes due 2012 of Holdings modified as follows: (i) business optimization expenses and other restructuring charges under clause (4) thereof shall only be permitted to be added back up to an aggregate amount of $5,000,000 for the twelve-month period ended December 31, 2007 and (2) EBITDA for the 3-month period ended March 31, 2007 and June 30, 2007, respectively, shall be deemed to be $32,700,000 and $88,300,000, respectively.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if and to the extent such failure was caused by such party’s breach of any provision of this Agreement or failure to use its requisite efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent by notice to the other, if (i) the Effective Time shall not have occurred on or before March 31, 2008 (the “End Date”); provided, however, that if the Marketing Period has commenced prior to the End Date and has not been completed by the End Date, the End Date shall be extended to the first Business Day after the date on which the Marketing Period is completed, and, in the event of such an extension, such date shall be the “End Date” for the purposes hereof, and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent by notice to the other, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that (i) the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction and (ii) the right to terminate pursuant to this Section 7.1(c) shall not be available to a party whose breach of its obligations under this Agreement shall have proximately caused such injunction to be issued;

(d) by either the Company or Parent by notice to the other, if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company by notice to Parent, if (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) is not capable of being cured by the End Date or is not the subject of a diligent effort by Parent to cure the same, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform or (ii) the conditions to closing set forth in Section 6.1 and Section 6.3 (other than the condition set forth in Section 6.3(c)) are satisfied on the final day of the Marketing Period and Parent and Merger Sub have not received the proceeds of the Debt Financing or Equity Financing (other than as a result of failure by the Company to satisfy the condition set forth in Section 6.3(c)) on or prior to the final day of the Marketing Period;

(f) by Parent by notice to the Company, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not capable of being cured by the End Date or is not the subject of a diligent effort by the Company to cure the same, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, notifying the Company of such breach or failure to perform;

(g) by the Company by notice to Parent, at any time prior to the Company Stockholder Approval, if the Board of Directors of the Company has approved or recommended a Superior Proposal in accordance with Section 5.3(d), provided that any termination pursuant to this Section 7.1(g) shall be conditioned on and subject to the payment of the Company Termination Fee pursuant to Section 7.2(a)(i)(x); or

(h) by Parent by notice to the Company, if the Board of Directors of the Company shall have (A) made or resolved to make a Change in Recommendation, (B) failed to recommend against a tender or exchange offer constituting an Alternative Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, except to the extent permitted pursuant to Section 5.3(f), (C) recommended to the stockholders of the Company or approved any Alternative Proposal or (D) failed to include in the Proxy Statement the Company Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2, the provisions of Section 7.2) and Article VIII, and there shall be no other liability on the part of the Company or Parent to the other, except nothing herein (other than the provisions of Section 7.2(b) and 7.2(e)) shall relieve any party from liability arising out of willful breach of this Agreement or fraud or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall, subject to the terms of this Agreement, be entitled to all rights and remedies available at law or in equity. The failure of Parent and Merger Sub to effect the Closing pursuant to Article I and satisfy their obligations to fund (or cause to be funded) the payments pursuant to Article II because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letters (a “Debt Receipt Failure”) shall not be a willful breach of this Agreement unless such Debt Receipt Failure resulted from Parent’s or Merger Sub’s willful breach of this Agreement or Sponsor’s willful breach of the Equity Commitment Letter.

Section 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary, if:

(1) this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), the Company shall pay Parent or an affiliate of Parent designated by Parent a fee of $55,700,000 in cash (the “Company Termination Fee”), (x) for any termination pursuant to Section 7.1(g), prior to or simultaneous with such termination and (y) for any termination pursuant to Section 7.1(h), no later than two (2) Business Days after such termination;

(2) prior to the termination of this Agreement, (A) any bona fide Alternative Proposal (provided, that any reference in the definition of Alternative Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (ii)) is publicly proposed or otherwise privately communicated to the Company’s Board of Directors, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (C) no later than nine (9) months after such termination, any definitive agreement providing for any Alternative Proposal shall have been entered into or any Alternative Proposal consummated (in each case which need not be the same Alternative Proposal), then in any such event the Company shall pay to Parent the Company Termination Fee, simultaneously with the consummation of such Alternative Proposal or any Alternative Proposal relating thereto.

(b) In the event the Company pays the Company Termination Fee to Parent pursuant to Section 7.2(a) above, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders (provided, that nothing in this Agreement shall relieve the Company from liability arising out of willful breach or fraud; provided, further, that notwithstanding the foregoing, to the extent the Company Termination Fee is paid to Parent pursuant to Section 7.2(a), the maximum aggregate liability (inclusive of the Company Termination Fee) of the Company shall not exceed $139,200,000), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Any such payment shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii) and the notice of termination includes a demand, which demand shall be irrevocable, to receive the Parent Termination Fee (a “Parent Termination Fee Notice”), Parent shall pay $75,000,000 (the “Parent Termination Fee”) to the Company no later than two (2) Business Days after such termination, provided that the Company’s right to receive the Parent Termination Fee and the expense reimbursement pursuant to Section 7.2(d) shall terminate and be of no further force or effect if, following any termination of this Agreement pursuant to Section 7.1(e)(ii), the Company either (x) fails to include a Parent Termination Fee Notice in connection with such termination by the Company or (y) makes any demand or claim for Company Damages under the Limited Guarantee or in any Action other than for the payment of the Parent Termination Fee and expense reimbursement pursuant to Sections 5.11, 5.12 or 7.2(d). In the event the Company delivers a Parent Termination Fee Notice, the right to receive the Parent Termination Fee and the expense reimbursement pursuant to Section 7.2(d) shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby (“Company Damages”). In the event that Parent fails to pay the Parent Termination Fee and/or the expense reimbursement pursuant to Section 7.2(d) when the payment thereof is not the subject of a bona fide dispute, the Company shall be entitled to seek and receive, in addition to the Parent Termination Fee and/or the expense reimbursement pursuant to Section 7.2(d), interest thereon and the Company’s costs and expenses of collection thereof (including reasonable attorneys’ fees and expenses). Subject to the terms of this Agreement (including Section 7.3(e) and the last sentence of Section 7.1), the Company shall be entitled to enforce all of its rights under this Agreement in the event that the Company terminates this Agreement pursuant to Section 7.1(e)(ii) and does not deliver a Parent Termination Fee Notice.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii) and the Company delivers a Parent Termination Fee Notice in accordance with the requirements of Sections 7.1(e)(ii) and Section 7.2(c), then Parent shall also promptly (and in any event within two (2) Business Days of such termination) pay the Company $5,000,000 in reimbursement of expenses incurred by the Company in connection with this Agreement.

(e) Anything in this Agreement to the contrary notwithstanding, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages shall be limited to $139,200,000 (the “Parent Liability Limitation”), and in no event shall the Company or any Company Subsidiaries seek any other Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub or any Sponsor or Parent Affiliate in excess of the Parent Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, Sponsor or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Sponsor or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each a “Sponsor or Parent Affiliate”), through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent against Sponsor or Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from Sponsor (but not any Sponsor or Parent Affiliate (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee of Sponsor for benefit of the Company dated the date hereof (the “Limited Guarantee”) and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Sponsor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its affiliates against Sponsor and Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 5.11, Section 5.12 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such State.

Section 8.5 Jurisdiction; Enforcement.

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 7.1 Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.2.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal court located in the State of Delaware or any state court located within New Castle County, State of Delaware. Each of the parties hereto by this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Telecopy: (415) 835-5408

Attention: General Counsel, Arrie Park, Esq.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304 USA

Telecopy: (650) 251-5002

Attention: Richard Capelouto, Esq.

Kirsten Jensen, Esq.

To Company:

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, TX 77056

Telecopy: 713-862-6729

Attention: Ben D. Campbell, Executive Vice President, Secretary and

General Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Telecopy: (212) 326-2061

Attention: John M. Scott, Esq.

Douglas C. Freeman, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction and in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Letter. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to in this Agreement or in any agreement or instrument referred to in this Agreement shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Action	30
Additional Financial Information	18
affiliates	43
Agreement	1
Alternative Proposal	24
Appraisal Shares	3
Book-Entry Shares	4
business day	44
Cancelled Shares	2
Certificate of Merger	2
Certificates	4
Change of Recommendation	23
Closing	1
Closing Date	1
Code	3
Commitment Letters	17
Company	1
Company Approvals	7
Company Benefit Plans	10
Company Common Stock	2
Company Damages	40
Company Disclosure Letter	5
Company Employees	26
Company Insurance Policies	15
Company Intellectual Property	13
Company Material Adverse Effect	37
Company Material Contracts	14
Company Meeting	25
Company Permits	9
Company Permitted Lien	12
Company Preferred Stock	6
Company Recommendation	7

Company Registered IP	13
Company SEC Documents	8
Company Stock Option	3
Company Stock Plans	3
Company Stockholder Approval	15
Company Termination Fee	39
Confidentiality Agreement	22
Consent Solicitation	34
control	44
controlled by	44
Debt Commitment Letters	17
Debt Financing	17
Debt Receipt Failure	39
Debt Tender Offers	33
DGCL	1
Effective Time	2
Employee	10
Employees	12
End Date	38
Environmental Law	10
Equity Commitment Letter	17
Equity Financing	17
ERISA	10
ERISA Affiliate	10
Exchange Act	7
Exchange Agent	4
Exchange Fund	4
Financing	17
Fixed Notes	33
Floating Notes	33
Fundamental Change Transaction	31
GAAP	8
Governmental Entity	7
Hazardous Substance	10
Holdings	17, 33
HSR Act	27
HVAC	5
Indemnified Party	30
Insurance Approval	36
Insurance Authority	36
knowledge	44
Law	9
Laws	9
Leased Real Property	13
Leases	13
Lien	8
Limited Guarantee	40
Major Distributors	14
Major Suppliers	14
Marketing Period	32
Merger	1
Merger Consideration	2

Merger Sub	1
New Debt Commitment Letter	31
New Plans	26
Notice Letter	36
Notice of Superior Proposal	24
Offer Documents	33
Owned Real Property	13
Parent	1
Parent Affiliate	40
Parent Approvals	16
Parent Disclosure Letter	15
Parent Liability Limitation	40
Parent Material Adverse Effect	16
Parent Termination Fee	39
Parent Termination Fee Notice	39
PBGC	11
person	44
Principal Company Stockholders	1
Proxy Statement	11
Regulatory Law	29
Representatives	22
Requested Consents	34
Required Amount	17
Required Financial Information	32
Restricted Shares	3
SEC	8
Section 262	3
Securities Act	7
Senior Debt Commitment Letter	17
Share	2
Shareholder Litigation	6
Significant Subsidiary	6
Statement	36
Subordinated Debt Commitment Letter	17
Subsidiaries	43
Superior Proposal	25
Surviving Corporation	1
Tax Return	12
Taxes	12
Tender Amount	34
Tender Offer Notes	33
Tendered Notes	34
Termination Date	19
under common control with	44
WARN	12

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHILL HOLDINGS, INC.

By:	/s/ PHILIP HAMMARSKJOLD
Name:	Philip Hammarskjold
Title:	President

CHILL ACQUISITION, INC.

By:	/s/ PHILIP HAMMARSKJOLD
Name:	Philip Hammarskjold
Title:	President

GOODMAN GLOBAL, INC.

By:	/s/ CHARLES A. CARROLL
Name:	Charles A. Carroll
Title:	President and CEO

APPENDIX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of October 21, 2007, among Chill Holdings, Inc., a Delaware corporation (“Parent”), and the parties listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS Parent, Chill Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Goodman Global, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”; capitalized and other terms used but not defined herein but defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement);

WHEREAS each Stockholder owns the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, the “Subject Shares” of such Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent with respect to itself as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder has requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Stockholder, no other corporate or other entity proceedings on the part of the Stockholder are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Parent and the other Stockholders hereto, constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) No Conflicts. Other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no authorization, consent or approval of, or filing with, any Governmental Entity on the part of such Stockholder is necessary, under applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings required solely by reason of the participation of Parent (as opposed to any third party) in the transactions contemplated by this Agreement. The execution and delivery by the Stockholder of this Agreement does not and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any note, bond, mortgage, indenture, lease, agreement, license or other contract to which such Stockholder is a party, other than breaches, defaults, terminations, cancellations, accelerations or losses which, in the aggregate, would not materially impair the ability of such Stockholder to perform its obligations hereunder.

(c) The Subject Shares. Except as set forth on Schedule B, (i) as of the date hereof, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the Subject Shares set forth opposite its name on Schedule A attached hereto; (ii) as of the date hereof, such Stockholder’s Subject Shares constitute all of the shares of Company Common Stock beneficially owned or owned of record by such Stockholder; (iii) the Stockholder has the sole right to vote such Stockholder’s Subject Shares; and (iv) none of such Stockholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement, and other than as set forth in the Stockholders Agreement dated December 23, 2004, as amended (the “Stockholders Agreement”).

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Authority; Execution and Delivery; Enforceability. Parent has the requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by Parent, and no other corporate or other entity proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of each Stockholder, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) No Conflicts. Other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings required solely by reason of the participation of the Stockholders (as opposed to any third party) in the transactions contemplated by this Agreement. The execution and delivery by Parent of this Agreement does not and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any note, bond, mortgage, indenture, lease, agreement, license or other contract other than breaches, defaults, terminations, cancellations, accelerations or losses which, in the aggregate, would not materially impair the ability of Parent to perform its obligations hereunder.

SECTION 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees during the term of this Agreement as follows:

(a) At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement or the Merger is sought, the Stockholder shall (1) appear at the meeting or otherwise cause such Stockholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum, and (2) vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Company Stockholder Approval.

(b) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby or in connection with the termination of the Merger Agreement pursuant to Section 7.1(g) thereof, (i) not to enter into any voting agreements, whether by proxy, voting agreement or other voting arrangement with respect to the Subject Shares, and (ii) not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, in each case, that would have the effect of preventing the Stockholder from performing its obligations under this Agreement.

(c) The Stockholder shall not (i) solicit, initiate or knowingly encourage any inquiries or the making of any Alternative Proposal or (ii) participate in or continue any discussions or negotiations regarding any Alternative Proposal; provided, however, that the Stockholder may participate in discussions or negotiations with any person regarding an Alternative Proposal whether in such Stockholder’s capacity as a stockholder of the Company or such Stockholder’s capacity as a director of the Company or otherwise if at such time the Company is permitted to engage, and is engaging, in discussions or negotiations with such person regarding such Alternative Proposal pursuant to the Merger Agreement.

(d) The Stockholder shall not (i) sell, transfer or otherwise dispose of any of its Subject Shares, any beneficial ownership thereof or any other interest therein, and (ii) enter into any contract, arrangement or understanding with any person that violates or conflicts with or would reasonably be expected to violate or conflict with, such Stockholder’s obligations under this Section 3(d).

(e) Each Stockholder agrees to take, and to cause the Goodman Representative (as defined in the Stockholders Agreement) to take, such action as is necessary to terminate the Stockholders Agreement as of the Effective Time of the Merger.

SECTION 4. Termination. This Agreement and all rights and obligations hereunder shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the End Date.

SECTION 5. Additional Matters. (a) Each party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be required for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company to the extent not otherwise prohibited by the Merger Agreement.

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) to Parent in accordance with Section 8.7 of the Merger Agreement and to the Stockholders their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to any Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Federal courts located in the Borough of Manhattan, City of New York in the State of New York and the state courts located in the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Federal courts located in the Borough of Manhattan, City of New York in the State of New York or the state courts located in the State of Delaware. Each of the parties hereto by this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CHILL HOLDINGS, INC.

By:	/s/ PHILIP HAMMARSKJOLD
Name:	Philip Hammarskjold
Title:	President

BETSY GOODMAN ABELL 1984 GRANTOR TRUST

By:	/s/ BETSY GOODMAN ABELL
Name:	Betsy Goodman
Title:	Trustee

By:	/s/ JOHN B. GOODMAN
Name:	John Goodman
Title:	Trustee

JOHN BAILEY GOODMAN 1984 GRANTOR TRUST

By:	/s/ JOHN B. GOODMAN
Name:	John B. Goodman
Title:	Trustee

MEG GOODMAN DANIEL 1984 GRANTOR TRUST

By:	/s/ MEG GOODMAN
Name:	Meg Goodman
Title:	Trustee

By:	Wilmington Trust Company, as Trustee

By:	/s/ W. CHRISTOPHER KREICKER
Name:	W. Christopher Kreicker
Title:	Vice President

HAROLD G. GOODMAN 1984 GRANTOR TRUST

By:	/s/ GREG GOODMAN
Name:	Greg Goodman
Title:	Trustee

LUCY HUGHES ABELL 1991 TRUST

By:	/s/ C. HASTINGS JOHNSON
Name:	C. Hastings Johnson
Title:	Trustee

SAM HOUSTON VITERBO ABELL 1991 TRUST

By:	/s/ C. HASTINGS JOHNSON
Name:	C. Hastings Johnson
Title:	Trustee

HARRIETT ELIZABETH GOODMAN 1991 TRUST

By:	/s/ DANIEL A. BREEN III
Name:	Daniel A. Breen III
Title:	Trustee

JOHN BAILEY GOODMAN, JR. 1991 TRUST

By:	/s/ DANIEL A. BREEN III
Name:	Daniel A. Breen III
Title:	Trustee

BAILEY QUIN DANIEL 1991 TRUST

By:	/s/ DANIEL A. BREEN III
Name:	Daniel A. Breen III
Title:	Trustee

MARY JANE GOODMAN 1994 TRUST

By:	Bessemer Trust Company, Trustee

By:	/s/ WILLIAM H. FORSYTH, JR.
Name:	William H. Forsyth, Jr.
Title:	Managing Director

HANNAH JANE GOODMAN 1994 TRUST

By:	Bessemer Trust Company, Trustee

By:	/s/ WILLIAM H. FORSYTH, JR.
Name:	William H. Forsyth, Jr.
Title:	Managing Director

HAROLD VITERBO GOODMAN II 1994 TRUST

By:	Bessemer Trust Company, Trustee

By:	/s/ WILLIAM H. FORSYTH, JR.
Name:	William H. Forsyth, Jr.
Title:	Managing Director

HUTTON GREGORY GOODMAN 1994 TRUST

By:	Bessemer Trust Company, Trustee

By:	/s/ WILLIAM H. FORSYTH, JR.
Name:	William H. Forsyth, Jr.
Title:	Managing Director

SCHEDULE A

Stockholder	Subject Shares	Address

John Bailey Goodman 1984 Grantor Trust	228,719	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Lucy Hughes Abell 1991 Trust	868,397	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Sam Houston Viterbo Abell 1991 Trust	868,397	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

John Bailey Goodman Jr. 1991 Trust	1, 302, 595	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Harriet Elizabeth Goodman 1991 Trust	1,302,595	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Bailey Quin Daniel 1991 Trust	2, 170,992	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Betsy Goodman Abell 1984 Grantor Trust	347,358	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Meg Goodman Daniel 1984 Grantor Trust	260,519	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Harold G. Goodman 1984 Grantor Trust	86,838	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Hutton Gregory Goodman 1994 Trust	303,648	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Hannah Jane Goodman 1994 Trust	303,648	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Mary Jane Goodman 1994 Trust	303,648	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

Harold Viterbo Goodman II 1994 Trust	303,648	c/o Altazano Management, LLC 109 N. Post Oak Lane, Suite 425 Houston, Texas 77024

APPENDIX C

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of October 21, 2007, among Chill Holdings, Inc., a Delaware corporation (“Parent”), and the parties listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS Parent, Chill Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Goodman Global, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”; capitalized and other terms used but not defined herein but defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement);

WHEREAS each Stockholder owns the number of shares of Company Common Stock set forth opposite its name on Schedule A hereto (such shares of Company Common Stock, the “Subject Shares” of such Stockholder); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent with respect to itself as follows:

(a) Authority; Execution and Delivery; Enforceability. The Stockholder has requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Stockholder, no other corporate or other entity proceedings on the part of the Stockholder are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Parent and the other Stockholders hereto, constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) No Conflicts. Other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no authorization, consent or approval of, or filing with, any Governmental Entity on the part of such Stockholder is necessary, under applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings required solely by reason of the participation of Parent (as opposed to any third party) in the transactions contemplated by this Agreement. The execution and delivery by the Stockholder of this Agreement does not and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any note, bond, mortgage, indenture, lease, agreement, license or other contract to which such Stockholder is a party, other than breaches, defaults, terminations, cancellations, accelerations or losses which, in the aggregate, would not materially impair the ability of such Stockholder to perform its obligations hereunder.

(c) The Subject Shares. Except as set forth on Schedule B, (i) as of the date hereof, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, the Subject Shares set forth opposite its name on Schedule A attached hereto; (ii) as of the date hereof, such Stockholder’s Subject Shares constitute all of the shares of Company Common Stock beneficially owned or owned of record by such Stockholder; (iii) the Stockholder has the sole right to vote such Stockholder’s Subject Shares; and (iv) none of such Stockholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement, and other than as set forth in the Stockholders Agreement dated December 23, 2004, as amended (the “Stockholders Agreement”).

(d) Management Consultant Agreement. The Management Consultant Agreement (the “Apollo Consulting Agreement”), dated as of December 23, 2004, between the Company and Apollo Management V, L.P. (“Apollo”) has been terminated as of April 11, 2006 and no such similar or replacement agreement has been adopted or entered into by Apollo or any of its affiliates. No payment is due or will become payable by the Company or its Subsidiaries to Apollo or any of its affiliates as a result of the transactions contemplated by the Merger Agreement other than the Merger Consideration payable to Apollo or persons affiliated with Apollo as holders of Company Common Stocks or Company Stock Options.

SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Authority; Execution and Delivery; Enforceability. Parent has the requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by Parent, and no other corporate or other entity proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of each Stockholder, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b) No Conflicts. Other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings required solely by reason of the participation of the Stockholders (as opposed to any third party) in the transactions contemplated by this Agreement. The execution and delivery by Parent of this Agreement does not and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any note, bond, mortgage, indenture, lease, agreement, license or other contract other than breaches, defaults, terminations, cancellations, accelerations or losses which, in the aggregate, would not materially impair the ability of Parent to perform its obligations hereunder.

SECTION 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees during the term of this Agreement as follows:

(a) At any meeting of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement or the Merger is sought, the Stockholder shall (1) appear at the meeting or otherwise cause such Stockholder’s Subject Shares to be counted as present thereat for purposes of establishing a quorum, and (2) vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Company Stockholder Approval.

(b) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby or in connection with the termination of the Merger Agreement pursuant to Section 7.1(g) thereof, (i) not to enter into any voting agreements, whether by proxy, voting agreement or other voting arrangement with respect to the Subject Shares, and (ii) not to take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, in each case, that would have the effect of preventing the Stockholder from performing its obligations under this Agreement.

(c) The Stockholder and its controlling affiliates (which shall not be deemed to include any portfolio companies of such affiliates for the purposes of this subsection (c)) shall not (i) solicit, initiate or knowingly encourage any inquiries or the making of any Alternative Proposal or (ii) participate in or continue any discussions or negotiations regarding any Alternative Proposal; provided, however, that the Stockholder may participate in discussions or negotiations with any person regarding an Alternative Proposal whether in such Stockholder’s capacity as a stockholder of the Company or such Stockholder’s capacity as a director of the Company or otherwise if at such time the Company is permitted to engage, and is engaging, in discussions or negotiations with such person regarding such Alternative Proposal pursuant to the Merger Agreement.

(d) The Stockholder shall not (i) sell, transfer or otherwise dispose of any of its Subject Shares, any beneficial ownership thereof or any other interest therein, and (ii) enter into any contract, arrangement or understanding with any person that violates or conflicts with or would reasonably be expected to violate or conflict with, such Stockholder’s obligations under this Section 3(d).

(e) Each Stockholder agrees to take, and to cause the Apollo Representative (as defined in the Stockholders Agreement) to take, such action as is necessary to terminate the Stockholders Agreement as of the Effective Time of the Merger.

SECTION 4. Termination. This Agreement and all rights and obligations hereunder shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the End Date.

SECTION 5. Additional Matters. (a) Each party shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be required for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company to the extent not otherwise prohibited by the Merger Agreement.

SECTION 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) to Parent in accordance with Section 8.7 of the Merger Agreement and to the Stockholders their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to any Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Federal courts located in the Borough of Manhattan, City of New York in the State of New York and the state courts located in the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Federal courts located in the Borough of Manhattan, City of New York in the State of New York or the state courts located in the State of Delaware. Each of the parties hereto by this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

CHILL HOLDINGS, INC.

By:	/s/ PHILIP HAMMARSKJOLD
Name:	Philip Hammarskjold
Title:	President

STOCKHOLDERS:

FRIO HOLDINGS LLC

By:	APOLLO MANAGEMENT V, L.P. Its General Partner

By:	/s/ LARRY BERG
Name:	Larry Berg
Title:	Partner

By:	AIF V MANAGEMENT, INC. Its General Partner

By:	/s/ LARRY BERG
Name:	Larry Berg
Title:	Partner

SCHEDULE A

Stockholder	Subject Shares	Address
Frio Holdings LLC	28,289,964	Two Manhattanville Road Purchase, New York 10577

APPENDIX D

PERSONAL AND CONFIDENTIAL

October 21, 2007

Board of Directors

Goodman Global, Inc.

5151 San Felipe Blvd.

Suite 500

Houston, TX 77056

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Goodman Global, Inc. (the “Company”) of the $25.60 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 21, 2007 (the “Agreement”), by and among Chill Holdings, Inc. (“Parent”), Chill Acquisition, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, portfolio companies of Apollo Management, L.P. (“Apollo”), a significant shareholder of the Company, and Hellman & Friedman LLC (“H&F”), an affiliate of Parent, and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. At the request of the Company, an affiliate of Goldman Sachs offered financing to the potential bidders for the Company in connection with their proposed acquisition of the Company. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as financial advisor to the Company in connection with its sale to Apollo in December 2004; and as joint bookrunner in connection with the initial public offering of 23,529,411 Shares in April 2006. We also have provided and are currently providing extensive investment banking and other financial services to Apollo and its affiliates and portfolio companies, including having acted as a co-manager in connection with the issuance of preferred shares of Hexion Specialty Chemicals, Inc., a portfolio company of Apollo (aggregate principal amount $346,500,000), in May 2005; as joint global coordinator and joint book runner in connection with the initial public offering of 104,950,000 common units of AP Alternative Assets L.P., an affiliate of Apollo, in June 2006; as lead arranger with respect to an offering of senior and senior subordinated notes (aggregate principal amount €530,000,000) in connection with the financing of the acquisition of the logistics division of TNT NV by Apollo in August 2006; as joint book runner with respect to the offering of holding company senior unsecured notes by General Nutrition Centers, Inc. (aggregate principal amount $425,000,000), a portfolio company of Apollo (“GNC”), in November 2006; as financial advisor to GNC in connection with its sale in February 2007; as financial advisor and joint lead manager with respect to an offering of senior secured notes (aggregate principal amount £470,000,000) and the offering of senior notes (aggregate principal amount £270,000,000) in connection with the financing of the acquisition of Countrywide PLC by Apollo in May 2007; and as financial advisor and joint lead manager with respect to an offering of senior notes

Board of Directors

Goodman Global, Inc.

October 21, 2007

(aggregate principal amount $750,000,000) in connection with the financing of the acquisition of Noranda Aluminum Inc. by Apollo in April 2007. We also have provided and are currently providing certain investment banking and other financial services to H&F and its affiliates and portfolio companies, including having acted as financial advisor to Texas Genco Holdings, Inc., a portfolio company of H&F, with respect to its sale to NRG Energy Inc. in September 2005; as lead manager with respect to a repricing of the Second Lien bank loan (aggregate principal amount $160,000,000) previously extended to Mitchell International, an affiliate of H&F (“Mitchell”), in October 2005; as financial advisor to a consortium that included H&F in connection with its acquisition of LPL Financial Services, including acting as lead manager of a bank loan (aggregate principal amount $950,000,000) and the offering of 10.75% senior subordinated notes (aggregate principal amount $330,000,000) in connection with the financing of such acquisition, in December 2005; as lead manager in connection with the issuance of cumulative preferred stock of Arch Capital Group Limited (aggregate principal amount $200,000,000), an affiliate of H&F, in January 2006; as financial advisor to Hellman & Friedman Europe Limited, an affiliate of H&F, in connection with its acquisition of Gartmore Investment Management PLC, including acting as manager with respect to a bank loan (aggregate principal amount $585,000,000) extended in connection with the financing of such acquisition, in May 2006; as sole bookrunner of a term loan (aggregate principal amount $740,000,000) and a revolving credit facility (aggregate principal amount $100,000,000) provided to LPL Financial Services Corp., a portfolio company of H&F, in December 2006; as financial advisor to H&F with respect to its sale of Mitchell in February 2007; and as joint manager with respect to a term loan (aggregate principal amount $660,000,000), a senior unsecured bridge loan (aggregate principal amount $330,000,000), a senior subordinated bridge loan (aggregate principal amount $100,000,000), and bank debt in connection with the financing of the acquisition of Catalina Marketing Corp. by H&F in October 2007. We also may provide investment banking and other financial services to the Company, Apollo, H&F and their respective affiliates and portfolio companies in the future. In connection with the above-described services we have received, and may receive, compensation. Affiliates of Goldman, Sachs & Co. have co-invested with Apollo, H&F and their respective affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 of the Company, dated April 5, 2006; the annual report to stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties of achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the heating, ventilation and air conditioning industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. Our opinion does not address any legal, regulatory, tax or accounting matters.

Board of Directors

Goodman Global, Inc.

October 21, 2007

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.60 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

APPENDIX E

October 21, 2007

The Board of Directors

Goodman Global, Inc.

5151 San Filipe

Suite 500

Houston, TX 77056

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Goodman Global, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with Chill Acquisition, Inc. (“Merger Subsidiary”), a Delaware corporation and wholly-owned subsidiary of Chill Holdings, Inc., a Delaware Corporation (“Holdings”), both affiliates of Hellman & Friedman LLC (the “Sponsor”). Pursuant to the Agreement and Plan of Merger, dated as of October 21, 2007 (the “Agreement”), among the Company, Holdings and Merger Subsidiary, the Company will become a wholly-owned subsidiary of Holdings, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, Holdings or any of their respective wholly-owned subsidiaries, will be converted into the right to receive $25.60 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared or reviewed and approved by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Holdings under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our financial analyses which form the basis of our opinion were performed in reliance upon the projections provided to us or reviewed and approved by management of the Company (including the cash flow assumptions reflected in the terminal year of the discounted cash flow analyses). In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to the foregoing analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the

E-1

Agreement. We have also assumed that the representations and warranties made by the Company and Holdings in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, which fee will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, investment banking and other services from time to time for the Company, including acting as (i) joint bookrunner on the Company’s equity offering in April 2006, and (ii) as Agent on certain of the Company’s existing credit facilities. We and our affiliates have also performed in the past, and may continue to perform, certain services for affiliates of Hellman & Friedman LLC and Apollo Global Management, including certain investment funds managed by them and portfolio companies in which they have investments, all for customary compensation, including acting as joint bookrunner on Apollo Global Management’s equity offering in August 2007. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

E-2

APPENDIX F

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, will apply as nearly as is practicable.

(d) Appraisal rights will be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, will notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares will deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, will, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation will send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation will send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that will be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date will be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date will be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, will be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which will within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition will be filed by the surviving or resulting corporation, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court will determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court will take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section will be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal will be filed within the time provided in subsection (e) of this section, or if such stockholder will deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation will have the status of authorized and unissued shares of the surviving or resulting corporation.

GOODMAN GLOBAL, INC.

SPECIAL MEETING OF STOCKHOLDERS

                    , 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF GOODMAN GLOBAL, INC.

The undersigned holder of common stock of Goodman Global, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated , 2007, and revoking all prior proxies, hereby appoints Charles Carroll and Ben Campbell (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of common stockholders of Goodman Global, Inc. to be held at the              at            a.m. on            ,            , 2007, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:

1.	To adopt the Agreement and Plan of Merger, dated as of October 21, 2007, among Chill Holdings, Inc., a Delaware corporation (“Parent“), Chill Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and Goodman, as the same may be amended from time to time, pursuant to which Goodman will become a wholly-owned subsidiary of Parent and each outstanding share of Goodman common stock will be converted into the right to receive the merger consideration.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Proxy cards properly executed and returned without direction will be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: , 2007	IMPORTANT: Please insert date.
INDIVIDUAL HOLDER:	Signature—Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here
CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: